As filed with the Securities and Exchange Commission on January 9, 2008
File No. 333-147360

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ONCOVISTA INNOVATIVE THERAPIES, INC.
(formerly Aviation Upgrade Technologies, Inc.)
(Exact Name of Registrant as Specified In Its Charter)

Nevada	3714	33-0881303
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14785 Omicron Drive
Suite 104
San Antonio
Texas 78245
(Telephone Number 210 677 6000)
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Place of Business)

Alexander L. Weis, Ph.D.
Chief Executive Officer
14785 Omicron Drive
Suite 104
San Antonio
Texas 78245
(Telephone Number 210 677 6000)
 (Name, Address, Including Zip Code, and Telephone Number, including Area Code,
Of Registrant’s Agent for Service)

Copies to:

Robert Steven Brown
Gary M. Emmanuel
Reitler Brown & Rosenblatt LLC
800 Third Avenue, 21st Floor
New York, New York 10022
(212) 209-3050 / (212) 371-5500 (Telecopy)
rbrown@reitlerbrown.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the Selling Stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted

Prospectus, Subject to Completion

Dated January 9, 2008

5,132,417 Shares

ONCOVISTA INNOVATIVE THERAPIES, INC.
(formerly Aviation Upgrade Technologies, Inc.)
Common Stock
______________________

This is an offering (the “Offering”) of up to an aggregate of 5,132,417 shares of common stock, $0.001 par value, of OncoVista Innovative Therapies, Inc., a Nevada corporation (formerly Aviation Upgrade Technologies, Inc.) (“we”, “us”, or “Registrant”), by the selling stockholders named in this prospectus or by pledgees, donees, transferees or other successors in interest to the selling stockholders (the “Selling Stockholders”). We are registering the offer and sale of the common stock to satisfy registration rights we have granted to the Selling Stockholders.

Our common stock is quoted on the OTC Bulletin Board (the “OTCBB”) under the symbol “AVUG.OB”. On January 2, 2008, the closing sales price of our common stock on the OTCBB was $2.15 per share.

See “Risk Factors” beginning on page 7 for a discussion of factors that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will receive no proceeds from the sale of the shares covered by this prospectus but we will receive funds from the exercise of warrants held by Selling Stockholders, if exercised.

The date of this prospectus is [____________], 2008.

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under “Risk Factors”. Some of the statements in this “Prospectus Summary” are forward-looking statements. See “Special Note Regarding Forward-Looking Statements”. All dollar amounts refer to US dollars unless otherwise indicated.

Unless the context requires otherwise, references to the “Company,” “OncoVista-Sub” “we,” “our” and “us” for periods prior to the closing of the reverse merger on November 13, 2007, refer to OncoVista, Inc., a private Delaware corporation that is now our wholly-owned subsidiary, and references to the “Company,” “OncoVista-Sub,” “we,” “our” and “us” for periods subsequent to the closing of the reverse merger on November 13, 2007, refer to OncoVista Innovative Therapies, Inc. (formerly Aviation Upgrade Technologies, Inc.), a publicly traded company and its direct and indirect subsidiaries including OncoVista-Sub.

Our Company

We are a biopharmaceutical company engaged in the development and commercialization of targeted cancer therapies both through the acquisition of rights to technologies and drugs from others and through the development of our own proprietary products. We intend to identify, develop, and rapidly commercialize innovative therapies for safer and more efficacious treatment of cancer. By commercializing our novel therapeutics, we plan to address a significant share of the U.S. market for cancer therapeutics that Frost and Sullivan currently estimates at $32 billion and expects to grow to $70 billion by 2010. In addition, our proprietary diagnostic technology facilitates stratification of clinical trial patients, as well as quantifies and predicts the response of patients to treatment. We believe that the development of targeted approaches to the administration of anticancer agents should lead to improved outcomes and/or reduced toxicity.

We expect to be a major participant in the oncology arena through the successful development and commercialization of innovative therapies which, as a result of their lower toxicity and/or greater efficiency, will increase patient survival rates and enhance patient quality of life. In targeting compounds for acquisition, we focus on candidates that have been previously tested in human clinical trials or animal models, as well as technologies that may improve the delivery or targeting of previously tested, and in some cases marketed, anticancer agents. Our senior management team and its panel of internationally-recognized clinical advisors have made significant contributions to the development of leading drugs currently used in cancer treatment. Management, in conjunction with its advisors, will evaluate in-licensing candidates based on several criteria, including development and registration strategies to be employed, commercialization opportunities and competitive technologies being developed elsewhere.

Our primary therapeutic strategy is based on treating the patient’s tumor(s) with therapies that will be selective based upon specific biochemical characteristics of the cancer cells comprising the tumor. Through a combination of licensing agreements as well as mergers and acquisitions, we have acquired the rights to several technologies with the potential to more effectively treat cancers and significantly improve quality-of-life for patients. We intend to initiate a Phase II clinical trial program for our lead compound, OVI-237, during 2008. OVI-237 is a liposomal formulation of a potent inhibitor of thymidylate synthase (TS). In the first quarter of 2008, we plan to launch the Phase I/II clinical trial for Cordycepin (OVI-123) and, following completion of the Phase I portion of the trial, collect initial Phase II efficacy data in a small cohort of refractory leukemia patients who express the marker, TdT. We intend to commence human clinical trials within the next twelve months on our L-nucleoside conjugate candidate drug (OVI-117) which takes advantage of cancer cell membrane changes to allow for selective, site specific targeting. Finally, we have a proprietary screening technology for designing novel anti-tubulin (or anti-mitotic) agents and discovering variants of existing anti-tubulin agents which have improved specificity for the tumor cells being targeted. We anticipate that these new anti-tubulin drugs will elicit an improved clinical response and be less toxic. We intend to develop our key candidates into novel, highly efficacious therapies to be marketed by means of corporate alliances.

Our Current Product and Product Candidate Pipeline

Our current portfolio of compounds and technologies under development or planned development include:

•  Lipsomal TS Inhibitor;

•  Cordycepin;

•  L-Nucleoside Conjugates;

•  Novel Tubulin Isotype-Specific Anti-Mitotics; and

•  Monitoring of Drug Performance (AdnaGen Oncology Diagnostics).

The following table summarizes the status of our various pre-clinical and clinical development programs underway, including both chemotherapeutic agents and oncology diagnostic products:

Program	Indication	Status	Planned Activities	Commercial Rights
Lipsomal TS Inhibitor (OVI -237)	Metastatic Solid Tumors	Phase II Clinical Development	Phase II Clinical Trial to be initiated in Second Half of 2008	OncoVista
Cordycepin (OVI-123)	Refractory TdT Positive Leukemias	In Phase I/II Clinical Development; Open IND; Orphan Drug Designation Received;	Phase I/II Trial to be initiated in First Quarter of 2008	OncoVista
L-Nucleoside Conjugates (OVI-117)	Colon Cancer	Pre-Clinical Development; Initiated GLP animal safety studies	Anticipated IND Filing in the Second Quarter of 2008 to Commence Phase I Trial	OncoVista
Tubulin Isotype-Specific Anti-Mitotics	Solid Tumors Expressing Specific Tubulin Isotypes	Pre-Clinical Development;	Design and Testing of Candidate Compounds; Lead Selection by the third quarter of 2008	OncoVista
AdnaGen Diagnostic Products	Metastatic Solid Tumors	Tests Commercialized in EU for Colon and Breast Cancer	Seeking Approval of Breast Test in the United States	Gen-Probe (bladder & prostate); AdnaGen (all other indications)

Merger and Private Placement

On August 16, 2007, OncoVista, Inc., a Delaware corporation (“OncoVista-Sub”) acquired from Torbjorn Lundqvist (“Lundqvist”) and a number of minority stockholders an aggregate of 10,963,851 shares of our common stock (or 16,160,430 shares of our common stock after giving effect to the forward split that went effective on October 22, 2007) constituting approximately 95.7% of our then issued and outstanding capital stock. In connection with OncoVista-Sub’s acquisition of our shares, the license agreement with Lundqvist granting us worldwide marketing rights for an electronic tire valve cap was terminated and all shares of Automotive Upgrade Technologies, Inc., formerly a wholly owned subsidiary of ours, was transferred to Lundqvist. As a result of the termination of this license, we ceased business operations.

On October 26, 2007, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with OncoVista Acquisition Corp. (“NewSub”), our then wholly owned subsidiary, and OncoVista-Sub. On November 13, 2007, NewSub merged with and into OncoVista-Sub with OncoVista-Sub remaining as the surviving corporation (the “Merger”). As a result of the Merger, OncoVista-Sub became our wholly-owned subsidiary and OncoVista-Sub’s existing business operations became our sole line of business. On the closing date of the Merger, each outstanding share of common stock of OncoVista-Sub was exchanged for one share of our common stock such that OncoVista-Sub's shareholders became holders of approximately 96.3% of our then issued and outstanding capital stock. In addition, all our shares acquired by OncoVista-Sub on August 16, 2007 were cancelled and became authorized but unissued shares of our common stock.

The Merger was accounted for as a reverse acquisition and recapitalization of OncoVista-Sub for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in our financial statements for periods prior to the Merger are those of OncoVista-Sub and have been recorded at the historical cost basis of OncoVista-Sub, and our consolidated financial statements for periods after completion of the Merger include both our and OncoVista-Sub’s assets and liabilities, the historical operations of OncoVista-Sub and our operations from the closing date of the Merger.

In contemplation of the Merger, on August 15, 2007, OncoVista-Sub completed the closing of a private placement (the “2007 Private Placement”) whereby it sold to accredited investors a total of 970,712 units at $7.00 per unit, each unit consisting of four shares of OncoVista-Sub common stock and a warrant to acquire one share of OncoVista-Sub common stock. The net proceeds of the private placement after payment of placement agent fees and other expenses was approximately $6,223,000. In connection with the private placement, OncoVista-Sub issued warrants to its placement agent, Maxim Group, LLC, to acquire 278,857 shares of OncoVista-Sub common stock. The warrants and placement agent warrants (collectively, the “Warrants”) are exercisable through August 15, 2012 at the exercise price of $2.50 per share, subject to adjustment for stock splits, stock dividends, distributions, reorganizations, reclassifications, consolidations and mergers. The Warrants may also be exercised on a cashless or net issuance basis if after August 15, 2008 there is no effective registration statement covering the resale of the shares of common stock and shares underlying the warrants. The offering was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D as promulgated by the SEC.

As a result of the Merger, all shares issued in the 2007 Private Placement were exchanged for our shares of common stock and the Warrants became exercisable for shares of our common stock. In connection with the 2007 Private Placement, we granted registration rights to the purchasers and placement agent in the 2007 Private Placement to register at our expense the shares of common stock issued in the 2007 Private Placement and the shares of common stock issuable upon exercise of the Warrants, which shares are covered by this prospectus.

Corporate Information

Oncovista Innovative Therapies, Inc. (formerly Aviation Upgrade Technologies, Inc.) was incorporated in Nevada on January 8, 1999. Our principal executive offices are located at 14785 Omicron Drive, Suite 104, San Antonio, Texas 78245 and our telephone number is 210 677 6000.

The Offering

Common stock offered	5,132,417 shares

Common stock outstanding after this offering	21,366,044 shares(1)

Use of Proceeds after Expenses	We will not receive any proceeds from the sale of common stock, but we will receive funds from the exercise of Warrants by Selling Stockholders, unless exercised on a cashless basis.

OTC Bulletin Board Trading Symbol.	AVUG.OB

(1) Assumes the exercise in full of the Warrants.
__________________

Unless otherwise indicated, all information contained in this prospectus gives effect to the following:

•	the 1.4739739 for 1 share forward split of the outstanding common stock which became effective on October 22, 2007; and

•	the Merger which closed on November 13, 2007 which resulted in OncoVista-Sub becoming our operating subsidiary.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, prospects, financial condition, and results of operations may have changed since that date.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following condensed statement of operations data for the years ended December 31, 2006 and 2005, and the selected balance sheet data at December 31, 2006 and 2005, are derived from our financial statements and the related notes, audited by Berman & Company P.A. Our financial statements and the related notes as of December 31, 2006 and 2005 and for the two years ended December 31, 2006 are included elsewhere herein. The unaudited selected statement of operations data for the nine months ended September 30, 2007 and 2006, and the unaudited consolidated selected balance sheet data at September 30, 2007 and 2006, are derived from our unaudited financial statements, which have been prepared on a basis consistent with our audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

Statement of Operations Data:
	Years Ended December 31,		Nine Months Ended September 30,
	2006	2005	2007	2006

Revenue	$1,927,456	$0	$725,078	$1,050,467
Total operating expenses	5,611,209	1,617,960	3,614,975	4,055,655
Loss from operations	(8,668,222)	(1,616,073)	(2,889,897)	(3,005,188)
Total other income/(expense)	(4,984,469)	1,887	(89,217)	(74,469)

Net loss	$(8,668,222)	$(1,616,073)	$(2,979,114)	$(3,079,657)
Earnings per Share Information:
Basic and diluted net loss per share	$(0.69)	$(0.15)	$(0.22)	$(0.25)

Balance Sheet Data:
	At December 31,		At September 30,
	2006	2005	2007	2006

Cash	$1,954,645	$2,412,211	$5,912,858	$2,363,535
Working capital (Deficit)	(635,648)	373,936	1,187,965	(235,780)
Total assets	2,367,146	7,218,731	6,341,088	7,658,908
Long-term debt	5,236,351	0		4,981,376
Stockholders’ Equity (Deficit)	$(5,568,288)	$(825,128)	$(2,472,100)	$(69,570)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus before buying shares of our common stock. Our business, prospects, financial condition, and results of operations may be materially and adversely affected as a result of any of the following risks. The trading of our common stock could decline as a result of any of these risks. You could lose all or part of your investment in our common stock. Some of the statements in “Risk Factors” are forward looking statements. See “Special Note Regarding Forward Looking Statements”.

Risks Related to our Business

There is substantial doubt as to our ability to continue as a going concern.

Our accountants have raised doubts about our ability to continue as a going concern. If sufficient capital is not available, we would likely be required to scale back or terminate our research and development efforts. We estimate that our cash reserves will be sufficient to permit us to continue at our anticipated level of operations for at least nine months. We plan to increase research and development, product development, and administrative expenses relating to our business during 2008 and intend to use our cash reserves, as well as other sources of capital in the event that they shall be available on commercially reasonable terms, to fund these activities and other activities described herein, although we can provide no assurance that these additional funds will be available in the amounts or at the times we may require. See “Risk Factors -- We will need additional capital in order to satisfy our business objectives” and “Report of Independent Registered Public Accounting Firm”.

As we have a limited operating history, investors may not have a sufficient history on which to base an investment decision.

Although Oncovista Innovative Therapies, Inc. (formerly Aviation Upgrade Technologies, Inc.) was incorporated in 1999, our recently acquired operating subsidiary, OncoVista, Inc. was incorporated in September 2004 and is still in early stages of development. Accordingly, we may be deemed to have a limited operating history upon which investors may evaluate our prospects for success. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets such as the life science industry. Such risks include, without limitation, the following:

•	competition;

•	need for acceptance of products;

•	ability to anticipate and adapt to a competitive market and rapid technological developments;

•	amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and

•	dependence upon key personnel.

We cannot be certain that our strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

We have substantial debt, a portion of which is payable upon demand.

At September 30, 2007, we had total notes and loans payable of $6,451,962. Of our notes and loans payable, the amount of $474,050, is convertible into shares of our common stock and is payable on demand. Of the total notes and loans payable, an aggregate of $1,289,024 represents accrued interest, which includes $946,496 currently due and $342,528 due long-term. In the event that we should not have resources sufficient to satisfy these obligations in a timely manner, we would be required to seek alternative means of repayment, which may be on terms that are not advantageous or commercially reasonable, or we may be required to curtail or delay some or all of our development efforts, any of which could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We are an early stage company with a history of losses and can provide no assurance as to our future operating results.

We are an early stage company with limited revenues from our principal business activities. We currently have limited product revenues, and may not succeed in developing or commercializing any products which will generate product or licensing revenues. Other than AdnaGen’s diagnostic products, we do not expect to have any products on the market for several years. In addition, development of our product candidates requires a process of pre-clinical and clinical testing, during which our products could fail. We may not be able to enter into agreements with one or more companies experienced in the manufacturing and marketing of pharmaceutical products and, to the extent that we are unable to do so, we will not be able to market our product candidates. Eventual profitability will depend on our success in developing, manufacturing, and marketing our product candidates. We have experienced net losses and negative cash flows from operating activities since inception and expect such losses and negative cash flows to continue in the foreseeable future. As of December 31, 2006 and 2005, we had a working capital (deficiency) of $(635,648) and $373,936, respectively, and stockholders’ equity (deficit) of $(5,568,288) and $(825,128), respectively. At September 30, 2007, we had working capital of $1,187,965 and stockholders’ deficit of $(2,472,100). See our consolidated financial statements and the related notes. For the period from OncoVista-Sub’s inception on September 22, 2004 through December 31, 2004, the years ended December 31, 2005 and 2006, and the nine months ended September 30, 2007, we incurred net losses of $(206,235), $(1,616,073), $(8,668,222), and $(2,979,114), respectively. We may never achieve profitability.

Our growth strategy is based in large part upon licensing and acquisition of technologies and products and is not yet proven.

Our strategy involves growth through commercialization of products and technologies licensed or acquired by third parties, as well as developed internally, and is largely untested. Accordingly, we are subject to various risks associated with an acquisition growth strategy, including the risk that we will be unable to identify suitable acquisition or licensing candidates in the future, that we will fail to properly transfer acquired or licensed technologies and the related intelligence and know-how, or that we will fail to integrate properly the acquired or licensed technologies into our existing operations. Our growth is also largely dependent on our ability to utilize our internal institutional knowledge to further develop the acquired or licensed products or technologies. Any failure by us to properly execute upon our strategy or to utilize such knowledge could have a material adverse effect on our business, prospects, financial condition, and results of operations. Specifically we acquired non-operational intellectual property.

Our success depends on the successful commercialization of our product candidates and technologies.

The successful commercialization of our product candidates and our technologies is crucial for our success. Our proposed products and their potential applications are in an early stage of clinical development and face a variety of risks and uncertainties. Principally, these risks include the following:

•
future clinical trial results may show that one or more of our product candidates are not well tolerated by recipients at their respective effective doses or is not efficacious as compared to a placebo or the accepted standard of care;

•	future clinical trial results may be inconsistent with our preliminary testing results and data from our earlier studies may be inconsistent with clinical data;

•
even if our product candidates are shown to be safe and effective for their intended purposes, we may face significant or unforeseen difficulties in obtaining or manufacturing sufficient quantities at reasonable prices;

•
our ability to complete the development and commercialization of our products for their intended uses is significantly dependent upon our ability to obtain and maintain experienced and committed partners to assist us with obtaining clinical and regulatory approvals for, and the manufacturing, marketing and distribution of, our products on a worldwide basis;

•	even if our products are successfully developed, commercially produced and receive all necessary regulatory approvals, there is no guarantee that there will be market acceptance of the products; and

•
our competitors may develop therapeutics, treatments, and technologies which are superior or less costly than our own with the result that our products, even if they are successfully developed, manufactured and approved, may not generate significant revenues.

If we are unsuccessful in dealing with any of these risks, or if we are unable to successfully commercialize our products for some other reason, this would likely seriously harm our business.

We can provide no assurance of the successful and timely development of our products. Our product candidates are at various stages of research and development. Further development and extensive testing will be required to determine their technical feasibility and commercial viability. Our success will depend on our ability to achieve scientific and technological advances and to translate such advances into reliable, commercially competitive products on a timely basis. Products and technologies that we have developed or acquired and may in the future develop or acquire are not likely to be commercially available for some time. The proposed development schedules for our products may be affected by a variety of factors, including technological difficulties, proprietary technology of others, and changes in governmental regulation, many of which will not be within our control. Any delay in the development, introduction, or marketing of our products could result either in such products being marketed at a time when their cost and performance characteristics would not be competitive in the marketplace or in the shortening of their commercial lives. In light of the long-term nature of our projects, the nature of the technology involved, and the other factors, described elsewhere in “Risk Factors”, there can be no assurance that we will be able to complete successfully the development or marketing of any new products.

We will need additional capital in order to satisfy our business objectives.

To date, we have financed our operations principally through offerings of securities exempt from the registration requirements of the Securities Act. We believe that our available resources will be sufficient to meet our anticipated working capital needs for at least the next nine months. Notwithstanding the foregoing, we estimate that we will require substantial additional financing at various intervals in order to continue our in-licensing and research and development programs, including significant requirements for operating expenses including intellectual property protection and enforcement, for pursuit of regulatory approvals, and for commercialization of our products. We can provide no assurance that additional funding will be available on a timely basis, terms acceptable to us, or at all. In the event that we are unable to obtain such financing, we will not be able to fully develop and commercialize our technology or acquire or license promising product candidates or technologies. Our future capital requirements will depend upon many factors, including:

•	continued scientific progress in our research and development programs;

•	costs and timing of conducting clinical trials and seeking regulatory approvals and patent prosecutions;

•	competing technological and market developments;

•	our ability to establish additional collaborative relationships; and

•	effects of commercialization activities and facility expansions if and as required.

If we cannot secure adequate financing when needed, we may be required to delay, scale back or eliminate one or more of our research and development or acquisition and in-licensing programs or to enter into license or other arrangements with third parties to commercialize products or technologies that we would otherwise seek to develop ourselves and commercialize ourselves. In such event, our business, prospects, financial condition, and results of operations may be adversely affected because we may be required to scale back, eliminate, or delay development or acquisition efforts or product introductions or enter into royalty, sales or other agreements with third parties in order to commercialize our products.

In the future, we may rely upon collaborative agreements with large pharmaceutical companies.

In the future, we may rely heavily on collaborative agreements with large pharmaceutical companies, governments, or other parties for our revenues. Our inability to obtain any one or more of these agreements, on commercially reasonable terms, or at all, or to circumvent the need for any such agreement, could cause significant delays and cost increases and materially affect our ability to develop and commercialize our product candidates. Some of our programs may require the use of multiple proprietary technologies, including technologies created by third parties, especially patented drugs or other substances. Obtaining licenses for these technologies or substances may require us to make cumulative royalty payments or other payments to several third parties, potentially reducing amounts paid to us or making the cost of our products commercially prohibitive. Manufacturing of drug products may also require licensing technologies and intellectual property from third parties.

We rely upon patents to protect our technology. We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our intellectual property. We currently hold rights to twelve issued patents and approximately two dozen pending patent applications in the United States and corresponding patents and patent applications filed in certain other countries covering proprietary compositions of matter and methods and their proposed use in cancer therapeutics. Further, we intend to rely on a combination of trade secrets and non-disclosure, and other contractual agreements and technical measures to protect our rights in our technology. We intend to depend upon confidentiality agreements with our officers, directors, employees, consultants, and subcontractors, as well as collaborative partners, to maintain the proprietary nature of our technology. These measures may not afford us sufficient or complete protection, and others may independently develop technology similar to our’s, otherwise avoid our confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition, and results of operations. We believe that our technology is not subject to any infringement actions based upon the patents of any third parties; however, our technology may in the future be found to infringe upon the rights of others. Others may assert infringement claims against us, and if we should be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, our ability to continue to use our technology or the licensed technology could be materially restricted or prohibited. If this event occurs, we may be required to obtain licenses from the holders of this intellectual property, enter into royalty agreements, or redesign our products so as not to utilize this intellectual property, each of which may prove to be uneconomical or otherwise impossible. Licenses or royalty agreements required in order for us to use this technology may not be available on terms acceptable to us, or at all. These claims could result in litigation, which could materially adversely affect our business, prospects, financial condition, and results of operations.

The patent position of biopharmaceutical and biotechnology firms is generally uncertain and involves complex legal and factual questions. We do not know whether any of our current or future patent applications will result in the issuance of any patents. Even issued patents may be challenged, invalidated or circumvented. Patents may not provide a competitive advantage or afford protection against competitors with similar technology. Competitors or potential competitors may have filed applications for, or may have received patents and may obtain additional and proprietary rights to compounds or processes used by or competitive with our’s. In addition, laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States or Canada.

Patent litigation is becoming widespread in the biotechnology industry and we cannot predict how this will affect our efforts to form strategic alliances, conduct clinical testing or manufacture and market any products under development. If challenged, our patents may not be held to be valid. We could also become involved in interference proceedings in connection with one or more of our patents or patent applications to determine priority of invention. If we were to become involved in any litigation, interference or other administrative proceedings, we will likely incur substantial expenses and the efforts of our technical and management personnel will be significantly diverted. In addition, an adverse determination could subject us to significant liabilities or require us to seek licenses that may not be available on favorable terms, if at all. We may be restricted or prevented from manufacturing and selling our products in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses. If any such litigation should involve products or technologies licensed or acquired by us from third parties, we would rely upon the indemnification provisions set forth in such agreements. Any failure by the relevant licensor or seller to honor such provisions could require us to protect our rights through further litigation, which could be expensive and time-consuming.

Our commercial success will also depend significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Patent applications are, in many cases, maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications are filed. In the event of infringement or violation of another party’s patent, we may be prevented from pursuing product development or commercialization. See “Business – Intellectual Property”.

We can provide no assurance that our products will obtain regulatory approval or that the results of clinical studies will be favorable.

The testing, marketing and manufacturing of our products will require the approval of the FDA. We cannot predict with any certainty the amount of time necessary to obtain such FDA approvals and whether any such approvals will ultimately be granted. In any event, review and approval by the FDA is anticipated to take a number of years. Preclinical and clinical trials may reveal that one or more of our products are ineffective or unsafe, in which event further development of such products could be seriously delayed or terminated. Moreover, obtaining approval for certain products may require the testing on human subjects of substances whose effects on humans are not fully understood or documented. Delays in obtaining FDA or any other necessary regulatory approvals of any proposed product and failure to receive such approvals would have an adverse effect on the product’s potential commercial success and on our business, prospects, financial condition, and results of operations. In addition, it is possible that a product may be found to be ineffective or unsafe due to conditions or facts which arise after development has been completed and regulatory approvals have been obtained. In this event we may be required to withdraw such product from the market. To the extent that our success will depend on any regulatory approvals from governmental authorities outside of the United States which perform roles similar to that of the FDA, uncertainties similar to those stated above will also exist. See “Business – Governmental Regulation”.

If our products are commercialized, we may be subject to product liability claims.

The testing, marketing, and sale of pharmaceutical products entail inherent risks. If we succeed in developing new pharmaceutical products, the sale of such products may expose us to potential liability resulting from the use of such products. Such liability might result from claims made directly by consumers or by pharmaceutical companies or others selling such products. While we may seek to obtain product liability insurance, there can be no assurance that we will be able to obtain such insurance or, if obtained, that such insurance can be acquired in amounts sufficient to protect us against such potential liability or at a reasonable cost. Other than for one of our products in development, we do not presently maintain product liability insurance.

As we have no sales, marketing, and distribution capabilities other than our AdnaGen operations, we will be required to either develop such capabilities or to outsource these activities to third parties.

We currently have no sales, marketing or distribution capabilities other than our AdnaGen operations. In order to succeed, we ultimately will be required to either develop such capabilities or to outsource these activities to third parties. We can provide no assurance that third parties will be interested in acting as our outsourced sales, marketing, and distribution arms on a timely basis, on commercially reasonable terms, or at all. If we are unable to establish sales, marketing, or distribution capabilities either by developing our own organization or by entering into agreements with others, we may be unable to successfully sell any products that we are able to begin to commercialize, which would have a material adverse effect upon our business, prospects, financial condition, and results of operations. Further, in the event that we are required to outsource these functions on disadvantageous terms, we may be required to pay a relatively large portion of our net revenue to these organizations, which would have a material adverse effect upon our business, prospects, financial condition, and results of operations.

We have no experience manufacturing our products.

We currently lack the resources to manufacture any of our product candidates on a large scale. Our ability to conduct clinical trials and commercialize our product candidates will depend, in part, on our ability to manufacture our products, either directly or, as currently intended, through contract manufacturers, at a competitive cost and in accordance with current Good Manufacturing Practices (“cGMP”) and other regulatory requirements. We anticipate that we will be required to depend on contract manufacturers or collaborative partners for the manufacturing of our product candidates for preclinical studies and clinical trials and intend to use contract manufacturers to produce any products we may eventually commercialize. If we are not able to obtain contract manufacturing on commercially reasonable terms, we may not be able to conduct or complete clinical trials or commercialize our product candidates. We have identified multiple suppliers for most if not all of the components of our drug product candidates, although we can provide no assurance that these components will be available when needed on commercially reasonable terms.

In order to succeed, we ultimately will be required to either develop such manufacturing capabilities or to outsource manufacturing on a long-term basis to third parties. We can provide no assurance that third parties will be interested in manufacturing our products on a timely basis, on commercially reasonable terms, or at all. If we are unable to establish manufacturing capabilities either by developing our own organization or by entering into agreements with others, we may be unable to commercialize our products, which would have a material adverse effect upon our business, prospects, financial condition, and results of operations. Further, in the event that we are required to outsource these functions on disadvantageous terms, we may be required to pay a relatively large portion of our net revenue to these organizations, which would have a material adverse effect upon our business, prospects, financial condition, and results of operations.

We have limited experience in conducting clinical trials.

Clinical trials must meet FDA and foreign regulatory requirements. We have limited experience in designing, conducting and managing the preclinical studies and clinical trials necessary to obtain regulatory approval for our product candidates in any country. We may encounter problems in clinical trials that may cause us or the FDA or foreign regulatory agencies to delay, suspend or terminate our clinical trials at any phase. These problems could include the possibility that we may not be able to conduct clinical trials at our preferred sites, enroll a sufficient number of patients for our clinical trials at one or more sites or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, we, the FDA or foreign regulatory agencies may suspend clinical trials at any time if we or they believe the subjects participating in the trials are being exposed to unacceptable health risks or if we or they find deficiencies in the clinical trial process or conduct of the investigation. If clinical trials of any of the product candidates fail, we will not be able to market the product candidate which is the subject of the failed clinical trials. The FDA and foreign regulatory agencies could also require additional clinical trials, which would result in increased costs and significant development delays. Our failure to adequately demonstrate the safety and effectiveness of a pharmaceutical product candidate under development could delay or prevent regulatory approval of the product candidate and could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We are dependent upon third party suppliers of our raw materials.

We are dependent on outside vendors for our supplies of raw materials. While we believe that there are numerous sources of supply available, if the third party suppliers were to cease production or otherwise fail to supply us with quality raw materials in sufficient quantities on a timely basis and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products and to conduct testing and clinical trials would be materially adversely affected.

We have limited senior management resources; we may be unable to effectively manage growth with our limited resources.

We expect the expansion of our business to place a significant strain on our limited managerial, operational, and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train, and manage our work force in order to manage the expansion of our operations. Our failure to fully integrate our new employees into our operations could have a material adverse effect on our business, prospects, financial condition, and results of operations. Our ability to attract and retain highly skilled personnel is critical to our operations and expansion. We face competition for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, technical, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition, and results of operations will be materially adversely affected. See “Business – our Strategy” and “Business – Employees”.

We depend upon our senior management and skilled personnel and their loss or unavailability could put us at a competitive disadvantage.

We currently depend upon the efforts and abilities of our senior executives, as well as the services of several key consultants and other key personnel. The loss or unavailability of the services of any of these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition, and results of operations. In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success. There is currently a shortage of employees with expertise in our areas of research and clinical and regulatory affairs, and this shortage is likely to continue. Competition for skilled personnel is intense and turnover rates are high. Our ability to attract and retain qualified personnel may be limited. Our inability to attract and retain qualified skilled personnel would have a material adverse effect on our business, prospects, financial condition, and results of operations.

Because we will not pay cash dividends, investors may have to sell shares in order to realize their investment.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements which we may enter into with institutional lenders or otherwise may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that the board of directors decides is relevant. See “Description of Securities”.

Risks Related to the Industry

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. We may be unable to compete with more substantial enterprises.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. As a result, our actual or proposed products could become obsolete before we recover any portion of our related research and development and commercialization expenses. Our industries are highly competitive, and this competition comes from both biotechnology firms and major pharmaceutical and chemical companies. Many of these companies have substantially greater financial, marketing, and human resources than we do (including, in some cases, substantially greater experience in clinical testing, manufacturing, and marketing of pharmaceutical products). We also experience competition in the development of our products from universities and other research institutions and compete with others in acquiring technology from such universities and institutions. In addition, certain of our products may be subject to competition from products developed using other technologies. See “Business – Competition”.

The government regulatory approval process is time consuming and expensive.

To date, we have not submitted a marketing application for any product candidate to the FDA or any foreign regulatory agency, and none of our product candidates has been approved for commercialization in any country other than AdnaGen’s diagnostic products. Prior to commercialization, each product candidate will be subject to an extensive and lengthy governmental regulatory approval process in the United States and in other countries. We may not be able to obtain regulatory approval for any product candidate we develop or, even if approval is obtained, the labeling for such products may place restrictions on their use that could materially impact the marketability and profitability of the product subject to such restrictions. We have limited experience in designing, conducting and managing the clinical testing necessary to obtain such regulatory approval. Satisfaction of these regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective for our intended therapeutic uses, typically takes several years depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources.

Any manufacturer to produce our products will be required to comply with extensive government regulation.

Before we can begin to commercially manufacture any of our product candidates, we must either secure manufacturing in an approved manufacturing facility or obtain regulatory approval of our own manufacturing facility and processes. In addition, the manufacturing of our product candidates must comply with cGMP and/or other requirements of the FDA and requirements by regulatory agencies in other countries. These requirements govern, among other things, quality control and documentation procedures. We or any third-party manufacturer of our product candidates, may not be able to comply with these requirements, which would prevent us from selling such products. Material changes to the manufacturing processes of our products after approvals have been granted are also subject to review and approval by the FDA or other regulatory agencies.

The commercial success of any newly-introduced pharmaceutical product depends in part upon the ability of patients to obtain adequate reimbursement.

If we succeed in bringing our product candidates to market, they may not be considered cost-effective, and coverage and adequate payments may not be available or may not be sufficient to allow us to sell our products on a competitive basis. In both the United States and elsewhere, sales of medical products, diagnostics, and therapeutics are dependent, in part, on the availability of reimbursement from third party payors, such as health maintenance organizations and other private insurance plans and governmental programs such as Medicare. Third party payors are increasingly challenging the prices charged for pharmaceutical products and services. We anticipate that our business will be affected by the efforts of government and third party payors to contain or reduce the cost of health care through various means. In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing. Similar government pricing controls exist in varying degrees in other countries. In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products. We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.

We will incur increased costs as a result of being a public company, compared to the historical operations.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur in the past due to our more limited operations. In addition, the Sarbanes-Oxley Act of 2002, (the “Sarbanes-Oxley Act”), as well as rules implemented by the SEC, require changes in corporate governance practices of public companies. It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act and exchange compliance requirements. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. In addition, we will incur additional costs associated with our public company reporting requirements which will significantly increase as a result of our becoming an active operating public company with a larger group of stockholders. We also expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified persons to serve on our board or as executive officers.

Risks Related to Common Stock

There is no assurance of an established and sustained public trading market of our securities.

We are listed on the OTCBB under the symbol “AVUG.OB”. On October 26, 2007, trading of our shares began for the first time and there can be no assurances that an active market for our common stock will be established and sustained.

Failure to cause the registration statement, of which this prospectus is a part, to become effective in a timely manner could materially adversely affect us.

We agreed, at our expense, to prepare a registration statement covering the shares being offered for resale in this prospectus. If we do not cause this registration statement to be declared effective by January 13, 2008, we are obligated to pay liquidated damages of 0.5% of the purchase price for each 30 days of delay up to a maximum of 10% of the purchase price. There are however many reasons, including those over which we have no control, which could delay the effectiveness of the registration statement, including delays resulting from the SEC’s review process and comments raised by the SEC during that process. Failure to cause a registration statement to become effective in a timely manner or maintain its effectiveness could materially adversely affect us.

In addition, we have granted to certain of our shareholders piggyback registration rights on any registration statement filed by us with the SEC covering shares for our own account or others (other than Form S-4 or Form S-8 or their equivalents relating to shares to be issued solely in connection with any acquisition of any entity or business or shares issuable in connection with stock option or other employee benefit plans). We are currently seeking such shareholders to waive their piggyback registration rights with respect to the registration statement covering the shares being offered for resale in this prospectus. We believe that our shareholders will waive such piggyback registration rights, however, there are no assurances that all such shareholders will consent.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations.

Assuming we are able to establish and maintain an active trading market for our common stock, the market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

•	announcements of acquisitions or licensing by us or business initiatives by our competitors;

•	quarterly variations in our revenues and operating expenses;

•
dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

•	changes in expectations as to our business, prospects, financial condition, and results of operations;

•	significant sales of our common stock, including sales by selling stockholders and by future investors in future offerings we expect to make to raise additional capital;

•	changes in the accounting methods used in or otherwise affecting our industry; or

•	changes in the valuation of similarly situated companies, both in our industry and in other industries;

•	fluctuations in interest rates and the availability of capital in the capital markets;

•	departures of key personnel; and

•	regulatory considerations.

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and our results of operations and financial condition.

Our common stock is deemed to be a "penny stock," which may make it more difficult for investors to sell their shares due to suitability requirements.

The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently less than $5.00 per share and therefore is a “penny stock” according to Commission rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors hereunder to sell their shares.

Because OncoVista-Sub, our operating subsidiary, recently became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with OncoVista-Sub becoming public through a “reverse merger”.  Securities analysts of major brokerage firms may not provide coverage of us because there is no incentive to brokerage firms to recommend the purchase of our common stock.  No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

Future sales of common stock or the issuance of securities senior to the common stock or convertible into, or exchangeable or exercisable for, common stock could materially adversely affect the trading price of the common stock, and our ability to raise funds in new equity offerings.

Future sales of substantial amounts of our common stock or other equity-related securities in the public market or privately, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or other equity-related securities. We can make no prediction as to the effect, if any, that future sales of shares of common stock or equity-related securities, or the availability of shares of common stock for future sale, will have on the trading price of our common stock.

Future sales of common stock by our existing stockholders could adversely affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Assuming the exercise in full of the Warrants, immediately following the effectiveness under the Securities Act of the registration statement of which this prospectus forms a part, and further assuming no exercise of warrants, options and convertible notes outstanding or issuance of any other shares, we will have, as of January 2, 2008, an aggregate of 21,366,044 shares of common stock outstanding. Of these shares, 5,858,657 shares (including the 5,132,417 shares sold in this offering) will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” as that term is defined under Rule 144 of the Securities Act, who may sell only the volume of share described below and whose sales would be subject to additional restrictions described below. The remaining 15,507,387 shares of common stock will be held by our existing stockholders and will be deemed to be “restricted securities” under Rule 144. Restricted securities may only be sold in the public market pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under Rule 144, Rule 701 or Rule 904 under the Securities Act.

Our issuance of warrants and options to investors, employees and consultants and the registration rights for the underlying shares of common stock may have a negative effect on the trading prices of our common stock as well as a dilutive effect.

We have issued and may continue to issue warrants and options at or below the current market price. As of  January 2, 2008, we had 3,551,712 outstanding warrants and options to investors, employees and consultants. In addition to the dilutive effect of a large number of shares and a low exercise price for the warrants and options, there is a potential that a large number of underlying shares may be sold in the open market at any given time, which could place downward pressure on the trading of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These statements include, but are not limited to:

•	statements as to the anticipated timing of business developments;

•	statements as to the development of new products;

•	expectations as to the adequacy of our cash balances and the proceeds of this offering to support our operations for specified periods of time and as to the nature and level of cash expenditures;

•	expectations as to the market opportunities for our products, as well as our ability to take advantage of those opportunities; and

•	estimates of how we intend to use the net proceeds of this offering.

These statements may be found in the sections of this prospectus entitled “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Business”, as well as in this prospectus generally. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in “Risk Factors” and elsewhere in this prospectus.

In addition, statements that use the terms “can”, “continue”, “could”, “may”, “potential”, “predicts”, “should”, “will”, “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, and similar expressions are intended to identify forward-looking statements. All forward-looking statements in this prospectus reflect our current views about future events and are based on assumptions and are subject to risks and uncertainties that could cause our actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these factors are beyond our ability to control or predict. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive a gross amount of $3,123,922 in proceeds assuming the exercise in full of the Warrants for cash. We intend to use the net proceeds of such exercises for general corporate purposes and working capital purposes. We will receive no proceeds from the resale of the shares covered by this prospectus by the selling stockholders.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. The agreements, into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock.

Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

CAPITALIZATION

The following table presents the capitalization of Oncovista-Sub as of September 30, 2007.

You should read the following table in conjunction with “Selected Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

September 30, 2007
Unaudited
(in $)
Cash and cash equivalents	$5,912,858
Long-term debt	3,910,528
Capital leases	0
Stockholders’ equity:
Common Stock, $0.001 par value, authorized 30,000,000 authorized shares, 16,888,427 issued and outstanding	16,888
Additional paid in capital	12,316,439
Total stockholders equity (deficit)	(2,472,100)

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

The following management’s discussion and analysis of financial condition and plan of operations contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with our financial statements and related notes filed as an exhibit to the registration statement of which this prospectus forms a part.

Overview

We are a biopharmaceutical company engaged in the development and commercialization of targeted cancer therapies both through the acquisition of rights to technologies and drugs from others and through the development of proprietary products. We intend to identify, develop, and rapidly commercialize innovative therapies for the safer and more efficacious treatment and cure of cancer. By commercializing our novel therapeutics, we plan to address a significant share of the U.S. market for cancer therapeutics that Frost and Sullivan currently estimates at $32 billion and expects to grow to $70 billion by 2010. In addition, our proprietary diagnostic technology facilitates stratification of clinical trial patients. We believe that the development of targeted approaches to the administration of anticancer agents should lead to improved outcomes and/or reduced toxicity. Our headquarters are located at 14785 Omicron Drive, Suite 104, San Antonio, Texas 78245.

OncoVista Innovative Therapies, Inc. (formerly Aviation Upgrade Technologies, Inc.) was incorporated on January 8, 1999 under the laws of the State of Nevada. In April 2001, we signed a licensing agreement with Torbjörn Lundqvist, our  former founder, chief executive officer director and majority stockholder, for the worldwide marketing rights for an electronic tire valve cap that may be used on airplanes but was designed primarily for automobiles. On August 16, 2007, we terminated the license agreement and ceased all business operations. On November 13, 2007, we completed a reverse merger, pursuant to which a wholly-owned subsidiary of ours merged with and into a privately held Delaware corporation, OncoVista-Sub with OncoVista-Sub surviving as a wholly owned subsidiary of ours. As a result of the merger, OncoVista-Sub’s business operations became our sole line of business.

For financial reporting purposes, OncoVista-Sub and not us, is considered the accounting acquiror. Accordingly, the historical financial statements presented and the discussion of financial condition and results of operations herein are those of OncoVista-Sub and do not include our historical financial results. The merger is being accounted for as a reverse acquisition and recapitalization of OncoVista-Sub for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the merger will be those of OncoVista-Sub and will be recorded at the historical cost basis of OncoVista-Sub, and the consolidated financial statements after completion of the merger will include our assets and liabilities and the assets and liabilities of OncoVista-Sub, historical operations of OncoVista-Sub and our operations from the closing date of the merger.

In December 2005, we obtained the rights to AdnaGen's diagnostic technology through the acquisition of a 51% equity interest in AdnaGen AG of Germany. On December 3, 2007, we acquired a further 24% interest in AdnaGen in consideration for approximately $600,000, bringing our total interest in AdnaGen to 85%. AdnaGen focuses on the development of innovative tumor diagnostics by utilizing its proprietary technology for the detection and analysis of rare cells. For financial reporting purposes, the acquisition of AdnaGen was treated as a business combination pursuant to SFAS No. 141. In January 2006, we acquired the rights to Cordycepin and certain analogs through the acquisition of Aengus Pharmaceuticals, Inc.; specifically, we acquired non-operational intellectual property.

Plan of Operation

Short Term Business Plan

We are biopharmaceutical company developing innovative therapies for cancer. We believe that the use of biomarkers to 1) determine suitability of specific treatments as well as 2) provide an early indication of treatment success or failure will be key to bringing personalized targeted medicines to market.

Our product pipeline is comprised of advanced (Phase II) and early (Phase I) clinical-stage compounds, late preclinical drug candidates and early preclinical leads. We are not committed to any single treatment modality or class of compound, but believe that successful treatment of cancer requires a tailored approach based upon individual patient disease characteristics.

The extensive experience of our management team and clinical advisory board in the area of oncology drug development allows us to design and execute clinical development and registration strategies that are intended to significantly reduce the time to market for our drug candidates. In addition, the utilization of proprietary technology for detection and characterization of biomarkers expressed by circulating tumor cells (CTCs) will be particularly useful in allowing us to select patients most likely to respond to our therapies, as well as providing early feedback concerning treatment efficacy.

Our most advanced drug candidate is OVI-237, a liposomal formulation of a thymidylate synthase (TS) inhibitor which has been administered in over 150 patients so far in various Phase I and Phase II trials. The drug was in-licensed in November 2007 and we plan to continue the development of the drug by initiating a Phase II clinical trial in the second half of 2008.

Our next most advanced product candidate is Cordycepin (OVI-123) which is in Phase I/II clinical trials for refractory leukemia patients who express the enzyme terminal deoxynucleotidyl transferase (TdT). We have received orphan drug designation from the FDA for Cordycepin which affords us seven years of market exclusivity once the drug is approved for marketing. We expect to enroll the first patient on trial by the first quarter of 2008.

Our lead drug candidate from the L-nucleoside conjugate program (OVI-117) is currently in GLP animal drug safety studies. Once the studies are completed, we will compile and submit an Investigational New Drug (IND) application to the FDA in order to obtain approval to conduct Phase I clinical trials in humans.

We are also marketing kits in Europe for the detection of CTCs in breast and colon cancer patients. The kits are manufactured by AdnaGen AG (which is 85% owned by us) and marketed through an agreement with Innogenetics. We are working towards obtaining approval to market the kits in the US.

Long Term Business Strategy

If any of our clinical-stage drugs shows impressive response rates in patients, we will seek accelerated approval for marketing based on the Phase II data. Of course, at this preliminary stage there can be no assurance that any such candidates will show significant promise, and we may be obligated to conduct large, randomized Phase III clinical trials to obtain FDA approval. We plan to ultimately seek a strategic commercial partner, or partners, with extensive experience in the development, commercialization, and marketing of cancer drugs, although there can be no assurance that we will locate a strategic commercial partner or partners on terms commercially acceptable. We anticipate such partner, or partners, would be responsible for, or substantially support, late stage clinical trials (Phase III) to ensure regulatory approvals and registrations in the appropriate territories in a timely manner. We further anticipate that the partner, or partners, would be responsible for sales and marketing of our drugs in certain agreed upon territories. Such planned strategic partnership, or partnerships, may provide a marketing and sales infrastructure for our products as well as financial and operational support for global clinical trials, post marketing studies, label expansions and other regulatory requirements concerning future clinical development in the United States and elsewhere. Any future strategic partner, or partners, may also provide capital and expertise that would enable the partnership to develop new formulations of therapies suitable for patients at different stages of disease progression. Under certain circumstances, we may determine to develop one or more of our cancer therapies on our own, either world-wide or in select territories.

Other Research and Development Plans

In addition to conducting Phase I and Phase II clinical trials, we plan to conduct pre-clinical research to accomplish the following:

•	further deepen and broaden our understanding of the mechanism of action (MoA) of our products in cancer;

•	develop alternative delivery systems and determine the optimal dosage for different patient groups;

•	demonstrate proof of concept in animal models of human cancers;

•	develop biomarker panels that complement our therapeutic products, based upon knowledge of the drugs MoA;

•	develop successor products to our current products.

We also plan to pursue our interest in the application of nanotechnologies in cancer therapy through strategic alliances, partnerships and licensing agreements.

We have an on-going program in the discovery-stage that is seeking compounds that bind selectively to specific types of a protein known as tubulin. Microtubules are structures within cells that are required for cell replication and division. Many anti-cancer drugs target and bind to microtubules (including paclitaxel and Taxotere). Microtubules are formed by polymerization of tubulin proteins. There are many known variants, or isotypes, of tubulin. These isotypes occur in different proportions in different cell types. There is a body of evidence which strongly suggests that drugs that are bound by specific tubulin isotypes are active against certain drug-resistant tumors. We have licensed technologies from the University of Texas at San Antonio as well as the University of Alberta that will enable us to search for such tubulin-isotype specific drugs. We plan to put in place in our labs a high throughput screening assay to enable us to rapidly screen libraries of known compounds as well as evaluate new compounds designed and synthesized in-house. We hope that this program will eventually generate several promising lead candidates for preclinical development.

Our plan is to patent any successful inventions resulting from our future research activities and to exploit any other means that may exist to protect our future anti-cancer therapies in the commercial markets; although at this early stage there can be no assurance that there will be any successful inventions resulting from such research activities.

Other Strategic Plans

In addition to developing our existing anti-cancer drug portfolio, we plan to obtain rights to additional drug candidates through licensing, partnerships and mergers/acquisitions. Our efforts in this area will, of course, be guided by business considerations (cost of the opportunity, fit with existing portfolio, etc.) as well as input from our clinical advisory board regarding likelihood of successful clinical development and marketing approval. Our goal is to create a well-balanced product portfolio including lead molecules in different stages of development and addressing different medical needs.

Critical Accounting Policies

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are disclosed throughout this section where such policies affect our reported and expected financial results. Our preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenues and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Principles of Consolidation. Our consolidated financial statements include our accounts and those of AdnaGen AG. AdnaGen had no operations from the date of its acquisition, December 29, 2005, to December 31, 2005. Therefore, our consolidated statement of operations for the year ended December 31, 2005 is solely that of us. All intercompany balances have been eliminated.

Revenue Recognition. We recognize revenue when each of the following four criteria is met: 1) a contract or sales arrangement exists; 2) products have been shipped or services have been rendered; 3) the price of the products or services is fixed or determinable; and 4) collectibility is reasonably assured. Our customers have no right of return for products sold. Revenues are considered earned upon shipment.

Use of Estimates. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates during 2007, 2006 and 2005 include depreciable lives of property, valuation of stock options and warrants granted for services or compensation pursuant to SFAS No. 123(R), and the valuation allowance for deferred tax assets.

Inventory. Our inventory is stated at the lower of cost or market, determined by the first-in, first-out (FIFO) method. Inventory consists of finished goods in the form of select and detect breast cancer and colon cancer kits. During 2007, 2006 and 2005, there were no write-downs to net realizable value due to obsolescence.

Long-Lived Assets. Our long-lived assets, other than Goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Goodwill and Intangibles. Goodwill represents the excess purchase price over the fair value of net assets acquired. We apply the provisions of Financial Accounting Standards Board (“FASB”) Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), in accounting for goodwill. SFAS 142 requires that goodwill and other intangible assets that have indefinite lives not be amortized but instead be tested at least annually by the reporting unit for impairment or more frequently when events or changes in circumstances indicate that the asset might be impaired. For indefinite lived intangible assets, impairment is tested by comparing the carrying value of the asset to the fair value of the reporting unit to which they are assigned.

Income Taxes. Significant management judgment is required in developing the provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. Our management evaluates our ability to realize our deferred tax assets on a quarterly basis and adjusts our valuation allowance when we believe that we are more likely than not that the asset will not be realized. We follow Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”). Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recognized.

Foreign Country Risks. We may be exposed to certain risks as a portion of our operations are being conducted in Europe. These include risks associated with, among others, the political, economic and legal environment, as well as foreign currency exchange risk. Our results may be adversely affected by change in the political and social conditions in Europe due to governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversions and remittances abroad, and rates and methods of taxation, among other things. We do not believe these risks to be significant, and no such losses have occurred in the current or prior years because of these factors. However, there can be no assurance those changes in political and other conditions will not result in any adverse impact in future periods.

Regulatory Matters. Regulations imposed by federal, state and local authorities in the United States, as well as authorities in other countries, are a significant factor in the conduct of research, development, manufacturing and eventual marketing of our products. In the United States, drugs, biological products, and medical devices are regulated by the United States Food, Drug and Cosmetic Act, which is administered by the U.S. Food and Drug Administration. In Europe, sales of diagnostic products are regulated by Directorate General III of the European Commission, which allows our subsidiary to market our products under CE label as clinical diagnostics in the European Community.

Share-Based Compensation. We follow Statement of Financial Accounting Standards No. 123(R) (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including grants of employee stock options based on estimated fair values. We have used the Black-Scholes option pricing model to estimate grant date fair value for all option grants.

Foreign Currency Translation. The financial position and results of operations of our foreign subsidiary are measured using the local currency (Euros) as the functional currency. Assets and liabilities of the subsidiary have been translated at current exchange rates as of December 31, 2006 and 2005, and as of September 30, 2007 and 2006, and related revenue and expenses have been translated at an average exchange rate for the years ended December 31, 2006 and 2005 and for the nine months ended September 30, 2007 and 2006. All equity transactions have been translated at their historical rates when the transaction occurred. The aggregate effect of translation adjustments is included as a component of accumulated other comprehensive loss and as a component of stockholders’ deficit. Transaction gains and losses related to operating assets and liabilities are included in general and administrative expense.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments” (SFAS 155), which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (SFAS 133) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (SFAS 140). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that it is a derivative financial instrument. We adopted SFAS No. 155 on January 1, 2007 and it did not have a material effect on our financial position, results of operations or cash flows.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, (“FIN 48”) “Accounting for Uncertainty in Income Taxes – An Interpretation of SFAS No. 109.” This Interpretation provides guidance for recognizing and measuring certain tax positions, as defined in FASB No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a threshold condition that a tax position must meet for any of the benefit of an uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding de-recognition, classification and disclosure of uncertain tax positions. FIN 48 was adopted effective January 1, 2007, and it did not have a material impact on our financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), Fair Value Measurements. SFAS 157 clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it established a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We do not expect the adoption of SFAS 157 to have a material impact on our financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS 158 requires employers to recognize the under funded or over funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS 158 requires employers to measure the funded status of a plan as of the date of our year-end statement of financial position. The new reporting requirements and related new footnote disclosure rules of SFAS 158 are effective for fiscal years ending after December 15, 2006. The new measurement date requirement applies for fiscal years ending after December 15, 2008. We do not expect the adoption of SFAS 158 to have a material impact on our consolidated financial position, results of operations or cash flows.

In September 2006, the Commission issued Staff Accounting Bulletin (“SAB No.108”), which expresses the views of the Commission staff regarding the process of quantifying financial statement misstatements. SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The guidance of this SAB is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. We adopted SAB No. 108 and it did not have an impact on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities", which permits entities to choose to measure many financial instruments and certain other items at fair value. The unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings.  The decision to elect the fair value option is determined on an instrument-by-instrument basis, should be applied to an entire instrument and is irrevocable.  Assets and liabilities measured at fair values pursuant to the fair value option should be reported separately in the balance sheet from those instruments measured using other measurement attributes.  SFAS No. 159 is effective as of the beginning of our 2008 fiscal year. We will adopt SFAS No. 159 on January 1, 2008 and it is not expected to have a material effect on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. We must adopt these new requirements in its first quarter of 2009.

In December 2007, the FASB issued SFAS 141R,“Business Combinations” (“SFAS 141R”), which replaces FASB SFAS 141,“Business Combinations”. This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control.  SFAS 141R will require an entity to record separately from the business combination the direct costs, where previously these costs were included in the total allocated cost of the acquisition.  SFAS 141R will require an entity to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, at their fair values as of that date.  This compares to the cost allocation method previously required by SFAS No. 141.  SFAS 141R will require an entity to recognize as an asset or liability at fair value for certain contingencies, either contractual or non-contractual, if certain criteria are met.  Finally, SFAS 141R will require an entity to recognize contingent consideration at the date of acquisition, based on the fair value at that date.  This Statement will be effective for business combinations completed on or after the first annual reporting period beginning on or after December 15, 2008.  Early adoption of this standard is not permitted and the standards are to be applied prospectively only.  Upon adoption of this standard, there would be no impact to our results of operations and financial condition for acquisitions previously completed.  The adoption of this standard will impact any acquisitions completed after January 1, 2009.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date and are not expected to have a material impact on the financial statements upon adoption.

Results of Operations

The following table sets forth, for the periods indicated, certain line items from our statement of operations, expressed as a percentage of our net sales:

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2005		2007	2006
Revenues	100.0%	—	(1)	100.0%	100.0	%(1)
Operating Expenses:
Research and Development	115.8	—		109.7	108.7
General and Administrative Expenses	175.3	—		388.9	277.3
Total Operating Expenses	291.1	—		498.6	386.1
Income (Loss) from Operations	(191.1)	—		(398.6)	(286.1)
Other Income (Expense):
Interest Income	4.6	—		7.8	6.5
Impairment of Intangible Asset and Goodwill	(231.1)	—		—	—
Foreign Currency Transaction Loss	—	—		—	—
Other (Expense)	—	—		3.2	—
Interest (Expense)	(32.0)	—		(23.3)	(13.6)
Net Income (Loss)	(449.7)	—		(410.9)	(293.2)

____________
(1) No revenues were recorded during the referenced period.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Revenue. Revenue increased from $0 during the year ended December 31, 2005 to $1,927,456 for the year ended December 31, 2006, of which $1,887,456 in revenue was attributable to third parties and $40,000 was attributable to related parties.

Operating Expenses. Operating expenses increased by $3,993,249, or 246.8%, to $5,611,209 for the year ended December 31, 2006 as compared to $1,617,960 for the year ended December 31, 2005, as a result of the addition of our German subsidiary and increased research and development expenses and general and administrative expenses during the year ended December 31, 2006. Research and development expenses increased by $1,590,288, or 248.0%, to $2,231,614 for the year ended December 31, 2006 as compared to $641,326 for the year ended December 31, 2005, as a result of the addition of the German subsidiary, acquisition activities, and expense of share based compensation. General and administrative expenses increased $2,402,961, or 246.0% from $976,634 for the year ended December 31, 2005 to $3,379,595 for the year ended December 31, 2006, primarily as a result of the addition of the German subsidiary and increased professional fees, including legal and accounting costs, and expenses related to share based compensation during the year ended December 31, 2006. General and administrative costs are expected to increase in future periods due to additional costs for professional services related to becoming a public company along with insurance and other additional costs.

Other Income (Expense). Other income (expense) increased by $4,986,356 to $(4,984,469) during the year ended December 31, 2006 as compared to $1,887 for the year ended December 31, 2005 as a result of the following:

•	an increase in interest income of $80,127 to $88,498 for the year ended December 31, 2006, as compared to $8,371 for the year ended December 31, 2005;

•	a charge of $4,456,035 during the year ended December 31, 2006 attributable to the impairment of intangible assets and goodwill associated with our German subsidiary; and

•	an increase in interest expense of $610,448 to $616,932 during the year ended December 31, 2006 as compared to $6,484 for the year ended December 31, 2005.

Net Income (Loss). As a result of the foregoing, our net (loss) increased by $(7,052,149) to $(8,668,222) for the year ended December 31, 2006 as compared to a net (loss) of $(1,616,073) for the year ended December 31, 2005.

Nine Months Ended September 30, 2007 Compared to the Nine Months Ended September 30, 2006

Revenue. Revenue decreased by $325,389, or -31%, to $725,078, during the nine months ended September 30, 2007 from $1,050,467 for the nine months ended September 30, 2006, all of which was attributable to third parties.

Operating Expenses. Operating expenses decreased by $440,680, or -11%, to $3,614,975 during the nine months ended September 30, 2007 from $4,055,655 for the nine months ended September 30, 2006, as a result of decreased research and development expenses and general and administrative expenses during the nine months ended September 30, 2007. Research and development expenses decreased by $347,289, or -30%, to $795,074, during the nine months ended September 30, 2007 from $1,142,363 for the nine months ended September 30, 2006, primarily due to a decrease in share-based compensation. General and administrative expenses decreased by $93,391, or -3%, to $2,819,901 during the nine months ended September 30, 2007 from $2,913,292 for the nine months ended September 30, 2006, primarily as a result of a decrease in expenses for stock based compensation and savings realized from reorganizing our German subsidiary, partially offset by increased professional fees. General and administrative costs are expected to increase in future periods due to additional costs associated with being a publicly traded company.

Other Income (Expense). Other expense - net increased by $14,748, or 19.8%, to $89,217, during the nine months ended September 30, 2007 from $74,469 for the nine months ended September 30, 2006, primarily as a result of an increase in interest expense and a decrease in interest income, partially offset by an increase in other income.

Net Loss. As a result of the foregoing, net loss decreased by $100,543, or -3%, to $2,979,114, during the nine months ended September 30, 2007 from $3,079,657 for the nine months ended September 30, 2006.

Liquidity and Capital Resources

To date, we have financed our operations principally through proceeds of offerings of securities exempt from the registration requirements of the Securities Act, including a private offering of securities the proceeds of which were used to partially purchase approximately 95.7% of our then outstanding common stock. We believe that our available resources and cash flow will be sufficient to meet our anticipated operating cash needs for at least the next nine months. We can provide no assurance that additional funding will be available on terms acceptable to us, or at all. Accordingly, we may not be able to secure the funding which is required to expand research and development programs beyond their current levels or at levels that may be required in the future. If we cannot secure adequate financing, we may be required to delay, scale back or eliminate one or more of our research and development programs or to enter into license or other arrangements with third parties to commercialize products or technologies that we would otherwise seek to develop and commercialize itself. Our future capital requirements will depend upon many factors, including:

•	continued scientific progress in our research and development programs;

•	costs and timing of conducting clinical trials and seeking regulatory approvals and patent prosecutions;

•	competing technological and market developments;

•	our ability to establish additional collaborative relationships; and

•	the effect of commercialization activities and facility expansions if and as required.

Accordingly, we will be required to issue equity or debt securities or enter into other financial arrangements, including relationships with corporate and other partners, in order to raise additional capital. Depending upon market conditions, we may not be successful in raising sufficient additional capital for our long-term requirements. In such event, our business, prospects, financial condition, and results of operations could be materially adversely affected.

Operating Activities

For the year ended December 31, 2006, net cash used in operating activities was $2,914,591, compared to $1,184,814 for the year ended December 31, 2005. Such increase was primarily attributable to an increase in our net loss during the year ended December 31, 2006 of $7,052,149, or 436.4%, to $8,668,222, compared to $1,616,073 during the year ended December 31, 2005.

For the nine months ended September 30, 2007, net cash flow used in operating activities increased slightly to $2,199,000 compared to $2,175,000 for the nine months ended September 30, 2006, primarily attributable to a decrease in share-based compensation and our  net loss, offset by an increase in liabilities.

We lease space from a related party under a lease that expires on Dec. 31, 2009, with minimum annual rentals as follows:

Year Ending	Annual Rental

2007	$158,760
2008	$166,698
2009	$175,033

Investing Activities

For the year ended December 31, 2006, net cash used in investing activities was $29,391, as compared to $727,854 during the year ended December 31, 2005. During the year ended December 31, 2006, such cash was utilized to acquire additional equipment, while during the year ended December 31, 2005, $1,101,369 was used to acquire a controlling interest in AdnaGen, offset by $373,515 in cash acquired in such acquisition.

For the nine months ended September 30, 2007, net cash used in investing activities was $2,000, in comparison with $29,000 during the nine months ended September 30, 2006, due to a decrease in equipment purchases.

Financing Activities

Cash provided by financing activities decreased by $1,411,265, or 35.9%, to $2,518,174 during the year ended December 31, 2006, from $3,929,439 during the year ended December 31, 2005.

For the nine months ended September 30, 2007, net cash provided by financing activities increased by $4,210,000 to $6,155,000 during the nine months ended September 30, 2007, compared to $1,945,000 during the nine months ended September 30, 2006, primarily as a result of the 2007 Private Placement described below.

On August 15, 2007, OncoVista-Sub completed the closing of the 2007 Private Placement whereby it sold to accredited investors a total of 970,712 units at $7.00 per share, each unit consisting of four shares of OncoVista-Sub common stock and a warrant to acquire one share of OncoVista-Sub common stock. The net proceeds of the private placement were approximately $6,223,000 after payment of placement agent fees and related expenses of $570,500. In connection with the private placement, OncoVista-Sub issued warrants to its placement agent, Maxim Group, LLC, to acquire 278,857 shares of OncoVista-Sub common stock. The warrants and placement agent warrants (the “Warrants”) are exercisable through August 15, 2012 at the exercise price of $2.50 per share, subject to adjustment for stock splits, stock dividends, distributions, reorganizations, reclassifications, consolidations and mergers. The Warrants may also be exercised on a cashless or net issuance basis if after August 15, 2008 there is no effective registration statement covering the resale of the shares of common stock and shares underlying the warrants. The offering was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D as promulgated by the Commission.

As a result of the Merger, all shares issued in the 2007 Private Placement were exchanged for our shares of common stock and the Warrants became exercisable for shares of our common stock. In connection with the 2007 Private Placement, we granted registration rights to the purchasers in the 2007 Private Placement to register, under the Securities Act, at our expense the shares of common stock issued in the 2007 Private Placement and the shares of common stock issuable upon exercise of the Warrants, which shares are covered by this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We believe that changes in interest rates shall not have a material effect on our liquidity, financial condition or results of operations.

Impact of Inflation

Management believes that results of operations are not dependent upon moderate changes in inflation rates as we expect to be able to pass along component price increases to our customers.

Seasonality

We have not experienced any material seasonality in operations or business.

BUSINESS

We are a biopharmaceutical company engaged in the development and commercialization of targeted cancer therapies both through the acquisition of rights to technologies and drugs from others and through the development of proprietary products. We intend to identify, develop, and rapidly commercialize innovative therapies for the safer and more efficacious treatment and cure of cancer. By commercializing our novel therapeutics, we plan to address a significant share of the U.S. market for cancer therapeutics that Frost and Sullivan currently estimates at $32 billion and expects to grow to $70 billion by 2010. In addition, our proprietary diagnostic technology facilitates stratification of clinical trial patients, as well as quantifies and predicts the response of patients to treatment. We believe that the development of targeted approaches to the administration of anticancer agents should lead to improved outcomes and/or reduced toxicity.

We expect to be a major participant in the oncology arena through the successful development and commercialization of innovative therapies which, as a result of their lower toxicity and/or greater efficiency, will increase patient survival rates and enhance patient quality of life. In targeting compounds for acquisition, we focus on candidates that have been previously tested in human clinical trials or animal models, as well as technologies that may improve the delivery or targeting of previously tested, and in some cases marketed, anticancer agents. Our senior management team and our panel of internationally-recognized clinical advisors have made significant contributions to the development of leading drugs currently used in cancer treatment. Management, in conjunction with our advisors, will evaluate in-licensing candidates based on several criteria, including development and registration strategies to be employed, commercialization opportunities and competitive technologies being developed elsewhere.

Our primary therapeutic strategy is based on targeting the patient’s tumor(s) with treatments that will deliver drugs selectively based upon specific biochemical characteristics of the cancer cells comprising the tumor. Through a combination of licensing agreements as well as mergers and acquisitions, we have acquired the rights to several technologies with the potential to more effectively treat cancers and significantly improve quality-of-life for patients. We intend to initiate a Phase II clinical trial program for our lead compound, OVI-237, during 2008. OVI-237 is a liposomal formulation of a potent inhibitor of thymidylate synthase (TS). In the first quarter of 2008, we plan to launch the Phase I/II clinical trial for Cordycepin (OVI-123) and, following completion of the Phase I portion of the trial, collect initial Phase II efficacy data in a small cohort of refractory leukemia patients who express the marker, TdT. We intend to commence human clinical trials within the next twelve months on our L-nucleoside conjugate candidate drug (OVI-117) which takes advantage of cancer cell membrane changes to allow for selective, site specific targeting. Finally, we have a proprietary screening technology for designing novel anti-tubulin (or anti-mitotic) agents and discovering variants of existing anti-tubulin agents which have improved specificity for the tumor cells being targeted. We anticipate that these new anti-tubulin drugs will elicit an improved clinical response and be less toxic. We intend to develop our key candidates into novel, highly efficacious therapies to be marketed by means of corporate alliances.

Our Current Product and Product Candidate Pipeline

Our current portfolio of compounds and technologies under development or planned development include:

•	Lipsomal TS Inhibitor;

•	Cordycepin;

•	L-Nucleoside Conjugates;

•	Novel Tubulin Isotype-Specific Anti-Mitotics; and

•	Monitoring of Drug Performance (AdnaGen Oncology Diagnostics).

The following table summarizes the status of our various pre-clinical and clinical development programs underway, including both chemotherapeutic agents and oncology diagnostic products:

Program	Indication	Status	Planned Activities	Commercial Rights
Lipsomal TS Inhibitor (OVI -237)	Metastatic Solid Tumors	Phase II Clinical Development	Phase II Clinical Trial to be initiated in Second Half of 2008	OncoVista
Cordycepin (OVI-123)	Refractory TdT Positive Leukemias	In Phase I/II Clinical Development; Open IND; Orphan Drug Designation Received;	Phase I/II Trial to be initiated in First Quarter of 2008	OncoVista
L-Nucleoside Conjugates (OVI-117)	Colon Cancer	Pre-Clinical Development; Initiated GLP animal safety studies	Anticipated IND Filing in the Second Quarter of 2008 to Commence Phase I Trial	OncoVista
Tubulin Isotype-Specific Anti-Mitotics	Solid Tumors Expressing Specific Tubulin Isotypes	Pre-Clinical Development;	Design and Testing of Candidate Compounds; Lead Selection by the third quarter of 2008	OncoVista
AdnaGen Diagnostic Products	Metastatic Solid Tumors	Tests Commercialized in EU for Colon and Breast Cancer	Seeking Approval of Breast Test in the United States	Gen-Probe (bladder & prostate); AdnaGen (all other indications)

The following sections discuss various aspects of our portfolio of drug candidates and their respective therapeutic characteristics in more detail.

Liposomal Thymidylate Synthase (TS) Inhibitor (OVI-237) (solid tumors)

OVI-237 is our most advanced clinical stage drug. It was obtained in November 2007 as a result of an exclusive worldwide licensing agreement with OSI Pharmaceuticals (Melville NY).

The drug was previously known as “OSI-7904L” and has been studied in a broad range of preclinical studies as well as several Phase I and Phase II human clinical trials.

OVI-237 is a liposome encapsulated formulation of a potent thymidylate synthase inhibitor (TSI) with activity at picomolar concentrations. Salient features of OVI-237 include:

•	Most potent TSI in its class;

•	Liposome formulation enhances pharmacokinetics: long half life in plasma;

•	Unique biodistribution profile; enhanced accumulation and tumor residence time;

•	No requirement for polyglutamation for anti-tumor activity;

•	Independent of dihydropyrimidine dehydrogenase (DPD) activity;

•	No requirement for folate supplementation;

•	No requirement for leukovorin;

•	Manageable toxicity profile as a single agent and in combination with oxaliplatin and cisplatin;

•	More convenient dosing schedule with a 30 minute IV infusion compared to 24-48 hour 5-FU dosing schedules;

Approximately 150 patients have been treated with the drug in various Phase I and Phase II trials and the results can be summarized as follows:

•	In a Phase I trial (OVI-237 as a single agent), 11 out of 31 patients experienced stable disease (SD);

•	In a Phase I trial (OVI-237 in combination with cisplatin), 3 patients (2 breast and 1 gastric cancer; out of 27 patients total) experienced a partial response (PR) and 9 patients had SD;

•	In a Phase I study (OVI-237 in combination with oxaliplatin), 14 patients with colorectal cancer were treated, 2 patients experienced a PR and 11 had SD;

•
In a Phase II study (OVI-237 as a single agent) in patients with locally advanced or metastatic adenocarcinoma of the stomach or gastroesophageal junction, 46 patients were treated and evaluable; there was 1 complete response (CR), 7 PRs and 21 SDs;

•
In a randomized, open label, Phase II study of OVI-237 vs. 5-FU/LV as first-line treatment in patients with unrespectable, locally advanced or metastatic adenocarcinoma of the biliary tract, 11 patients were treated in each arm and no responses were seen in the OVI-237 arm;

•
In a Phase II trial (single agent) of OVI-237 in patients with locally advanced or metastatic squamous cell carcinoma of the head and neck who have failed first line therapy, 10 patients were treated and 4 SDs were seen.

From the responses seen in previous trials, we believe that the drug has intrinsic anti-tumor activity and that the key to successful clinical development leading to registration will depend upon increasing response rates among the clinical trial participants. To this end, we plan to utilize the AdnaGen technology for characterizing biomarkers in circulating tumor cells to identify patients most likely to respond to therapy and to monitor the effectiveness of treatment.

We plan to initiate a new Phase II clinical development plan during the second half of 2008. Although it has yet to be finalized, we believe that the initial studies may be in metastatic breast cancer or gastrointestinal cancer.

Cordycepin (OVI-123) (TdT-Positive Refractory Leukemias)

The American Cancer Society estimated that 44,240 new leukemia cases would be diagnosed in 2007 in the U.S. While 200,000 individuals are living with, or are in remission from, leukemia in the U.S., the annual mortality rate is nearly 23,000. The four broad classifications of leukemia are:

•	Acute lymphocytic leukemia (“ALL”);

•	Chronic lymphocytic leukemia (“CLL”);

•	Acute myelogenous leukemia (“AML”); and

•	Chronic myelogenous leukemia (“CML”).

Cordycepin, which was obtained through OncoVista-Sub’s acquisition of Aengus Pharmaceuticals, Inc., and was our first clinical-stage development compound. We are developing Cordycepin as a treatment option for certain leukemia patients that are either refractory to currently-used chemotherapeutics or have experienced a relapse. Cordycepin depends upon the presence of a DNA polymerase, known as terminal deoxynucleotidyl transferase (TdT), for our therapeutic activity. Approximately 95% of ALL patients express TdT, and approximately 10% of the AML cases express TdT. The range of CML cases that express TdT has been estimated between 0% and 55% in scientific literature with an average of 21% among the cited articles. Generally, the TdT-positive patients that would either be refractory or have experienced a relapse are older adults.

Opportunity

Leukemia is a malignant cancer of the bone marrow and blood. Leukemia is characterized by the uncontrolled accumulation of blood cells and is categorized as either lymphocytic or myelogenous, either of which type can be acute or chronic. The terms lymphocytic and myelogenous denote the type of blood cell affected (lymphocytic involving lymphocyte cells in bone marrow and myelogenous implicating other blood cells). Acute leukemia is a rapidly progressing disease that results in the accumulation of immature, functionless cells in the marrow and blood, thereby resulting in a condition whereby the marrow often can no longer produce enough normal red blood cells, white blood cells and platelets. Anemia, a deficiency of red cells, develops in virtually all leukemia patients, and the lack of normal white cells impairs the body’s ability to fight infections. A shortage of platelets results in bruising and easy bleeding. Chronic leukemia, on the other hand, progresses more slowly and allows greater numbers of more mature, functional cells to be made.

While AML and CML have been cancers primarily of adults, with prevalence rates of 94% for AML in adults over the age of 20 and 97% for CML in adults over 20, ALL is more evenly distributed between adults and children. Approximately 65% of new cases diagnosed with ALL are in children under the age of 20, and while the treatment outcomes for ALL in children have generally been favorable with a five-year survival rate of 86% for children under the age of 15, the treatment response rates for adults have resulted in a lower overall five-year survival rate of 65%. Given the toxic profile of the treatment regimens for both adults and children, we believe that Cordycepin, as a TdT-dependent agent, could be used as part of a combination therapy regimen in order to minimize toxicities to both age groups while maintaining effectiveness.

Market

Currently, approximately 50 different drugs are being used to treat leukemia. In the past decade, several important new drugs and new uses for existing drugs have greatly improved cure rates or remission duration for some patients. Because of the likelihood of increased toxicity for standard- or lower-risk childhood ALL patients, most centers treat these patients with a less intense treatment regimen than the four- or five-dose treatment regimen used for higher risk patients This regimen generally results in a complete remission rate of 95%. For adult ALL patients, the treatment regimen is similar to the childhood treatment regimen; however, for the 60% to 80% demonstrating remission during induction, the median remission duration is approximately 15 months. Unfortunately, those patients experiencing a relapse can succumb within one year.

AML treatment should be sufficiently aggressive to achieve complete remission since partial remission offers no substantial survival benefit. Initial therapy typically results in 60% to 70% of adults attaining complete remission during the induction phase. However, with an overall five year survival rate of 20%, the long-term prognosis in general is not good for adult AML patients. Unfortunately, while AML is a cancer of older adults, because of the therapy’s toxicity (from myelosuppression and increased risk of infection), induction chemotherapy is not generally offered to the very elderly.

Gleevec®, the standard primary course of treatment in CML, inhibits an enzyme (bcr-abl tyrosine kinase) resulting from the defective gene translocation. By selectively inhibiting the activity of this enzyme, Gleevec® offers dramatic advantages to patients, including decreased side effects, few adverse effects on normal tissues and a very high response rate. The effectiveness and tolerance of older patients and the projections from the first several years of clinical trials suggest that the drug will prolong the duration of hematological remission and extend the patient’s life, when compared to former therapies.

Similar to Gleevec®, our Cordycepin selectively targets cells expressing a specific enzyme involved in the disease’s pathway. In this case, Cordycepin is targeting cells expressing TdT. With an addressable patient population consisting primarily of 46,000 individuals with CML, Gleevec® has been projected to achieve over $2.7 billion in revenues by 2008 according to Merrill Lynch estimates. With an addressable patient population for Cordycepin in leukemia patients nearly half the addressable population of Gleevec®, We believe that our product possesses a significant upside potential.

Clinical Development

Cordycepin has been studied in a National Cancer Institute-sponsored Phase I clinical trial for treating TdT-positive ALL leukemia patients. The therapy depends upon the presence of TdT for our activity. TdT is a polymerase expressed in immature, pre-B, pre-T lymphoid cells, and acute lymphoblastic leukemia/lymphoma cells. TdT, and similar enzymes found in fungi and parasites, recognize Cordycepin and its analogues and add them onto growing nucleic acid chains thereby terminating synthesis of the nucleic acid and replication of the cell. Importantly, TdT expression in normal human tissue is limited to primitive lymphoid cells in the bone marrow and thymus, so most normal cells in the body are unaffected by the drug. In addition to effectively treating TdT-positive ALL and CML, Cordycepin can also be used to treat diffuse high-grade lymphoblastic lymphoma, which also expresses TdT.

In a biological system, Cordycepin is converted to 3’-deoxyinosine by the enzyme adenosine deaminase (“ADA”), so Cordycepin must be administered with an ADA inhibitor, such as deoxycoformycin (Nipent® or pentostatin) to protect Cordycepin and allow it to maintain its antileukemia activity. If the Phase I/II trial of Cordycepin demonstrates adequate safety and efficacy, OncoVista intends to develop an ADA-resistant analog of Cordycepin in order to eliminate the need for co-administration of deoxycoformycin. In the meantime, OncoVista plans in the first quarter of 2008 to initiate a Phase I/II trial based on the "original" ADA-sensitive compound.

The initial Phase I clinical trial data for the combination therapy were obtained in ALL in a previous Phase I study of fourteen patients between 1997 and 2000. No Cordycepin-related adverse events were noted. Biological activity in the last three patients of the escalating dosing study was noted by the transient clearing of peripheral blood blasts.

As of May 2007, we have an open IND and in addition, in July 2007, our request for Orphan Drug designation for Cordycepin was granted. The clinical trial is expected to commence in the first quarter of 2008. We are also working with AAI Oncology, our clinical contract research organization, or CRO, to identify additional clinical sites for the Phase I/II Cordycepin trial which will supplement the primary site, the Dana Farber Cancer Institute. It is anticipated that the trial will take place at two centers and will involve the enrollment of up to 24 patients in the first stage and up to 40 patients in the second stage. The primary objective will be to determine the maximum tolerated dose (“MTD”) for Cordycepin. Secondary objectives will include assessing the pharmacokinetics/pharmacodynamics, assessing efficacy and safety at the MTD. We anticipate a total time period of 18 months for the trial during which patients will receive Cordycepin for three consecutive days repeated every 28 days. Patients will be eligible for re-treatment if all dose-related toxicities have been resolved by Day 28 and there is no evidence of disease progression. Subjects may receive treatment until disease progression and will be followed for at least 30 days after the last administration of study drug.

L-Nucleoside Conjugate (OVI-117)

Compounds evolving from our L-nucleoside conjugate technology take advantage of cell membrane changes that differentiate cancerous cells from healthy cells. This anomalous characteristic of cancer cell membranes presents a unique opportunity for targeting these cells with new products which are uniquely designed cytotoxic nucleosides that selectively enter cancerous cells. After entering the cancer cells, these compounds are enzymatically cleaved to release their cytotoxic agents causing the death of the cancer cell. The membranes of healthy cells deny the L-nucleoside entry, so that only cancerous cells are killed. We believe that there should be no side effects due to excessive toxicity. Its drug candidates using L-nucleoside conjugates have demonstrated efficacy in cell lines for colorectal, pancreas, melanoma, leukemia and prostate cancers. Although OVI-117 has shown anti-tumor activity in animal models of several human cancers (including breast, prostate and colon), our initial target indication is expected to be colorectal cancer.

The L-nucleoside conjugate technology was obtained through an exclusive, world-wide, royalty and milestone-bearing right and license to utilize the patents and technologies of Lipitek International, Inc. relating to L-Nucleosides and their conjugates. Alexander L. Weis, Ph.D., a member of the board of directors, Chief Executive Officer, President and Secretary is the ultimate beneficial owner of Lipitek International, Inc. and Lipitek Research LLC. Dr. Weis has agreed not to vote as a director in connection with any matter relating to Lipitek.

Opportunity

Colorectal cancer is the third most common form of cancer, and diagnosis of localized colon cancer is typically made by means of colonoscopy. Symptoms of colorectal cancer include:

•	Change in bowel habits as seen by changes in frequency (due to either constipation or diarrhea), changes in stool caliber and changes in stool consistency;

•	Blood in stools (melena, hematochezia);

•	Bowel obstruction (rare) by the tumor;

•	Anemia, with symptoms such as tiredness, malaise, pallor; and

•	Unexplained weight loss.

The absence of discernable symptoms in the early stages of this disease is one reason why periodic screening with fecal occult blood testing and colonoscopy is so widely recommended.

For 2007, in the United States, the American Cancer Society estimates there will be 153,760 new colorectal cancer cases of which colon cancer accounted for 112,340 cases. Colon cancer is a highly treatable and often curable disease when diagnosed early and localized to the bowel. When detected at its earliest stage (Dukes’ A) as an in situ tumor, the curative rate for colon cancer approaches 90%, or 5 times the curative rate for colon cancers detected at a later stage. Unfortunately, 40% to 50% percent of patients have metastatic disease at the time of diagnosis after many of the above symptoms have been exhibited. Surgery is the primary form of treatment and is typically followed by a regimen of chemotherapy. Despite the fact that a majority of patients have the entire tumor removed by surgery, as many as 50% to 60% will ultimately die from either the metastatic colon cancer or from a recurrence. Deaths from colorectal cancer are estimated to be 52,180 in 2007 in the United States.

Market

Standard treatment for patients with colon cancer has been open surgical resection of the primary and regional lymph nodes for localized disease. Surgery alone is curative in 25% to 40% of highly selected patients who develop resectable metastases in the liver and lung.

For 60% to 75% of the patients with colorectal cancer for whom surgery alone is insufficient to achieve a cure, adjuvant chemotherapy utilizing such extremely cytotoxic regimens as 5-FU based therapies, irinotecan or oxaliplatin are employed. However, due to the non-specific nature of these drugs (which attack both healthy and cancerous cells), the side effects profile includes severe diarrhea, neuropathy, nausea, neutropenia and fatigue. The median survival of these patients has improved from approximately 12 months in the mid-1990s to more than 20 months in 2003. The industry continues to research treatment methods that can improve upon both the length of survival and reduce the toxicity profiles.

Clinical Development

We have accumulated in vitro and in vivo data indicating that several of the L-nucleoside conjugates are effective against various types of cancer. One of our L-nucleoside conjugate candidates, OVI-117, is a conjugate of an L-nucleoside to the highly toxic compound 5’-fluorodeoxyuridine monophosphate (FdUMP), a thymidylate synthase (TS) inhibitor. To date, OVI-117 has undergone two proof-of-concept studies in animals, as both a single agent and as a multi-agent combination therapy with oxaliplatin. OVI-117 is currently undergoing the GLP animal drug safety studies that are necessary prior to submission of an IND. Once the drug safety studies are completed, we can compile the IND for submission to the FDA, which is a key step to human clinical trials.

We believe that OVI-117 should be ready to enter Phase I clinical trials in approximately 9 to 12 months. Additional pre-clinical work to be completed prior to IND submission includes formulation and stability studies, as well as preparation of clinical trial material (sterile filling).

Tubulin Isotype-Specific Anti-mitotics

We are currently evaluating several candidates as part of our research and development in this area. By the end of 2008, we expect to identify a lead compound in a family of novel chemotherapeutic compounds capable of distinguishing among the different forms (isotypes) of tubulin, a subunit protein of microtubules which play a critical role in the lives of cells. When a cell divides, microtubules constitute the mitotic spindle, and when a cell is not dividing, microtubules form a sub-cellular network that is responsible for various cellular activities such as respiration, protein synthesis, waste elimination, etc. Drugs that bind to tubulin are capable of interfering with microtubule dynamics and thereby preventing cells from dividing. Some of the most commercially successful anti-cancer drugs (the taxanes and Vinca alkaloids, for example) are members of this class of compounds.

One of our goals is to use rational drug design to create better drugs than the present ones. Using a proprietary database of 500 different tubulin structures, we are identifying, synthesizing and screening newly created drugs designed to be highly specific for isotypes that are prevalent in cancers and rare in normal cells. The database contains proprietary information regarding tubulin structures in human and other eukaryotic cells (i.e., cells with nuclei and organelles) that we believe were previously unknown to medical science. This combination of information regarding chemical structure and oncological activity opens the door to dramatic changes in drug design, through supercomputer-assisted screening procedures. We believe that access to this proprietary in silico technology will help us to develop new drugs more quickly, thereby improving time to market and saving millions of dollars in unfocused laboratory screening and optimization.

Our proprietary database also has significant value for use in repositioning existing compounds to develop new cancer treatments. The database was developed through large-scale computational modeling of cellular components, cancer processes and treatments. We believe that the resulting drugs should be more effective against tumors by targeting the microtubule isotypes which are preferentially expressed in cancers. Additionally, side effects should be limited as the targeted isotypes occur in very few healthy tissues, thereby allowing the use of high therapeutic doses with minimized associated toxicity.

The first series of compounds in a series of tubulin isotype-specific drugs has been designed and synthesized. These drugs are designed to not bind the type of tubulin which is associated with hematopoetic cells, and are thus intended to reduce myelosuppression. These candidates are currently undergoing in vitro evaluation for binding affinity. Computer-assisted in silico testing is also underway. By using our resources efficiently, we expect by the third quarter of 2008 to select a lead candidate which we will take into the lab for detailed study.

AdnaGen Diagnostic Products

We believe one of our key differentiators is our ability to detect and recognize the expression of markers in patients with metastatic cancer. In order to prescribe an optimal chemotherapy regimen, the oncologist must obtain pertinent diagnostic and staging information for the patient’s cancer. In addition to analyzing the cancer cells under a microscope to diagnose the cancer, the pathologist also determines the stage of the cancer by assessing the aggressiveness of the cancer cells (i.e., staging) and by using a variety of clinical measures such as size, how deeply the tumor has invaded tissues at the site of origin, and the extent of any invasion into surrounding organs, lymph nodes or distant sites. Patient history, physical signs, symptoms, and information obtained from existing tests are also evaluated and considered.

The administration of cytotoxic drugs (by means of chemotherapy) after surgery and/or radiation therapy aims to kill remaining cancer cells and to reduce recurrence risk. Since many more lives are claimed by metastatic cancers than by primary cancers, the early detection of metastatic tumor cells can mean the difference between life and death in certain instances. However, patients experience a wide range of side effects due to the long-term exposure to chemotherapy, including infection, pain in the mouth and throat, weight loss, fatigue, hair loss, cognitive impairment, cardiac tissue damage and infertility. The overall benefits of chemotherapy vary significantly across cancer populations and the benefits of treatment do not always justify the cost of the therapy or offset the physical and mental burden patients endure. In addition to the above considerations in assessing the benefits versus the costs of treatment, the oncologist needs specific grading and staging information to assess the likelihood of reoccurrence.

Balancing the need to kill as many cancer cells as possible against the patient’s tolerance of toxicities presents a major challenge. While the oncologist might need specific diagnostic and staging information to optimally treat the patient, many of the tools available to the radiologist or pathologist are constrained by their ability to determine that needed information. A test to detect metastatic tumor cells as early as possible could dramatically increase the probability of long-term survival. Unfortunately, because tumor pathology and staging are heavily dependent on visual assessment and human interpretation, many patients are misclassified as high risk when they are truly low risk for recurrence or low risk when they are high risk for recurrence, resulting in over-treatment for some and undertreatment for others.

An ability to detect meaningful serum tumor markers in a quantitative manner would significantly improve the treatment process on two fronts. First, early detection of circulating tumor cells would enable a diagnosis of relapse and enable the earlier commencement of treatment resulting in favorable outcomes. Second, the detection of certain tumor markers would facilitate stratification of patient populations into groups most likely to respond to a dosing regimen. For those patients who possess a genetic predisposition that precludes them from responding to cytotoxic drugs, initial determination would eliminate the unnecessary side effects associated with a treatment that will have no benefit to the patient.

In late 2005, we obtained the rights to our diagnostic technology through the acquisition of a majority interest in AdnaGen AG of Germany. AdnaGen’s proprietary assay technology has demonstrated the sensitivity and selectivity required to detect a low number of cancer cells circulating among healthy cells (at levels of roughly one part per million) early in the metastatic process, thereby improving the patient’s chances of survival. AdnaGen’s proprietary “combination-of-combinations” approach led to the first commercial product that provided a complete solution for the detection and analysis of circulating tumor cells (CTCs) for clinical diagnosis. The technology also provides quantitative parameters for the prognosis of disease progression. AdnaGen currently markets AdnaGen kits for metastatic colon and metastatic breast cancer diagnosis in Europe. AdnaGen’s platform is expandable to encode the markers for virtually all cancer types. These assays have a specificity of greater than 95% at a sensitivity of two tumor cells per 5ml of blood, enabling the reproducible detection of low levels of circulating tumor cells in the blood.

The advantages of this diagnostic technology includes:

•	Novel and highly sensitive detection of circulating tumor cells;

•	Early detection of metastatic cancer;

•	Monitoring of treatment efficacy; and

•	Selection and stratification of clinical trial participants and patients.

AdnaGen’s technology could also be utilized in clinical trials to aid in determining the optimal patient population and in assessing the effectiveness of a drug in development. By utilizing tumor markers to determine patient exclusion standards in a trial’s protocol and thereby target the patients expected to demonstrate optimal response, the probability of attaining FDA approval could be enhanced. In addition, the detection of tumor markers could be used to gauge the effectiveness of a patient’s treatment. This ability to measure the effects of a chemotherapy regimen could be extended to the oncologist’s office.

AdnaGen and OncoVista-Sub submitted a package of data to the FDA in May 2007 as a prelude to discussing with the FDA its proposed development path for gaining approval to use the AdnaTest for breast cancer in the United States. In collaboration with Dr. H. Fritsche and Dr. M. Cristofanilli at MD Anderson Cancer Center in Houston, a study of more than 50 metastatic breast cancer patients generated strong data in support of our molecular test when compared to the currently approved immunochemical test.

We have exclusive, worldwide rights for the use of the AdnaGen technology in oncology drug development. Business development efforts have been initiated with several major pharmaceutical companies.

Innogenetics Partnership

In January 2007, AdnaGen entered into a distribution agreement with Innogenetics giving Innogenetics the exclusive right to commercialize the AdnaGen kits in the European market and is currently marketing the kits and generating revenue. In September 2007, AdnaGen entered into license agreement with Innogenetics granting Innogenetics the right to use AdnaGen technology in adapting Innogenetics’ proprietary strip detection technology after successful feasibility studies. The new strip-based test is planned to be on the European market in 2009. AdnaGen is entitled to a royalty payment based on sales of the product.

Gen-Probe Partnership

In December, 2004, AdnaGen licensed their technology to Gen-Probe, Inc. with respect to quantitative detection of specific cells.

Under the terms of the agreement, Gen-Probe will gain exclusive access to AdnaGen technology for molecular diagnostic tests for prostate and bladder cancers. Gen-Probe paid AdnaGen a license fee in 2005. The agreement also includes additional milestone payments based on certain regulatory and commercial events. In addition, Gen-Probe will pay AdnaGen royalties on sales of any products developed using AdnaGen’s technology.

We are currently in discussion with Gen-Probe with respect to the future of these options. AdnaGen and Gen-Probe are in the final stages of establishing a research and development partnership for detection of circulating tumor cells in blood and urine.

Our Strategy

We have implemented a comprehensive, multi-faceted approach to candidate identification and product development in the oncology treatment and diagnostic market segments. Our strategic plan consists of the following elements:

•
Focused, Robust In-licensing Candidate Selection and Acquisition Program. We believe that the relationships and reputation of both our management and our clinical advisory board position us to be exposed to many acquisition and in-licensing opportunities that would not normally be available to a company of our size. In many instances, the acquisition of biopharmaceutical companies by larger companies has resulted in drug programs being delayed or discontinued, due to such factors as loss of internal sponsorship (not created at the acquiring company), a perceived lack of market size (the desire for $1 billion drugs) by the larger combined entity, or an overcrowded pipeline (too many product candidates to investigate, too many products to develop and a lack of sufficient resources). Indeed, the development of over 100 oncology compounds that had been on the development track has been delayed or discontinued. We view many of these product candidates, together with some of the 400 plus compounds in the development pipeline, as potential candidates for in-licensing.

By leveraging the experience of our management and clinical advisory board in selecting, developing and obtaining approval for many important chemotherapeutics, we believe that we will be able to discern those opportunities that truly possess the potential to become approved drugs within a targeted three-to-five year horizon. We involve our clinical advisory board in all major acquisition and in-licensing decisions. The clinical advisory board evaluated over 30 such in-licensing opportunities of which four emerged as candidates sufficiently attractive to pursue and, subsequently, one resulted in an in-licensing deal. Given the experience and the active network of our management team and clinical advisory board, we expect to uncover many other promising candidates. Coupled with this we generally structure our in-licensing deals so that if the in-licensed technology fails to perform as represented, we are able to recover any payments made by us in acquiring the technology.

•
A Practical, Rational Approach to Drug Development. Our management is well versed in the nuances associated with successful execution of the drug development and registration process. Registration strategies will be designed to address those issues which are critical to achieving success with respect to both the acceptability of a specific plan in the eyes of the FDA and the achievability of that plan with respect to the designated end points for that phase of the clinical trial. Furthermore, wherever possible these strategies will be designed to take advantage of the FDA’s accelerated approval paths for certain drugs and/or orphan drug designation.

•
A Disciplined Internal Development Strategy for Therapeutics. Besides opportunistically evaluating candidates for potential in-licensing or acquisition, we possess two proprietary technologies which we believe will produce candidates for potential out-licensing. Both technologies target aspects of cell biology specific to most cancer cells, but not found in healthy cells. We expect these technologies to produce an array of candidates. We believe that, in many instances, the potential candidates would address opportunities with unmet needs, such as cancers that are very resistant to therapy or have high recurrence rates. In other instances, we believe that the candidates will address opportunities where the effectiveness of existing chemotherapeutics is hampered by the toxic side effects which the drugs produce. In these circumstances, we believe that by using our products in combination with existing drug therapies administered at lower dosage levels will produce comparable or improved effectiveness with diminished side effects versus the single agent.

Our L-nucleoside conjugate technology selectively targets certain cancer cell membrane characteristics which make those cancer cells vulnerable to penetration, but leaves the healthy cells unaffected. In effect a new drug is created by conjugating an L-nucleoside to an existing chemotherapeutic agent that would be too toxic if delivered systemically. As this new drug selectively penetrates the cancer cell membranes and then enzymatically releases the cytotoxic drug at the targeted site, the L-conjugate induces cell death only at the desired site. Several product candidates have been evaluated by us and one candidate (OVI-117) has been tested in two animal models.

Our other technology relates to a proprietary database of tubulin isotypes as potential candidates for targeting by certain chemotherapeutics. Tubulins, which are instrumental in cell mitosis, have been proven as cancer targets by drugs such as the taxanes. We intend to screen our proprietary database for candidates to be targeted either by drugs to be developed by us, or by drugs already developed by other companies that are not aware of the potential for tubulin targeting of their products. During the third quarter of 2008, we expect to identify our first antimitotic tubulin compound to take forward into the clinic.

•
An Integrated Diagnostics Strategy. AdnaGen’s proprietary diagnostics platform represents an opportunity to improve the probability of attaining FDA approval for our drugs. AdnaGen’s proprietary “combination-of-combinations” platform detects and analyzes circulating tumor cells for clinical diagnosis and staging. AdnaGen currently offers diagnostic products for colon and breast cancer diagnosis in the European market. AdnaGen’s platform is expandable to encode the markers for virtually all cancer types. These assays are highly specific and sensitive, with ability to detect two circulating tumor cells per 5ml of blood (which contains approximately 10[7] normal nucleated cells) at a 95+% likelihood, thereby enabling the reproducible detection of low levels (better than 1 part per million) of circulating tumor cells in the blood. As part of our oncology drug development process, we expect to employ AdnaGen’s diagnostic technology to design trial protocols to stratify the patient population to exclude patients least likely to respond. In addition, these tests will provide insight into the state of the metastatic process thereby enabling the monitoring of disease progression as well as the effectiveness of treatment regimen.

Drug Development Expertise and Capabilities

The strength of our senior management team and our clinical advisory board is in the breadth and depth of their experience in developing chemotherapeutics. We believe that the quality of our senior management team and clinical advisory board rivals that of any other oncology-focused pharmaceutical company, regardless of size.

Drs. Weis, Levenson and Noel each bring over 20 years of extensive experience in the biotechnology and pharmaceutical industries to us. Dr. Weis, our Chief Executive Officer and founder of OncoVista-Sub, was a co-founder of ILEX Oncology. Dr. Levenson, our Chief Technical Officer, has previously held senior positions at ILEX Oncology, Roche Molecular Systems and Cetus Corporation. Dr. Noel, our Director of Regulatory Affairs, has held senior positions at Cetus, Alpha Therapeutics and Abbott Biologics.

The clinical advisory board includes industry opinion leaders and oncologists with practical, relevant regulatory expertise, who can map out the very efficient registration strategies. Many individuals on the clinical advisory board have been instrumental in the development of such primary chemotherapeutics as Taxol®, Taxotere®, Oxaliplatin, Hycamtin®, Paraplatin®, Campath® and Tarceva®. As can be seen from the biographies below, these individuals have experience very pertinent to our business.

Cancer drug development presents unique challenges in clinical development and registration. Obtaining marketing approval for a new drug depends upon the drug’s successful attainment of significant clinical endpoints such as increased overall survival and improvement in quality of life. According to the National Cancer Institute, less than 5% of cancer patients participate in clinical trials. This causes intense competition for trial participants, particularly in indications with the largest market potential (breast, lung, colon and prostate cancer). The failure rate for drugs in clinical development is high. Fewer than one in twelve of all drugs entering clinical trials eventually gains approval according to the FDA. Not surprisingly, the attrition rate for anti-cancer drugs is even higher with roughly only one in twenty eventually getting to market from the clinic. Thus, successful clinical development and registration of a new drug depends, in large part, upon judicious selection of the lead compound, designation of demonstrable clinical end points and the availability of a sufficient pool of patients with appropriate characteristics. Our clinical advisory board gives us a critical advantage in these essential areas. Furthermore, in order to formulate a successful clinical development plan, it is critical to know which drugs have already been approved and which drugs currently in clinical development are likely to be approved, since, ultimately, any newly approved drug will need to prove itself superior to, or at least equal to, previously-approved or about-to-be-proven therapies. Well constructed clinical development plans aimed at rapid marketing approval often take advantage of the FDA’s accelerated approval process which applies solely to diseases for which there is an unmet medical need. For cancers in which there are few treatment options and prognosis is poor, a new drug which shows even a small improvement in clinical endpoints may be approved based on Phase II clinical trial data. Taking advantage of this development path can save significant time and money in getting a drug to market. Our team is familiar with this path and plans to follow it as a part of our registration strategy when viable.

We believe that we will be able to bring the strength of our management and clinical advisory board experience to bear on our product pipeline by efficiently identifying candidates, performing due diligence, negotiating in-license agreements and developing innovative clinical development and registration plans for strong product candidates. Before either acquiring or in-licensing any candidate, our senior management reviews the opportunity thoroughly with the clinical advisory board to determine the likelihood of successful product registration.

Intellectual Property

As of January 2, 2008, we held rights to over eighty (80) issued patents and several patent applications. Our ability to protect and use our intellectual property in the continued development and commercialization of our technologies and products and to prevent others from infringing on our intellectual property is crucial to success. Our basic patent strategy is to augment our current portfolio by continually applying for patents on new developments and obtaining licenses to promissory product candidates and related technologies. We also maintain various trade secrets which we have chosen not to reveal by filing for patent protection. Our issued patents and patent applications provide protection for our core technologies. In addition to the foregoing patent activity, several continuations-in-part and international patents have been filed. Patent applications related to our proprietary tubulin database and anti-mitotic agents have been filed.

We also rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements. Our policy is to require our employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers, board of directors, technical review board and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us are to be kept confidential and not disclosed to third parties except in specific limited circumstances. We also require signed confidentiality or material transfer agreements from any company that is to receive our confidential information. In the case of employees, consultants and contractors, the agreements provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as our exclusive property. There can be no assurance, however, that all persons who we desire to sign such agreements will sign, or if they do, that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

Our success will also depend in part on our ability to commercialize our technology without infringing the proprietary rights of others. Although we have conducted freedom of use patent searches no assurance can be given that patents do not exist or could not be filed which would have an adverse affect on our ability to market our technology or maintain our competitive position with respect to our technology. If our technology components, products, processes or other subject matter are claimed under other existing United States or foreign patents or are otherwise protected by third party proprietary rights, we may be subject to infringement actions. In such event, we may challenge the validity of such patents or other proprietary rights or we may be required to obtain licenses from such companies in order to develop, manufacture or market our technology. There can be no assurances that we would be able to obtain such licenses or that such licenses, if available, could be obtained on commercially reasonable terms. Furthermore, the failure to either develop a commercially viable alternative or obtain such licenses could result in delays in marketing our proposed technology or the inability to proceed with the development, manufacture or sale of products requiring such licenses, which could have a material adverse effect on our business, financial condition and results of operations. If we are required to defend ourselves against charges of patent infringement or to protect our proprietary rights against third parties, substantial costs will be incurred regardless of whether or not we are successful. Such proceedings are typically protracted with no certainty of success. An adverse outcome could subject us to significant liabilities to third parties and force us to curtail or cease our development and commercialization of our technology.

We aggressively seek U.S. and international patent protection for the chemical compounds, processes, and other commercially important technologies which we develop. While we own specific intellectual property, we also in-license related technologies determined to be of strategic importance to the commercialization of our products or to have commercial potential of their own. For example, to continue developing and commercializing our current products, we may license intellectual property from commercial or academic entities to obtain technology rights that are required for our research and development or commercialization activities.

We have applied for trademark registration in the U.S. for “OncoVista” further aligning our intellectual property portfolio with product commercialization. Much of the proprietary software and related information used in our analytical databases is protected by copyrights or by rights that have been in-licensed.

Competition

In addition to the specified therapies relative to each cancer discussed earlier, we generally face competition from pharmaceutical and biotechnology companies, academic institutions, governmental agencies, and private research organizations in recruiting and retaining highly qualified scientific personnel and consultants and in the development and acquisition of technologies. The pharmaceutical and biotechnology industries are very competitive and are characterized by rapid and continuous technological innovation. We believe there are a significant number of potential drugs in preclinical studies and clinical trials to treat cancer that may result in effective, commercially successful treatments. In addition to most of the large pharmaceutical companies having small molecule programs, we are aware of large biotechnology companies, such as Amgen, Inc., Genentech, Inc., Biogen Idec Inc., Millennium Pharmaceuticals, Inc, and OSI Pharmaceuticals, Inc., that are developing small molecule therapeutics as treatments for cancer. Other, smaller companies in this field include: Avalon, Kosan, Allos, EntreMed, and Sunesis. In the area of genomic-based diagnostic testing, we are aware of several other companies that are offering or developing such tests including Abbott Diagnostic Laboratories, Aureon Laboratories, Celera Diagnostics, LLC, Correlogic Systems, Genomic Health, Monogram Biosciences, Myriad Genetics, Roche Diagnostics and Veridex LLC.

We recognize that most of our competitors have a broader range of capabilities and greater access to financial, technical, scientific, business development, recruiting and other resources. Additionally, third party-controlled technology, which may be advantageous to our business, could be acquired or licensed by our competitors, thereby preventing us from obtaining technology on commercially reasonable terms, if at all. Because part of our strategy is to target markets outside of the United States through collaborations with third parties, we will compete for the services of third parties that may have already developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies to target the diseases on which we have focused.

Collaborative Relationships and Partnerships

We anticipate that we will enter into strategic relationships with respect to the research and development, testing, manufacture, and commercialization of our product candidates. There are significant expenses, capital expenditures and infrastructure involved in these activities. We believe that working together with strategic partners will expedite product formulation, production and approval.

We have relationships with the University of Texas Health Science Center at San Antonio (UTHSCSA), the Cancer Therapy and Research Center (CTRC), and the San Antonio Cancer Institute (SACI), one of the leading cancer research institutes in the nation. ILEX Oncology, Dr. Weis’ and Dr. Levenson’s former company, was formed as a commercial spin-off from CTRC and was acquired by Genzyme Corporation in 2004.

Government Regulation

The Drug and Therapeutic Product Development Process

The FDA requires that pharmaceutical and certain other therapeutic products undergo significant clinical experimentation and clinical testing prior to their marketing or introduction to the general public. Clinical testing, known as clinical trials or clinical studies, is either conducted internally by life science, pharmaceutical, or biotechnology companies or is conducted on behalf of these companies by contract research organizations.

The process of conducting clinical studies is highly regulated by the FDA, as well as by other governmental and professional bodies. Below is a description of the principal framework in which clinical studies are conducted, as well as a description of the number of the parties involved in these studies.

Protocols. Before commencing human clinical studies, the sponsor of a new drug or therapeutic product must submit an investigational new drug application, or IND, to the FDA. The application contains what is known in the industry as a protocol. A protocol is the blueprint for each drug study. The protocol sets forth, among other things, the following:

•	who must be recruited as qualified participants;

•	how often to administer the drug or product;

•	what tests to perform on the participants; and

•	what dosage of the drug or amount of the product to give to the participants.

Institutional Review Board. An institutional review board is an independent committee of professionals and lay persons which reviews clinical research studies involving human beings and is required to adhere to guidelines issued by the FDA. The institutional review board does not report to the FDA, but its records are audited by the FDA. Its members are not appointed by the FDA. All clinical studies must be approved by an institutional review board. The institutional review board’s role is to protect the rights of the participants in the clinical studies. It approves the protocols to be used, the advertisements which the company or contract research organization conducting the study proposes to use to recruit participants, and the form of consent which the participants will be required to sign prior to their participation in the clinical studies.

Clinical Trials. Human clinical studies or testing of a potential product are generally done in three stages known as phase I through phase III testing. The names of the phases are derived from the regulations of the FDA. Generally, there are multiple studies conducted in each phase.

Phase I. Phase I studies involve testing a drug or product on a limited number of healthy participants, typically 24 to 100 people at a time. Phase I studies determine a product’s basic safety and how the product is absorbed by, and eliminated from, the body. This phase lasts an average of six months to a year.

Phase II. Phase II trials involve testing up to 200 participants at a time who may suffer from the targeted disease or condition. Phase II testing typically lasts an average of one to two years. In phase II, the drug is tested to determine its safety and effectiveness for treating a specific illness or condition. Phase II testing also involves determining acceptable dosage levels of the drug. If phase II studies show that a new drug has an acceptable range of safety risks and probable effectiveness, a company will continue to review the substance in phase III studies.

Phase III. Phase III studies involve testing large numbers of participants, typically several hundred to several thousand persons. The purpose is to verify effectiveness and long-term safety on a large scale. These studies generally last two to three years. Phase III studies are conducted at multiple locations or sites. Like the other phases, phase III requires the site to keep detailed records of data collected and procedures performed.

New Drug Approval. The results of the clinical trials are submitted to the FDA as part of a new drug application (“NDA”). Following the completion of phase III studies, assuming, the sponsor of a potential product in the United States believes it has sufficient information to support the safety and effectiveness of our product, it submits an NDA to the FDA requesting that the product be approved for marketing. The application is a comprehensive, multi-volume filing that includes the results of all clinical studies, information about the drug’s composition, and the sponsor’s plans for producing, packaging and labeling the product. The FDA’s review of an application can take a few months to many years, with the average review lasting 18 months. Once approved, drugs and other products may be marketed in the United States, subject to any conditions imposed by the FDA.

Phase IV. The FDA may require that the sponsor conduct additional clinical trials following new drug approval. The purpose of these trials, known as phase IV studies, is to monitor long-term risks and benefits, study different dosage levels or evaluate safety and effectiveness. In recent years, the FDA has increased its reliance on these trials. Phase IV studies usually involve thousands of participants. Phase IV studies also may be initiated by the company sponsoring the new drug to gain broader market value for an approved drug. For example, large-scale trials may also be used to prove effectiveness and safety of new forms of drug delivery for approved drugs. Examples may be using an inhalation spray versus taking tablets or a sustained-release form of medication versus capsules taken multiple times per day.

Biologics License Application. Once clinical trials are completed and the results tabulated and analyzed, a Biologics License Application (“BLA”) is submitted to the FDA. The application presents to FDA reviewers the entire history or the “whole story” of the drug product including animal studies/human studies, manufacturing, and labeling/medical claims. Before the FDA applies its scientific technical expertise to the review of the application, it will decide if the application gets a “priority review” or a “standard review”. This classification determines the review timeframe. A priority review is for a drug that appears to represent an advance over available therapy, whereas, a standard review is for a drug that appears to have therapeutic qualities similar to those of an already marketed product. Generally, an advisory committee (the Oncology Drug Advisory Committee, ODAC) will review the BLA and make a recommendation to the FDA. This outside advice is sought so that the FDA will have the benefit of wider expert input. The FDA usually agrees with the advisory committee decisions but they are not binding.

The FDA takes action on the BLA after their review is complete. There are three possible actions to be taken by the review team:

•	Approved – This indicates to a company that it may now market in the U.S.;

•	Not Approved –This tells a company that the product may not be marketed in the U.S. and is accompanied by a detailed explanation as to why; and

•
Approvable – This indicates that the FDA is prepared to approve the application upon the satisfaction of certain conditions. These drug products may not be legally marketed until the deficiencies have been satisfied, as well as any other requirements that may be imposed by the FDA.

The drug approval process is time-consuming, involves substantial expenditures of resources, and depends upon a number of factors, including the severity of the illness in question, the availability of alternative treatments, and the risks and benefits demonstrated in the clinical trials.

Orphan Drug Act. The Orphan Drug Act provides incentives to develop and market drugs (“Orphan Drugs”) for rare disease conditions in the United States. A drug that receives Orphan Drug designation and is the first product to receive FDA marketing approval for its product claim is entitled to a seven-year exclusive marketing period in the United States for that product claim. A drug which is considered by the FDA to be different than such FDA-approved Orphan Drug is not barred from sale in the United States during such exclusive marketing period even if it receives approval for the same claim. We can provide no assurance that the Orphan Drug Act’s provisions will be the same at the time of the approval, if any, of our products.

Other Regulations

Various Federal and state laws, regulations, and recommendations relating to safe working conditions, laboratory practices, the experimental use of animals, and the purchase, storage, movements, import, export, use, and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research or applicable to our activities. They include, among others, the United States Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the National Environmental Policy Act, the Toxic Substances Control Act, and Resources Conservation and Recovery Act, national restrictions on technology transfer, import, export, and customs regulations, and other present and possible future local, state, or federal regulation. The extent of governmental regulation which might result from future legislation or administrative action cannot be accurately predicted.

Legal

Except as set forth below, we are not involved in any legal proceedings nor are we aware of any threatened litigation.

On December 17, 2007, an action was filed against our subsidiary. OncoVista-Sub, in the Supreme Court of the State of New York, New York County, entitled Bridge Ventures, Inc. v. OncoVista, Inc. and Centrecourt Asset Management. The action seeks damages for the alleged breach of a consulting agreement and seeks an order directing the issuance of warrants to purchase OncoVista-Sub’s common stock. Based on the allegations in the complaint and our understanding of the relevant facts and circumstances, we believe that the claims made in this lawsuit are without merit and OncoVista-Sub intends to vigorously defend against them.

Facilities

Our fully equipped research facilities are located in the Texas Research Park in San Antonio, Texas. We have a total of 10,000 square feet of office and research space. The labs are fully equipped for organic chemistry as well as analytical and biological activities. Our AdnaGen facility in Langenhagen, Germany occupies approximately 10,000 square feet of laboratory and office space and houses ten (10) full-time employees.

Employees

We have been successful in retaining the experienced personnel involved in our research and development program. In addition, we believe we have successfully recruited clinical/regulatory, quality assurance and other personnel needed to advance our drug candidates through clinical studies or have engaged the services of experts in the field for these requirements. As of September 30, 2007, we employed seven (7) individuals and engaged the services of several consultants. Of our employees, three (3) are executives, three (3) are engaged in research and development work, and the remaining one (1) is in administration.

Clinical Advisory Board

We maintain a clinical advisory board consisting of internationally recognized scientists who advise us on scientific and technical aspects of our business. The clinical advisory board meets periodically to review specific projects and to assess the value of new technologies and developments to us. In addition, individual members of the scientific advisory board meet with us periodically to provide advice in particular areas of expertise. The clinical advisory board consists of the following members:

Eric Rowinsky, M.D. – Chairman. Dr. Rowinsky is a talented scientific executive with 20-plus years of experience in molecular chemistry and drug development in the oncology area. He has authored over 700 technical articles, abstracts and textbook chapters. Dr. Rowinsky has led numerous clinical trials for oncology drugs and is a recognized leader in the field. His prior affiliations include the Johns Hopkins Hospital, the University of Texas Health Science Center at San Antonio and the Institute for Drug Development in San Antonio. He played a key role in the development of Taxol®, Hycamtin® and many other anticancer drugs. Dr. Rowinsky is currently Senior Vice President and Chief Medical Officer at ImClone Systems, Inc.

Esteban Cvitkovic, M.D. Dr. Cvitkovic is a board-certified, medical oncologist who practices medicine in Paris, France. Dr. Cvitkovic has more than thirty years of international experience in oncology therapeutics including hands-on clinical research, clinical pharmacology, early single agent and combination regimens development, disease-oriented therapeutic impact assessment, evaluating new agents in pre-clinical development, and optimizing efficacy and combination development. Dr. Cvitkovic is author of more than 160 peer-reviewed articles and 450 abstracts focusing on solid tumor oncology. He led the clinical development of cisplatin and its combinations as well as oxaliplatin, vindesine, bleomycin, navelbine, and ET-743. He played key consulting roles in registration strategy and post-registration development of recent products such as amifostine, docetaxel, CPT-11 and irofulven. Dr. Cvitkovic’s career includes staff and academic appointments at Memorial Sloan-Kettering Cancer Center, Columbia Presbyterian Medical Center, Institut Gustave Rooury (Villejuif, France), Hôpital Paul Brooure (Villejuif, France) and Hôpital St. Louis (Paris).

Allan M. Green, M.D., Ph.D., J.D. Dr. Green is a senior advisor to industry in matters of oncology drug development and registration. He has authored over 50 articles and abstracts and holds 6 patents. Dr. Green has 20-plus years of oncology experience, was formerly medical director of New England Nuclear/Dupont Medical Products and, subsequently, was founding CEO of Theseus Medical Imaging, Inc. He served as President of Neuroptix, Inc. He has been Board Certified in Internal Medicine and Nuclear Medicine, and is an attorney who has been ‘of counsel’ to major law firms.

Randall K. Johnson, Ph.D.  Dr. Johnson’s experience includes work on novel antimetabolites, DNA damaging agents and mitotic spindle poisons. He has authored over 200 scientific papers and holds 14 patents. His 20-plus years of research experience has been focused on cellular-based markers and cell regulation. His work has encompassed both antineoplastic targets and research to discover small molecule mimetics of hematopoietic growth factors. He has held senior positions in industry (GlaxoSmithKline) as well as the U.S. National Cancer Institute.

Ronald P. McCaffrey, M.D.  Dr. McCaffrey is a Lecturer in Medicine at the Harvard Medical School and a Clinical Associate in Medicine, Hematology-Oncology Division at Massachusetts General Hospital. He is also Senior Vice President, International Association for Comparative Research on Leukemia and Related Diseases, and a world leader in the area of hematologic oncology. Dr. McCaffrey has over 90 publications and has co-edited two books. In all, Dr. McCaffrey has 20-plus years of experience in his specialty.

Pedro Santabárbara, M.D., Ph.D. Dr. Santabárbara is currently Vice President of Strategic Development and Medical Affairs at PHARMA MAR S.A. He received his M.D. and Ph.D. degrees from the University of Barcelona. He has authored over 80 articles and abstracts in the field of oncology and has participated in a variety of hospital and academic activities as well. He has worked for Bristol Myers Squibb (Taxol® team), Rhône–Poulenc Rorer (Taxotere® team), ILEX Oncology (Campath® team), Gilead Pharmaceuticals and, most recently, OSI Pharmaceuticals (Tarceva® team). He is one of the most experienced developers of anticancer drugs.

MARKET PRICE FOR THE COMMON STOCK

Effective as of October 22, 2007, we effected a 1.4739739-for-1 forward split of our outstanding common stock. Our common stock is quoted on the OTC Bulletin Board under the symbol “AVUG.OB”.

Until October 26, 2007, there was no trading of our common stock. The quarterly high and low reported sales prices for our common stock as quoted on the OTC Bulletin Board for the periods indicated are as follows:

	High	Low
Year Ended December 31, 2007
Three Months Ended December 31, 2007 (from October 26, 2007 to December 31, 2007)	$2.75	$2.15

The foregoing quotations were provided by Etrade and the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

The last reported sale price per share of common stock as quoted on the OTCBB was $2.15 on January 2, 2008.

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by the board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

Equity Compensation Plan Information

The following table sets forth information with respect to our 2004 Stock Option Plan as of December 31, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weight-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—

Equity compensation plans not approved by security holders	950,000	$0.78	50,000
Total	950,000	$0.78	50,000

MANAGEMENT

Executive Officers, Directors, and Key Employees

Set forth below is certain information with respect to the individuals who are our directors, officers and key employees and who are anticipated to become our directors.

Name	Age	Position

Alexander L. Weis, Ph.D.	57	Director, Chief Executive Officer, President and Secretary
Alexander Ruckdaeschel	35	Director
James Wemett	59	Director
William J. Brock	57	Director
Corey Levenson, Ph.D.	53	Chief Technical Officer and Director
J. Michael Edwards	40	Chief Financial Officer
J. Kay Noel, Ph.D.	61	Director of Regulatory Affairs
Tamas Bakos, Ph.D.	44	Director of Preclinical Research

Set forth below is biographical information with respect to each of the aforementioned individuals.

Alexander L. Weis, Ph.D. Dr. Weis has served, since August 16, 2007, as a member of our board, Chief Executive Officer, President and Secretary.  Dr. Weis is the principal founder of OncoVista-Sub and has been its Chairman, Chief Executive Officer, and President since its inception in September 2004.  Dr. Weis is a recognized leader and pioneer in the biotechnology and pharmaceutical industries and has led pharmaceutical companies through all stages from start up through public offerings and as a manager of a substantial public company. Prior to forming our company, from 1989 to September 2004, Dr. Weis served as President of Lipitek International, Inc., a specialty pharmaceutical company that Dr. Weis founded. Dr. Weis was a co-founder of ILEX Oncology, which became a publicly traded company in 1997 (NASDAQ: ILXO) and was later acquired by Genzyme Corporation in a stock transaction valued at over $1 billion. Dr. Weis served as ILEX’S Chief Scientific Officer and Executive Vice President from its founding in 1994 through 1998. Dr. Weis has worked for Vector Therapeutics, MykoBiologics, the Cancer Therapy and Research Center, Sterling Drugs, the Eastman Kodak Company and the Weizmann Institute of Science. Dr. Weis received his Ph.D. in Organic Chemistry from the Novo Sibrsk Institute of Organic Chemistry. Dr. Weis is a scientist and inventor, with over 60 publications and 30 patents. He is a Chartered Chemist and Fellow of the Royal Society of Chemistry, and was selected as the South Texas Entrepreneur of the Year in 1996.

Alexander Ruckdaeschel. Alexander Ruckdaeschel has served as a member of our board since December 2007 and as a member of OncoVista-Sub's board since January 2005. Mr. Ruckdaeschel is a venture capitalist and since September, 2006 partner at Alphaplus-Advisors, a US based hedge fund. From January 2003 to September 2006 he was a Fund Advisor at DAC-FONDS, a European Investment company specializing in small-cap Biotech equities worldwide. From December 2003 to July 2006, he was an investment advisor to Nanostart AG, one of Europe’s leading venture investment firms in the area of nanotechnology. Mr. Ruckdaeschel has extensive experience in the European solar industry. He also serves on the Board of Directors for several private companies. Prior to 2003, he was a research analyst with Dunmore Management, a global hedge fund, and Thieme Associates, an investment advisor. From 1992 to 2000 Mr. Ruckdaeschel served in the German military, participating in United Nations missions in Somalia, Croatia and Bosnia.

James Wemett. Mr. Wemett has served on our board since December 2007 and the board of OncoVista-Sub since May 2007. From May 2003 to June 2007, Mr. Wemett was an independent consultant to Victorian Times, Inc., and from March 2004 to March 2007, was a consultant to ROC Central, Inc., both of which are privately owned firms. In 1975 Mr. Wemett founded ROC Communications, a retail distributor of electronics products which was sold in 2001. Mr. Wemett co-founded Technology Innovations LLC in 1999, a private company and one of our stockholders, and serves on Technology Innovations’ board. Mr. Wemett also serves on the board of directors of Natural Nano, Inc (OTCBB: NNAN). Mr. Wemett has been an active fundraiser for Camp Good Days, a non-profit summer camp for children with cancer.

William J. Brock. Mr. Brock has served on our board since December 2007 and the board of OncoVista-Sub since September 2007.  Since August 2007, Mr. Brock has served as the President of iPro One, a financial services firm. Prior to that, between July 2004 and August 2007, Mr. Brock was a vice president for private client services at Bear Stearns. From November 2002 to July 2004, Mr. Brock was a director of Houlihan, Lokey, Howard and Zukin, an investment banking firm and from 2001 to 2002 Mr. Brock was Managing Director of Liberty Hampshire Corporation, New York, a diversifired financial institution. Mr. Brock holds a BA degree from Harvard College an M.B.A. from the Harvard Graduate School of Business Administration.

Corey Levenson, Ph.D. Dr. Levenson has served on our board since December 2007 and served as our Chief Technology officer since November 2007. Dr. Levenson has been a director and Chief Technical Officer of OncoVista-Sub since January 2005. Prior to joining OncoVista, Dr. Levenson was employed at Ilex Oncology, Inc. (NASDAQ: ILXO) from October 1996 to December 2004 first as Director of Scientific Affairs and afterwards as Senior Director, Licensing in which capacity he developed and implemented the strategy for in-licensing candidate compounds. From 1991 until 1996 Dr. Levenson was employed by Roche Molecular Systems as Senior Research Investigator and from 1981 to 1991 was employed by Cetus Corporation as Senior Scientist and Director of Nucleic Acid Chemistry. He has led technology assessment programs, coordinated evaluation of drug pipeline candidates and in-licensed drugs, including Clofarabine which was approved for marketing in the U.S. by the FDA in 2004. Dr. Levenson is experienced in managing internal research programs, as well as coordinating large inter-company research programs. He has led extramural research collaborations which resulted in licensing agreements. Dr. Levenson received his Ph.D. (Pharmaceutical Chemistry) from the University of California at San Francisco in 1981. He has over two dozen scientific publications and 16 issued U.S. patents.

J. Michael Edwards. Mr. Edwards joined us as our Chief Financial Officer in January 2008. Before joining us, he served as the Regional Director of Finance and Accounting for Fieldstone Homes, a residential home construction company, from September 2006 to December 2007. Prior to joining Fieldstone, he worked in key finance and accounting roles at a number of biotechnology companies including Controller at BioNumerik Pharmaceuticals from June 2001 to September 2006 and Assistant Controller at ILEX Oncology from February 2000 to May 2001. From 1997 to 1999, Mr. Edwards was the Chief Accounting Officer for U.S. Global Investors, a publicly traded registered investment adviser. He held various financial management positions with Grant-Lydick Beverage Company from 1995 to 1997. Mr. Edwards was an auditor with PricewaterhouseCoopers from 1992 to 1995. Mr. Edwards has more than fifteen years of experience in accounting and financial management, including participation in several private placements, evaluation of strategic alliance agreements and preparation of filings for a potential initial public offering. Mr. Edwards is a member of the board of directors of Special Olympics Texas. Mr. Edwards holds a Bachelor of Business Administration degree in accounting from the University of Texas at San Antonio, and earned a Masters in Business Administration from the University of Texas. Mr. Edwards is a certified public accountant.

J. Kay Noel, Ph.D. Dr. Noel has served as OncoVista-Sub's Director of Regulatory Affairs since July, 2006. Since March 2007, she also serves as Chief Operating Officer of OncoEthnix SA, a cancer therapy development company. Dr. Noel has served as an independent consultant in drug development and regulatory strategy and evaluation of potential anti-cancer agents for J Kay Noel & Associates in excess of the past five years. Dr. Noel has more than twenty years of experience in technology assessment, drug development and implementation of regulatory strategies for expedited commercial development and strategic partnering. She has worked for Cetus Corporation, Alpha Therapeutics, and Abbott Biologics.

Tamas Bakos, Ph.D. Dr. Bakos has served as our Director of Preclinical Research since January 2005. Prior to joining us, Dr. Bakos was a Research Chemist at Lipitek International, Inc. from March 1995 to January 2005. Dr. Bakos received his doctorate degree at the University of Szeged (Hungary) and did his postdoctoral work at L’Institut de Chimie de Substances Naturelles in Paris.

Board of Directors and Officers

Each director is elected until our next annual meeting and until his or her successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, the board of directors. The board of directors may also appoint additional directors up to the maximum number permitted under our by-laws. A director so chosen or appointed will hold office until the next annual meeting of stockholders.

Each executive officer serves at the discretion of the board of directors and holds office until his or her successor is elected or until his or her earlier resignation or removal in accordance with our articles of incorporation and by-laws.

Messrs. Ruckdaeschel and Brock are considered independent directors under Rule 4200(a)(15) of the Nasdaq Marketplace Rules, even though such definition does not currently apply to us because we are not listed on Nasdaq.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2006 and during the nine months ended September 30, 2007, our board of directors held three meetings and took actions by written consent on seven occasions throughout the respective time periods.

Committees of the Board of Directors

We do not presently have an audit committee, compensation committee or nominating and corporate governance committee. We intend to establish an audit committee and a compensation committee with Messrs Brock and Ruckdaeschel serving on such committees and Mr. Brock being deemed the “audit committee financial expert”.

The committees shall be responsible, respectively, for the matters described below.

Audit Committee

The audit committee will be responsible for the following:

•	reviewing the results of the audit engagement with the independent auditors;

•	identifying irregularities in the management of our business in consultation with our independent accountants, and suggesting an appropriate course of action;

•	reviewing the adequacy, scope, and results of the internal accounting controls and procedures;

•	reviewing the degree of independence of the auditors, as well as the nature and scope of our relationship with our independent auditors;

•	reviewing the auditors’ fees; and

•	recommending the engagement of auditors to the full board of directors.

At the present time, there is no charter. However, a charter will be adopted to govern the audit committee.

Compensation Committee

The compensation committee will determine the salaries and incentive compensation of our officers and provide recommendations for the salaries and incentive compensation of our other employees and consultants.

Our compensation programs to date are intended to enable the attraction, motivation, reward, and retention of the management talent required to achieve corporate objectives and thereby increase shareholder value. It has been our policy to provide incentives to our senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of our business, and we anticipate that we shall adopt similar policies. To attain these objectives, the executive compensation program may include a competitive base salary, cash incentive bonuses, and stock-based compensation.

The compensation committee will establish on an annual basis, subject to the approval of our board of director and any applicable employment agreements, the salaries that will be paid to our executive officers during the coming year. In setting salaries, the compensation committee intends to take into account several factors, including the following:

•	competitive compensation data;

•	the extent to which an individual may participate in the stock plans which may be maintained by us; and

•	qualitative factors bearing on an individual’s experience, responsibilities, management and leadership abilities, and job performance.

Nominating Committee

Our board of directors does not expect to establish a nominating committee because we believe that it is unnecessary in light of our size. The board does not anticipate utilizing a nominating committee charter. In the event that vacancies on our board of directors arise, the board will consider potential candidates for director, which may come to the attention of the board through current directors, professional executive search firms, stockholders or other persons. Stockholders may submit the names and five year backgrounds for the board of directors’ consideration in our selection of nominees for directors in writing to the Secretary at our address set forth in this prospectus.

Executive Compensation

The following table sets forth the compensation earned during the years ended December 31, 2005 and 2006 by our former Chief Executive Officer and Chief Financial Officer, our current Chief Executive Officer, and Chief Technical Officer and our two most highly compensated non-executive officers. We refer to such individuals as “named executive officers”:

Name and Principal Position	Year (1)	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen-sation ($)	All Other Compen-sation ($)		Total ($)
Torbjorn B. Lundqvist Former Chairman and
Chief Executive Officer(3)	2005	140,000	(4)	—	—	—	—	—	7,232	(5)	147,232
	2006	140,000	(4)	—	—	—	—	—	6,794	(5)	146,794
Alexander L. Weis, Ph.D. Chief Executive Officer,
President and Secretary	2005	250,000		—	—	—	—	—	12,000	(6)	262,000
	2006	310,000		—	—	—	—	—	12,000	(6)	322,000
Corey Levenson, Ph.D.
Chief Technical Officer	2005	150,000		—	—	—	—	—	8,400	(6)	158,400
	2006	175,000		—	—	156,244	—	—	8,400	(6)	339,644
Robert B. Patterson
Former Chief Financial Officer(7)	2005	125,000		—	—	—	—	—	—		125,000
	2006	125,000		—	—	62,487	—	—	—		187,487
Tamas Bakos, Ph.D., Director of Preclinical
Research	2005	66,666	(8)	—	—	—	—	—	—		66,666
	2006	80,000		—	—	62,487	—	—	—		142,287
Kay Noel, Ph.D., Director of Regulatory Affairs	2005	—		—	—	—	—	—	—		—
	2006	36,000	(9)	—	—	—	—	—	—		36,000

(1)
The information is provided for each fiscal year which begins on January 1 and ends on December 31. With respect to the information provided for Alexander L. Weis, Corey Levenson, Robert Patterson, Tamas Bakos and Kay Noel, the information relates to compensation received from OncoVista-Sub whereas the information provided for Torbjorn Lundqvist relates to compensation from OncoVista Innovative Therapies, Inc. (formerly Aviation Upgrade Technologies, Inc.).

(2)
The amounts reflect the compensation expense in accordance with FAS 123(R) of these option awards. The assumptions used to determine the fair value of the option awards for fiscal years ended December 30, 2005 and 2006 are set forth in Note F of our audited consolidated financial statements included in this prospectus. Our named executive officers will not realize the value of these awards in cash unless and until these awards are exercised and the underlying shares subsequently sold.

(3)	Mr. Lundqvist resigned as our Chairman and Chief Executive Officer on August 16, 2007.
(4)	Amount represents salary accrued but unpaid.
(5)	Amount represents medical premium.
(6)	Amounts represent car allowance.
(7)	On January 2, 2008, Robert Patterson resigned as our Chief Financial Officer. Mr. Michael Edwards was appointed our Chief Financial Officer commencing January 2, 2008.
(8)	Dr. Bakos is entitled to a salary of $80,000 per annum. The amount referenced reflects the amount earned by Dr. Bakos during fiscal year 2005 since his commencement of employment on March 16, 2005.
(9)	Dr. Noel is entitled to a salary of $72,000 per annum. The amount referenced reflects the amount earned by Dr. Noel during fiscal year 2006 since her commencement of employment on July 17, 2006.

The following table sets forth information concerning stock options and stock awards held by the named executive officers as of December 31, 2006.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Torbjorn Lundqvist Former Chairman and CEO	—		—		—	—	—	—	—	—	—
Alexander L. Weis, Ph.D. Director, CEO, President and Secretary	—		—		—		—	—	—	—	—
Corey Levenson, Ph.D. Chief Technical
Officer	125,000	(1)	125,000	(2)	—	0.001	01/15/2015	—	—	—	—
Robert B. Patterson, Former Chief Finanical
Officer	50,000	(3)	50,000	(4)	—	0.1	05/01/2015	—	—	—	—
Tamas Bakos, Ph.D, Director of Preclinical
Affairs	50,000	(3)	50,000	(4)	—	0.1	05/01/2015	—	—	—	—
Kay Noel, Ph.D., Director of Regulatory
Affairs	25,000	(5)	25,000	(6)	—	0.1		—	—	—	—

(1)	Half these options vested on January 15, 2006 and the other half vested on January 15, 2007.
(2)	Half the options vest on January 15, 2008 and the other half vest on January 15, 2009.
(3)	Half these options vested on May 1, 2006 and the other half vested on May 1, 2007.
(4)	Half these options vest on May 1, 2008 and the other half vest on May 1, 2009.
(5)	These options vested on February 15, 2007.
(6)	These options vest on February 15, 2008.

Director Compensation

No compensation was paid by us during year ended December 31, 2006.

Effective September 11, 2007, independent members of our board of directors are entitled to $10,000 as annual remuneration for service as a member of the board plus reimbursement for travel expenses.

Employment Agreements

We are party to the following employment agreements with our named executive officers:

We are party to an employment agreement, dated October 1, 2004, with Alexander L. Weis, Ph.D., pursuant to which we have agreed to employ Dr. Weis as our Chief Executive Officer and Chairman of the Board for a four-year initial term, with one-year renewable terms, for a compensation of $250,000 per year plus a $1000 per month car allowance. Dr. Weis is entitled to receive an annual cash bonus equal to 40% of his base salary, provided that we meet certain performance objectives established by the Board of Directors. Dr. Weis is also entitled to a bonus upon our satisfaction of certain specified milestones. If Dr. Weis’s employment is terminated as a result of his death or disability, he (or in the case of his death, his estate) is entitled to severance of one year’s base salary, one year’s health insurance coverage for his wife and dependent children and, in the case of termination as a result of disability, one year’s health insurance coverage for Dr. Weis’s. If Dr. Weis’s employment is terminated without cause, he is entitled to one year’s base salary and one year’s health and life insurance that was in effect prior to his termination. No severance is payable if Dr. Weis’s employment is terminated for cause or if Dr. Weis’s resigns, retires or otherwise terminates his employment voluntarily.

We are a party to an employment agreement, dated January 15, 2005, with Corey Levenson, Ph.D. pursuant to which we have agreed to employ Dr. Levenson as our Chief Technical Officer for a four-year initial term, with one-year renewable terms, for a compensation of $150,000 per year plus a $700 per month car allowance. Dr. Levenson is entitled to receive an annual cash bonus equal to 30% of his base salary, provided that we meet certain performance objectives established by the Board of Directors. If Dr. Levenson’s employment is terminated as a result of his death or disability, he (or in the case of his death, his estate) is entitled to severance of one year’s base salary, one year’s health insurance coverage for his wife and dependent children and, in the case of termination as a result of disability, one year’s health insurance coverage for Dr. Levenson. If Dr. Levenson’s employment is terminated without cause, he is entitled to one year’s base salary and one year’s health and life insurance that was in effect prior to his termination. No severance is payable if Dr. Levenson’s employment is terminated for cause or if Dr. Levenson resigns, retires or otherwise terminates his employment voluntarily.

We are party to an employment agreement, dated January 1, 2008, with Michael Edwards, pursuant to which we have agreed to employ Mr. Edwards as a Chief Financial Officer, for a four-year initial term, renewable for successive one-year renewal terms, with a base salary of $140,000 per year.  Mr. Edwards is entitled to receive an annual cash bonus equal to 30% of his base salary, provided that we meet certain performance objectives established by the board of directors.  In addition, the agreement provides for the grant of options to acquire 120,000 shares of our common at $1.75 per share, vesting over four years. If Mr. Edwards’ employment is terminated as a result of his death or disability, he (or in the case of his death, his estate) is entitled to severance of one year’s base salary, one year’s health insurance coverage for his wife and dependent children and, in the case of termination as a result of disability, one year’s health insurance coverage for Mr. Edwards. If Mr. Edwards’ employment is terminated without cause, he is entitled to one year's base salary and one year's health and life insurance that was in effect prior to termination. No severance is payable if Mr. Edwards' employment is terminated for cause or if Mr. Edwards resigns, retires or otherwise terminates his employment voluntarily.

We are party to an employment agreement, dated January 1, 2005, with Tamas Bakos, Ph.D., pursuant to which we have agreed to employ Dr. Bakos as a Director of Pre-Clinical Development, for a one-year initial term, renewable for successive one-year renewal terms, with a base salary of $80,000 per year. If Dr. Bakos’ employment is terminated as a result of his death or disability, he (or in the case of his death, his estate) is entitled to severance of one year’s base salary, one year’s health insurance coverage for his wife and dependent children and, in the case of termination as a result of disability, one year’s health insurance coverage for Dr. Bakos. If Dr. Bakos’ employment is terminated without cause, he is entitled to two weeks base salary.

We are party to an employment agreement, dated July 3, 2006, with J. Kay Noel, Ph.D., pursuant to which we have agreed to employ Dr. Noel as a Director of Regulatory Affairs for a one-year initial term, renewable for successive one-year renewal terms, with a base salary of $72,000 per year. If Dr. Noel’s employment is terminated as a result of her death or disability, she (or in the case of her death, her estate) is entitled to severance of one year’s base salary, one year’s health insurance coverage for her husband and dependent children and, in the case of termination as a result of disability, one year’s health insurance coverage for Dr. Noel. If Dr. Noel’s employment is terminated without cause, she is entitled to two weeks base salary.

Stock Option Plans

We have adopted the following stock option plans:

2004 Stock Option Plan

In October 2004, our board of directors adopted our 2004 Stock Option Plan (the “2004 Plan”) subject to stockholder approval.

The 2004 Plan authorized the grant of options with respect to up to an aggregate of 1,000,000 shares of our Common Stock to our employees, directors and consultants or to our affiliates. As of January 2, 2008, 950,000 non-qualified options were issued under the 2004 Plan.

The 2004 Plan permits us to grant both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (“Incentive Stock Options” or “ISOs”) and options which do not qualify as incentive stock options (“Non-Qualified Options”). Unless earlier terminated by the shareholders, the 2004 Plan will terminate in October 2014.

2007 Stock Option Plan

In May 2007, our board of directors adopted our 2007 Stock Option Plan (the “2007 Plan”) subject to stockholder approval. The Plan authorizes the grant of ISOs, Non-Qualified Stock Options and stock purchase rights (“Rights”) with respect to up to an aggregate of 3,000,000 shares of our Common Stock to our employees and directors or our subsidiaries and individuals, including consultants, performing services for our benefit or for the benefit of a subsidiary. As of January 2, 2008, 260,000 options under the 2007 Plan were issued.

The 2007 Plan permits us to grant (i) both Incentive Stock Options and Non-Qualified Options and (ii) Stock Purchase Rights (“Rights”).

Unless earlier terminated by the board of directors, the Plan (but not outstanding options or Rights) terminates in May 2017, after which no further awards may be granted under the 2007 Plan. The 2007 Plan will be administered by the full board of directors or, at the board’s discretion, by a committee of the board consisting of at least two persons who are “disinterested persons” defined under Rule 16b-2(c)(ii) under the Securities Exchange Act of 1934, as amended (the “Committee”).

Options and Rights. Recipients of options or Rights under the Plan (“Optionees”) are selected by the board or the Committee. The board or Committee determines the terms of each option or Right granted including (1) the purchase price of shares subject to options or Rights, (2) the dates on which options or Rights become exercisable and (3) the expiration date of each option or Right (which may not exceed ten years from the date of grant). The minimum per share purchase price of options granted under the 2007 Plan for Incentive Stock Options is the fair market value (as defined in the 2007 Plan) of one share of our common stock on the date the option is granted.

The Administrator may grant alone, in addition to or in tandem with options granted under the 2007 Plan, to eligible persons Rights to purchase options for such number of shares of our common stock at the price, within the period and subject to the conditions set forth in the award. The purchase is to be effected by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator which may at the Administrator’s option grant us the right to repurchase the shares acquired at the original price paid in the event of the voluntary or involuntary termination of the purchaser’s service for any reason. The agreement may provide that the repurchase option lapses in whole or installments as to a service provider other than an officer, director, or consultant, at a rate of at least 20% per annum over 5 years from the date of purchase.

Option and Rights holders will have no voting, dividend or other rights as stockholders with respect to shares of our Common Stock covered by options or Rights prior to becoming the holders of record of such shares. The purchase price upon the exercise of options or Rights may be paid as determined by the Administrator at the time of exercise in cash, by certified bank, cashier’s check or promissory note, by tendering stock held by the Option or Rights holders, as well as by cashless exercise either through the surrender of other shares subject to the option or through a broker. The total number of shares of our common stock available under the 2007 Plan and the number of shares and per share exercise price under outstanding options and Rights will be appropriately adjusted in the event of any stock dividend, reorganization, merger or recapitalization or a similar corporate event.

The board of directors may at any time terminate the 2007 Plan or from time to time make such modifications or amendments to the 2007 Plan as it may deem advisable and the board or Committee may adjust, reduce, cancel and re-grant an unexercised option if the fair market value declines below the exercise price except as may be required by any national stock exchange or national market association on which our common stock is then listed. In no event may the board, without the approval of stockholders, amend the 2007 Plan to increase the maximum number of shares of our common stock for which options or Rights may be granted under the 2007 Plan or change the class of persons eligible to receive options or Rights under the 2007 Plan.

Subject to limitations set forth in the 2007 Plan, the terms of option and Rights agreements will be determined by the board or Committee but may not be longer than ten years, and need not be uniform.

Financial Statement Treatment of Options. We intend to expense the fair equity-based awards, such as stock options and warrants, granted in accordance with accounting principles generally accepted in the United States of America equal to the fair value of the vested portion of the options as Rights using the Black-Scholes option pricing method on each grant date. Modifications such as lowering the exercise prices or extending the expiration dates could also result in material additions to our non-cash expenses.

To the extent outstanding options or Rights are repriced, such repricing will result in charges to our earnings equal to the difference between (i) the fair value of the vested portion of the options or Rights granted, utilizing the Black-Scholes option pricing model on each grant date and (ii) the charges to earnings previously made as a result of the initial grants of the options or Rights being repriced, which will have a dilutive effect on the earnings per share.

Federal Income Tax Consequences. The following is a brief discussion of the Federal income tax consequences of transactions under the 2004 Plan and 2007 Plan. This discussion is not intended to be exhaustive and does not describe state or local tax consequences.

Incentive Options. No taxable income is realized by the optionee upon the grant or exercise of an ISO, except as noted below with respect to the alternative minimum tax provided no reduction in the exercise price has been made since the date of grant except as a result of an anti-dilution event. If common stock is issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (i) upon sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the optionee’s employer for Federal income tax purposes.

Except as noted below for corporate “insiders”, if our common stock acquired upon the exercise of an ISO is disposed of prior to the expiration of either holding period described above, generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares and (ii) the optionee’s employer will be entitled to deduct such amount for Federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following termination of employment, the exercise of the option will generally be taxed as the exercise of a Non-Qualified Option.

For purposes of determining whether an optionee is subject to any alternative minimum tax liability, an optionee who exercises an ISO generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the optionee had exercised a Non-Qualified Option. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her “regular” income tax liability. As a result, a taxpayer has to determine his potential liability under the alternative minimum tax.

Non-Qualified Options. Except as noted below for corporate “insiders”, with respect to Non-Qualified Options: (i) no income is realized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the optionee’s employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (iii) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Special Rules Applicable To Corporate Insiders. As a result of the rules under Section 16(b) of the Exchange Act, “insiders” (as defined in the Securities Exchange Act of 1934), depending upon the particular exemption from the provisions of Section 16(b) utilized, may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of options. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular option. Insiders should check with their own tax advisers to ascertain the appropriate tax treatment for any particular option.

Benefits. Inasmuch as awards to all participants under the 2004 Plan and 2007 Plan will be granted at the sole discretion of the board or Committee, such benefits under the 2004 Plan and 2007 Plan, as applicable, are not determinable.

We believe that the 2004 Plan and 2007 Plan are important in attracting and retaining individuals with good ability to service us, motivating their efforts and serving our business interests, while reducing the cash payments which we would otherwise be required to make to accomplish such purposes.

2007 Independent Directors’ Plan

In May, 2007, our board of directors adopted the 2007 Stock Option Plan for Independent and Non-Employee Directors (the “Directors Plan”) for the purpose of promoting our interests and those of our stockholders by increasing the proprietary and vested interest of such Directors in our growth and performance.

The Directors Plan relates to a maximum of 500,000 shares of our Common Stock for which options may be granted to Eligible Directors who are defined as Independent or Non-Employee Directors. An Independent Director is defined under the Directors Plan as a director meeting the requirements of Section 10A(m) under the Securities Exchange Act of 1934 and as defined by any exchange or market on which the Common Stock is traded or is listed. A Non-Employee Director is defined by reference to our definition in Rule 16b-3 under the Securities Exchange Act. As of January 2, 2008, no options were issued under the Directors Plan.

The Directors Plan is to be administered by the Board of Directors or the Compensation Committee of the Board of Directors, which is authorized to adopt, interpret and amend regulations under the Directors Plan. At this time, we do not have any standing committees and the Board of Directors will administer the Directors Plan in lieu of a Compensation Committee.

The Directors Plan specifies that each newly elected Independent or Non-Employee Director (“Eligible Director”) upon first election or appointment to the board will receive options to purchase 10,000 shares and immediately following each Annual Meeting of Stockholders each director who has been an Eligible Director for more than 12 months immediately preceding and including such meeting and the Chairman of the board, if an Eligible Director, for the same period shall be granted an additional option to purchase 15,000 shares.

The exercise price of an option is to be the Fair Market Value, as defined in the Directors Plan. Payment shall be made in cash or unless otherwise determined by the board of directors, in shares of our common stock.

The option may be exercised in whole or in part during the period commencing on the first anniversary of the grant date and ending on the date of termination of the option, which is the earlier of a date one year from the date the optionee is no longer a Director or ten years from the date of grant.

The Directors Plan provides for adjustment in the exercise price and shares subject to the Directors Plan and outstanding options in the event of a stock split, stock dividend, subdivision or combination of the common stock or change in corporate structure.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Our policy is to enter into transactions with related parties on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred.

Biomed Loan

During 2005, Biomed Solutions, LLC (“Biomed”) loaned us a total of $525,563 accruing interest at the rate of 8% per annum. In 2006, we paid $245,000 to Biomed and in October 2007, in full settlement of the remaining principal and interest of $350,605 due under the loan, we paid a further $300,000 to Biomed. As a result, we recognized a gain on debt settlement of $50,605.  Biomed beneficially owns more than five percent of our capital stock. Biomed is a subsidiary of Technology Innovations, LLC (“Technology Innovations”). Technology Innovations beneficially owns more than five percent of our capital stock. Technology Innovations was co-founded by James Wemett, one of our directors and Michael Weiner, one of OncoVista-Sub's former directors. Mr. Wemett also serves on the board of directors of Technology Innovations.

OncoVista-Sub’s Purchase of Our Shares

On August 16, 2007, we and Törbjorn B. Lundqvist (“Lundqvist”), our then principal stockholder and officer and director entered into and closed a Securities Purchase Agreement (the “Lundqvist Purchase Agreement”) with OncoVista-Sub whereby Lundqvist sold 9,562,728 (or 14,095,212 after giving effect to the forward split that became effective on October 22, 2007) shares (the “Lundqvist Shares”) of our common stock to OncoVista-Sub for cash consideration of US$667,000 (the “Cash Consideration”). Simultaneous with the Lundqvist Agreement, OncoVista-Sub entered into Share Sale/Purchase Agreements with a number of our minority shareholders whereby such minority shareholders sold an aggregate of 1,401,123 (or 2,065,218 after giving effect to the forward split that became effective on October 22, 2007) of our shares (the “Minority Stockholder Shares”) of Registrant Common Stock to us. Payment for the Minority Stockholder Shares was paid out of the Cash Consideration.

In connection with the Lundqvist Purchase Agreement, (i) we sold and transferred to Lundqvist all of the shares of capital stock of Automotive Upgrade Technologies, Inc. (“AUT”) a Nevada corporation and our former wholly owned subsidiary, (ii) Lundqvist forgave any related party debt owed by us to him, (iii) Lundqvist terminated the license agreement granting us worldwide marketing rights for an electronic tire valve cap without any further consideration from us and Lundqvist waived all amounts that would otherwise be due or payable, or become due or payable thereunder by us, and (iv) Lundqvist and AUT agreed to indemnify and hold harmless us, OncoVista-Sub and its control persons, among others, against liability arising out of AUT or our products, if any, prior to the closing of the Lundqvist Purchase Agreement.

Lipitek Agreements

We and Lipitek International Inc. (“Lipitek International”) entered into a License Agreement, dated October 13, 2004, pursuant to which Lipitek International has granted to us an exclusive, world-wide, royalty and milestone-bearing right and license to utilize the patents and technologies of Lipitek International relating to L-Nucleosides and their conjugates.

On November 17, 2005, we, Lipitek International, and Alexander Weis entered into a Purchase Agreement, dated as of November 17, 2005, pursuant to which Lipitek has granted us an option to purchase all membership interests in Lipitek Research LLC to us for a purchase price of $5,000,000, payable in installments. As of January 2, 2008, we have paid Lipitek International a total of $407,000. On or before July 28, 2012, we are required to pay the balance of the purchase price. Prior to the full payment of the purchase price, we have the option upon 30 day’s written notice to abandon the purchase of Lipitek Research LLC upon forfeiture of the amounts already paid. In addition, Lipitek International and Weis agreed to use reasonable efforts to ensure that we have the right of first negotiation with respect to any Lipitek International intellectual property related to anti-cancer, anti-fungal, anti-parasitic and anti-malarial activities (except that derived from South American plants and vegetation) and to intellectual property arising out of any current research or research contract of Lipitek Research LLC.

Pursuant to a Lease Agreement between Lipitek International and us, we lease laboratory space for approximately $15,000 per month from Lipitek International under a five-year Lease Agreement.

Alexander L. Weis, Ph.D., a member of our board, Chief Executive Officer, President, and Secretary as well as one of our significant beneficial owners, is the principal owner of Lipitek International. Dr. Weis has agreed not to vote as a director in connection with any matter relating to Lipitek.

Employment Agreements

For a description of employment agreements, please see “Executive Compensation - Employment Agreements”.

Promoters and Control Persons

Alexander L. Weis, Ph.D. was one of the founders of OncoVista-Sub. In connection with its organization in September 2004, Mr. Weis was issued 3,000,000 shares of OncoVista-Sub common stock and his four children were issued a total of 500,000 shares of its common stock. In addition, in consideration for licenses granted shortly after our formation, Mr. Weis was issued 150,000 shares of OncoVista-Sub common stock and Lipitek International, Inc. was issued 500,000 shares of OncoVista-Sub common stock.

Also, in connection with OncoVista-Sub’s organization, Technology Innovations, LLC was issued 1,400,000 shares of OncoVista-Sub common stock and Biomed Solutions, LLC was issued 1,425,000 shares of OncoVista-Sub common stock. In addition, in consideration for licenses granted shortly after OncoVista-Sub’s formation, Technology Innovations, LLC was issued a further 650,000 shares of OncoVista-Sub common stock.

As a result of the Merger that closed on November 13, 2007, all OncoVista-Sub common stock held by the aforementioned was exchanged on a one-for-one basis for our common stock.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of the outstanding shares of our common stock as of January 2, 2008, after giving effect to the merger which closed on such date of (i) each person known by us to beneficially own five percent (5%) or more of the outstanding shares; (ii) our named executive officers and directors; and (iii) our current officers and directors as a group.

As used in the table below, the term “beneficial ownership” means the sole or shared power to vote or direct the voting, or to dispose or direct the disposition, of any security. A person is deemed as of any date to have beneficial ownership of any security that such person has a right to acquire within 60 days after such date. The table below is based on 20,116,475 shares of our common stock issued and outstanding.

Except as otherwise noted, the address of the referenced individual is c/o OncoVista, Inc., 14785 Omicron Drive, Suite 104, San Antonio, Texas 78245.

Name and Address of	Shares of Common Stock		Percentage of Class
Beneficial Owner	Beneficially Owned		Beneficially Owned

Alexander L.	5,150,000	(3)	25.6%
Weis, Ph.D.(1)(2)

Alexander Ruckdaeschel(1)	50,000	(4)	*
123 East 83rd Street
Apartment 3B
New York, NY 10028

James Wemett(1)	3,317,142	(5)	16.5%
Technology Innovations
15 Schoen Place
Pittsford, NY 14534

Corey Levenson, Ph.D. (1)(2)	687,500	(6)	3.4%

William J. Brock(1)	0		0%

Michael Edwards(3)	0		0%

Technology Innovations(7)	1,892,142		9.4%
15 Schoen Place
Pittsford, NY 14534

Biomed Solutions, LLC(7)	1,425,000		7.1%
15 Schoen Place
Pittsford, NY 14534

Jack A. Tuszynski	1,400,000		7.0%
10220 133rd Street
Edmonton, Alberta
Canada T5N 1Z7

OncoVentures, LLC	1,008,579	(8)	5.0%
369 Franklin Street
Buffalo, New York 14202

CAMOFI Master LDC	2,237,234	(9)(11)	10.8%
CAMHZN Master LDC
c/o Centrecourt Asset Management LLC
350 Madison Avenue, 8th Floor
New York, New York 10017

Wexford Spectrum Trading Ltd.	2,142,855	(10)	10.4%
411 West Putnam Avenue
Greenwich, CT 06830

All Current Executive Officers and Directors as a group (six persons)	9,204,642	(12)	45.8%

(1)	Indicates director.

(2)	Indicates officer.

(3)
Includes the (i) beneficial ownership of 500,000 shares of common stock of Lipitek International, Inc. and (ii) 1,500,000 shares of restricted stock vesting one third on each of January 1, 2009, January 1, 2010 and January 2011.

(4)	Represents shares of common stock issuable upon the exercise of stock options within the 60 days following January 2, 2008.

(5)	Includes the beneficial ownership of Technology Innovations and Biomed Solutions, LLC disclosed in the table above.

(6)	Includes (i) 187,500 shares of common stock issuable upon exercise of stock options within 60 days following January 2, 2008, and (ii) 500,000 shares of restricted stock, vesting one third on each of January 1, 2009, January 1, 2010, and January 1, 2011.

(7)
Technology Innovations, LLC is the beneficial owner of a majority of the outstanding membership interests of Biomed Solutions, LLC; it disclaims ownership of these shares except to the extent of its pecuniary interest in Biomed Solutions, LLC. James Wemett and Michael Weiner, a former director of OncoVista-Sub, are deemed to have voting and investment control over these shares; they disclaim ownership of these shares except to the extent of their pecuniary interest in Biomed Solutions LLC and Technology Innovations LLC.

(8)	Includes 250,000 shares of common stock issuable upon exercise of warrants within 60 days following January 2, 2008.

(9)
Represents (i) 1,421,921 shares of common stock and 456,000 shares of common stock issuable upon the exercise of warrants within 60 days following January 2, 2008 held by CAMOFI Master LDC, (ii) and 272,456 shares of common stock and 86,857 shares of common stock issuable upon the exercise of warrants within 60 days following January 2, 2008 held by CAMHZN Master LDC. Richard Smithline has sole voting and/or investment control over all of such securities and disclaims beneficial interest in such securities.

(10)
Represents 1,714,284 shares of common stock and 428,571 shares of common stock issuable upon the exercise of warrants within 60 days following January 2, 2008 by Wexford Spectrum Trading Limited ("WST"). Wexford Capital LLC ("Wexford") as the sub advisor of WST may be deemed to beneficially own all the securities which are owned by WST. Mr. Joseph Jacobs ("Jacobs") and Mr. Charles Davidson ("Davidson"), as the managing members of Wexford, may be deemed to beneficially own all the securities which are owned by WST. Wexford, Jacobs and Davidson disclaim beneficial ownership of the securities owned by WST, except in the case of Jacobs and Davidson to the extent of their direct interest in each of the members of WST.

(11)
Notwithstanding the inclusion of the warrants beneficially owned by the referenced investors in the beneficial ownership calculation, the warrants provide that the holder of the warrants shall not have the right to exercise any portion of the warrants and that we shall not effect any exercise of such warrants to the extent that after giving effect to such issuance after exercise such holder of the warrants together with his, her or its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such issuance. Such 4.99% limitation may be waived by each holder upon not less than 61 days prior notice to change such limitation to 9.99% of the number of shares of common stock outstanding immediately after giving effect to such issuance.

(12)	Includes 237,500 shares of common stock issuable upon exercise of stock options within 60 days following January 2, 2008.

*	Less than 1.0%.

SELLING STOCKHOLDERS

The selling stockholders are offering shares of our common stock, of which 3,882,848 shares were issued directly in the 2007 Private Placement and 1,249,569 shares are issuable upon the exercise of warrants issued in the 2007 Private Placement.

We have granted registration rights to the purchasers in the 2007 Private Placement under the Securities Act at our expense with respect to the securities acquired in such offering.

The following table details the name of each selling stockholder, the number of shares of our common stock beneficially owned by each selling stockholder and the number of shares of our common stock that may be offered for resale under this prospectus. To the extent permitted by law, the selling stockholders who are not natural persons may distribute shares from time to time, to one or more of their respective affiliates, which may sell shares pursuant to this prospectus. We have registered the shares to permit the selling stockholders and their respective permitted transferees or other successors in interest that receive their shares from selling stockholders after the date of this prospectus to resell the shares. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The selling stockholders may from time to time offer all or some of the shares pursuant to this offering.

The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated by footnote, none of the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Except as indicated by footnote, the selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 20,116,475 shares of our common stock outstanding as of January 2, 2008 and assumes that, except for the shares issuable to a selling stockholder in question, no warrants are exercised.

	Shares of Common Stock						Percentage of Common Stock Owned After Offering Complete
Name	Owned Prior to this Offering		Number Offered		Owned After Offering Complete
Alpha Capital Anstalt	250,000	(1)	250,000	(1)	0		0
Bristol Investment Fund, Ltd.	357,140	(2)	357,140	(2)	0		0
CAMOFI Master LDC(3)	1,881,021	(4)	1,200,000	(5)	681,021	(6)	3.3%
CAMHZN Master LDC(3)	359,313	(7)	228,570	(8)	130,743	(9)	*
Robert H. Cohen	200,000	(10)	200,000	(10)	0		0
EGATNIV, LLC	71,425	(11)	71,425	(11)	0		0
Andras & Monika Koser	115,000	(12)	75,000	(12)	40,000	(13)	*
Maxim Partners, LLC	278,857	(14)	278,857	(14)	0		0
Nite Capital Master Ltd.	178,570	(15)	178,570	(15)	0		0
Andrew & Lidia Weis	75,000	(16)	75,000	(16)	0		0
John P. Wenner	227,500	(17)	37,500	(18)	190,000	(19)	*
Susan J. Wenner	172,500	(20)	37,500	(21)	135,000	(22)	*
Wexford Spectrum Trading Ltd.	2,142,855	(23)	2,142,855	(23)	0		0

*	Less than 1.0%.
(1)	Includes 50,000 shares of common stock issuable upon exercise of Warrants. Konrad Ackerman has power to vote or dispose of the shares.
(2)
Includes 71,428 shares of common stock issuable upon exercise of Warrants. Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to Bristol Investment Fund Ltd. (“Bristol”). Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities.

(3)	Richard Smithline has sole voting and/or investment control over all of such shares and disclaims beneficial interest in such shares.
(4)	Includes 240,000 shares of common stock issuable upon exercise of Warrants and an additional 216,000 shares of common stock issuable upon exercise of advisory warrants.
(5)	Includes 240,000 shares of common stock issuable upon exercise of Warrants.
(6)	Includes 216,000 shares of common stock issuable upon exercise of advisory warrants.
(7)	Includes 45,714 shares of common stock issuable upon exercise of Warrants and an additional 41,143 shares of common stock issuable upon exercise of advisory warrants.
(8)	Includes 45,714 shares of common stock issuable upon exercise of Warrants.
(9)	Includes 41,143 shares of common stock issuable upon exercise of advisory warrants.
(10)	Includes 40,000 shares of common stock issuable upon exercise of Warrants.
(11)	Includes 14,285 shares of common stock issuable upon exercise of Warrants. Seth Farbman and Shai Stern have joint voting and investment control over securities held by EGATNIV, LLC.
(12)	Includes 15,000 shares of common stock issuable upon exercise of Warrants.
(13)	Represents 40,000 shares owned by Andras Koser.
(14)
Represents 278,857 shares of common stock issuable upon exercise of placement agent warrants issued in the 2007 Private Placement to Maxim Group, LLC and subsequently assigned to Maxim Partners, LLC. Maxim Partners LLC is a broker-dealer registered with the Financial Industry Regulatory Authority. James P. Orazio has the power to vote or dispose these shares.

(15)	Includes 35,714 shares of common stock issuable upon exercise of Warrants. Keith A. Goodman has the power to vote or dispose of the shares.
(16)	Includes 15,000 shares of common stock issuable upon exercise of Warrants. Andrew Weis is the brother of Alexander Weis, Ph.D. our Chief Executive Officer, director and stockholder.
(17)	Includes (i) 7,500 shares of common stock issuable upon exercise of Warrants, and (ii) 135,000 shares of common stock owned by the Wenner Family Partnership, L.P.
(18)	Includes 7,500 shares of common stock issuable upon exercise of Warrants.
(19)	Includes 135,000 shares of common stock owned by the Wenner Family Partnership, L.P.
(20)	Includes (i) 7,500 shares of common stock issuable upon exercise of Warrants, and (ii) 135,000 shares of common stock owned by the Wenner Family Partnership, L.P.
(21)	Includes 7,500 shares of common stock issuable upon exercise of Warrants.
(22)	Represents 135,000 shares of common stock owned by the Wenner Family Partnership, L.P.
(23)
Includes 428,571 shares of common stock issuable upon exercise of Warrants. Wexford Capital LLC ("Wexford") as the sub advisor of Wexford Spectrum Trading Limited (“WST”) may be deemed to beneficially own all the securities which are owned by WST. Mr. Joseph Jacobs ("Jacobs") and Mr. Charles Davidson ("Davidson"), as the managing members of Wexford, may be deemed to beneficially own all the securities which are owned by WST. Wexford, Jacobs and Davidson disclaim beneficial ownership of the securities owned by WST, except in the case of Jacobs and Davidson to the extent of their direct interest in each of the members of WST.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized by our articles of incorporation to issue an aggregate of 147,397,390 shares of common stock. As of January 2, 2008, 20,116,475 shares of common stock were outstanding and held of record by 213 stockholders.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid and nonassessable.

Except as otherwise required by Nevada law, and subject to the rights of the holders of preferred stock, if any, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Warrants, Options and Convertible Notes

As of January 2, 2008, there are Warrants outstanding exercisable for an aggregate of 1,249,569 shares of common stock. The Warrants are exercisable through August 15, 2012 at the exercise price of $2.50 per share, subject to adjustment for stock splits, stock dividends, distributions, reorganizations, reclassifications, consolidations and mergers. The Warrants may also be exercised on a cashless or net issuance basis if after August 15, 2008 there is no effective registration statement covering the resale of the shares of common stock and shares underlying the warrants.

In addition, as of January 2, 2008, there are additional warrants outstanding exercisable for an aggregate of 1,092,143 shares of common stock exercisable for a weighted average of $1.91 per share, options exercisable for an aggregate of 1,210,000 shares of common stock at a weighted average of $0.68 per share and an outstanding note for an aggregate principal amount of $100,000 convertible into shares of common stock at $2.50 per share.

Lock Up Agreements

In connection with the 2007 Private Placement, directors of OncoVista-Sub at the time of closing of the 2007 Private Placement holding an aggregate of 9,142,142 shares (including shares issuable upon exercise of employee stock options), entered into a lock up agreement under which they will be prohibited from selling or otherwise transferring any of their shares until May 11, 2008 except for certain permitted transfers.

Stock Symbol; Trading of common stock

Our common stock is quoted on the OTC Bulletin Board under the symbol “AVUG.OB”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, Tel: (212) 509-4000.

Directors’ Limitation Of Liability

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and by our Bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors, officers, employees and agents to the maximum extent authorized by the Nevada Revised Statutes as the same (or any substitute provision therefore) from time to time may be in effect.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our executive officers and directors, it should be noted that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial numbers of shares of our common stock in the public market following this offering, or the perception that such sales may occur, could adversely affect prevailing market prices of shares.

Assuming the exercise in full of the Warrants, immediately following the effectiveness under the Securities Act of the registration statement of which this prospectus forms a part, and further assuming no exercise of warrants, options and convertible notes outstanding or issuance of any other shares, we will have, as of January 2, 2008, an aggregate of 21,366,044 shares of common stock outstanding upon completion of this offering. Of these shares, 5,858,657 shares (including the 5,132,417 shares sold in this offering) will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” as that term is defined under Rule 144 of the Securities Act, who may sell only the volume of share described below and whose sales would be subject to additional restrictions described below. The remaining 15,507,387 shares of common stock will be held by our existing stockholders and will be deemed to be “restricted securities” under Rule 144. Restricted securities may only be sold in the public market pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1.0% of the number of shares of common stock then outstanding, which is expected to equal approximately 176,164 shares of common stock immediately after commencement of this offering; or

•	the average weekly trading volume of the shares of common stock on the OTCBB during the four calendar weeks preceding the filing of a notice on Form 144 in connection with the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, under Rule 144(k) as currently in effect, a person:

•	who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale; and

•	who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate,

is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants, or advisors who purchased shares of common stock from us under a compensatory stock option plan or other written agreement before the closing of this offering is entitled to resell these shares. These shares can be resold 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with restrictions, including the holding period, contained in Rule 144.

The Securities and Exchange Commission has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of these options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold:

•	by persons other than affiliates subject only to the manner of sale provisions of Rule 144; and

•	by affiliates under Rule 144 without compliance with its one year minimum holding period requirement.

Registration Rights

2007 Private Placement

We agreed, at our expense, to prepare a registration statement covering the shares being offered for resale in this prospectus. If we do not cause this registration statement to be declared effective by January 13, 2008, we are obligated to pay liquidated damages of 0.5% of the purchase price for each 30 days of delay up to a maximum of 10% of the purchase price. There are however many reasons, including those over which we have no control, which could delay the effectiveness of the registration statement, including delays resulting from the SEC’s review process and comments raised by the SEC during that process. Failure to cause a registration statement to become effective in a timely manner or maintain its effectiveness could materially adversely affect us.

Certain Subscribing Shareholders

In addition, we have granted to certain of our shareholders piggyback registration rights on any registration statement filed by us with the SEC covering shares for our own account or others (other than Form S-4 or Form S-8 or their equivalents relating to shares to be issued solely in connection with any acquisition of any entity or business or shares Stock issuable in connection with stock option or other employee benefit plans). We are currently seeking such shareholders to waive their piggyback registration rights with respect to the registration statement covering the shares being offered for resale in this prospectus. We believe that our shareholders will waive such piggyback registration rights however there are no assurances that all such shareholders will consent.

Convertible Note

In connection with a convertible note in the principal amount of $100,000, the holder has the option to convert the note into shares of our common stock at a conversion price of $2.50 per share, which shares carry piggyback registration rights.

Lock Up Agreements

In connection with the 2007 Private Placement our directors at the time of closing of the 2007 Private Placement holding an aggregate of 3,900,000 shares (including shares issuable upon exercise of employee stock options), entered into a lock up agreement under which they will be prohibited from selling or otherwise transferring any of their shares until May 11, 2008 except for certain permitted transfers.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees (which are accredited investors (as defined in Regulation D under the Securities Act) or which are in connection with bona fide margin accounts with a registered broker-dealer or financial institution which is an accredited investor), assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Parsons, Behle & Latimer.

EXPERTS

The audited financial statements included in this prospectus have been audited by Berman & Company, P.A., certified public accountants. Such financial statements have been so included in reliance on the report of such independent registered public accounting firm given on the authority of such firm as experts in auditing and accounting.

LEGAL PROCEEDINGS

Except as set forth below, we are not currently involved in litigation incidental to the conduct of our business.

On December 17, 2007, an action was filed against our subsidiary, OncoVista-Sub, in the Supreme Court of the State of New York, New York County, entitled Bridge Ventures, Inc. v. OncoVista, Inc. and Centrecourt Asset Management. The action seeks damages for the alleged breach of a consulting agreement and seeks an order directing the issuance of warrants to purchase OncoVista-Sub’s common stock. Based on the allegations in the complaint and our understanding of the relevant facts and circumstances, we believe that the claims made in this lawsuit are without merit and OncoVista-Sub intends to vigorously defend against them.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

The following discussion relates to us prior to the merger that was completed on November 13, 2007:

Dismissal of Lesley Thomas Schwarz & Postma

Effective January 6, 2006, we dismissed Lesley Thomas Schwarz & Postma ("LTSP") which audited our financial statements for the fiscal years ended December 31, 2003 and 2004, and engaged Armando C. Ibarra, CPA (“Ibarra”) to act as our independent auditor. The reports of LTSP for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles except as described herein. The report of LTSP for these fiscal years was qualified with respect to uncertainty as to its ability to continue as a going concern. During its two most recent fiscal years and the period from the end of the most recently completed fiscal year through January 6, 2006, the date of dismissal, there were no disagreements with LTSP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of LTSP would have caused it to make reference to such disagreements in its reports.

Our financial statements for the year ended December 31, 2005, were audited by Ibarra. LTSP was not involved in any way with the audit of the financial statements for the year ended December 31, 2005. We authorized LTSP to discuss any matter relating to us and our operations with Ibarra.

The change in our auditors was recommended and approved by our board of directors since we do not have an audit committee.

During the two most recent fiscal years and subsequent interim period, we did not consult with Ibarra regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Commission.

Resignation of Armando C. Ibarra

Effective November 16, 2006, our independent auditor, Armando C. Ibarra (“Ibarra”) declined to stand for reappointment and we engaged Chang G. Park, CPA (“Park”) to act as our independent auditor. The reports of Ibarra for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles except as described herein. The report of Ibarra for these fiscal years was qualified with respect to uncertainty as to our ability to continue as a going concern. During our two most recent fiscal years and the period from the end of the most recently completed fiscal year through November 16, 2006, the date of resignation, there were no disagreements with Ibarra on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ibarra would have caused it to make reference to such disagreements in its reports.

Our financial statements for the period ended September 30, 2006 until February 28, 2007, were reviewed by Park. Ibarra was not involved in any way with the review of the financial statements for the period ended September 30, 2006. We authorized Park to discuss any matters relating to us and our operations with Ibarra.

The change in our auditors was recommended and approved by our board of directors since we do not have an audit committee.

During the two most recent fiscal years and subsequent interim period, we did not consult with Park regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Commission.

Dismissal of Chang G. Park

Effective February 28, 2007, we dismissed our independent auditor, Park, as Park had been engaged to review its financial statements only for the period ended September 30, 2006. Park had been our independent auditor from November 16, 2006 to February 28, 2007.

On February 28, 2007, we engaged Stan J.H. Lee, CPA (“Lee”) to act as our independent auditor.

Park provided no reports as to any fiscal year end, due to the short timeframe of its engagement, nor did Park give any adverse opinion, or disclaimer of opinion and had no reportable qualification or modification as to audit scope or accounting principles except as described herein. As of the date of that dismissal, during our two most recent fiscal years and the period from the end of the most recently completed fiscal year through February 28, 2007, the date of Park’s dismissal, there were no disagreements with Park on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Park would have caused it to make reference to such disagreements in its reports.

Our financial statements for the year ended December 31, 2006, were audited by Lee. Park was not involved in any way with the audit of the financial statements for the year ended December 31, 2006. We authorized Lee to discuss any matter relating to us and our with Park.

The change in its auditors was recommended and approved by the board of directors since we do not have an audit committee.

During the two most recent fiscal years and subsequent interim period, we did not consult with Lee regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Commission.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act relating to this offering of shares of our common stock. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the Securities and Exchange Commission allow us to omit various information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement, or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the Securities and Exchange Commission without charge at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission by calling 1-800-SEC-0330 for further information on the public reference room. In addition, the registration statement is publicly available through the web site maintained by the Securities and Exchange Commission at www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, or Exchange Act, and fulfill the obligations of these requirements by filing reports with the Securities and Exchange Commission. You may obtain copies of any documents that we file electronically with the Securities and Exchange Commission through its website at www.sec.gov.

ONCOVISTA, INC. AND SUBSIDIARY

Consolidated Financial Statements

Years Ended December 31, 2006 and 2005

ONCOVISTA, INC. AND SUBSIDIARY
Index
December 31, 2006

Page

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheet as of December 31, 2006	F-2

Consolidated Statements of Operations for the Years Ended
December 31, 2006 and 2005	F-3

Consolidated Statement of Changes in Stockholders’ Deficit for the Years Ended
December 31, 2006 and 2005	F-4

Consolidated Statements of Cash Flows for the Years Ended
December 31, 2006 and 2005	F-5

Notes to Consolidated Financial Statements	F-6 - F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
OncoVista, Inc.

We have audited the accompanying consolidated balance sheet of OnvoVista, Inc. and Subsidiary (the Company) as of December 31, 2006, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of OncoVista, Inc. and Subsidiary as of December 31, 2006, and the consolidated results of their operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the consolidated financial statements, the Company has a net loss of $8,668,222 and net cash used in operations of $2,914,591 for the year ended December 31, 2006 and at December 31, 2006 has a working capital deficit of $635,648, accumulated deficit of $10,490,530, and a total stockholders’ deficit of $5,568,288. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regards to these matters is also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Berman & Company, P.A.
Boca Raton, Florida
April 12, 2007

F-1

ONCOVISTA, INC. AND SUBSIDIARY
Consolidated Balance Sheet
December 31, 2006

ASSETS

Current Assets:
Cash	$1,954,645
Accounts receivable	46,804
Inventories	34,075
Other current assets	27,911
Total current assets	2,063,435

Equipment, net	233,565

Other Assets:
Deposit	48,455
Other assets	21,691
Total other assets	70,146

Total Assets	$2,367,146

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$126,753
Accrued expenses	423,746
Loans payable	1,235,333
Note payable	380,563
Accrued interest payable	532,688
Total current liabilities	2,699,083

Long-Term Liabilities:
Loans payable	679,955
Notes payable	3,960,900
Accrued interest payable	595,496
Total long-term liabilities	5,236,351

Total Liabilities	7,935,434

Stockholders' Deficit:
Common stock, $.001 par value;
30,000,000 shares authorized, 13,005,579
shares issued and outstanding	13,006
Additional paid-in capital	5,677,381
Accumulated deficit	(10,490,530)
Accumulated other comprehensive loss	(768,145)
Total stockholders' deficit	(5,568,288)

Total Liabilities and Stockholders' Deficit	$2,367,146

See accompanying notes to consolidated financial statements.

F-2

ONCOVISTA, INC. AND SUBSIDIARY
Consolidated Statements of Operations
Years Ended December 31, 2006 and 2005

	2006	2005

Revenue:
Third parties	$1,887,456	$-
Related parties	40,000	-
Total revenue	1,927,456	-

Operating Expenses:
Research and development	2,231,614	641,326
General and administrative	3,379,595	976,634
Total operating expenses	5,611,209	1,617,960

Loss from Operations	(3,683,753)	(1,617,960)

Other Income (Expense):
Interest income	88,498	8,371
Impairment of intangible asset and goodwill	(4,456,035)	-
Interest expense	(616,932)	(6,484)
Other income (expense), net	(4,984,469)	1,887

Net Loss	$(8,668,222)	$(1,616,073)

Loss Per Share - Basic and Diluted	$(0.69)	$(0.15)

Weighted Average Number of Shares Outstanding
During the Year - Basic and Diluted	12,646,480	10,500,236

See accompanying notes to consolidated financial statements.

F-3

ONCOVISTA, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders’ Equity (Deficit)
Years Ended December 31, 2006 and 2005

					Accumulated
			Additional		Other
	Common Shares		Paid-In	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	(Loss)	Total

Balance at December 31, 2004	10,250,000	$10,250	$499,750	$(206,235)	$-	$303,765

Issuances of common stock,
net of direct offering costs of $126,000	1,185,000	1,185	2,810,315	-	-	2,811,500

Acquisition of subsidiary’s net liabilities	-	-	(2,483,532)	-	-	(2,483,532)

Options granted, share-based:
Compensation	-	-	124,977	-	-	124,977
Consulting	-	-	62,485	-	-	62,485

Comprehensive loss:
Net loss for the year	-	-	-	(1,616,073)	-	(1,616,073)
Foreign currency translation loss	-	-	-	-	(28,250)	(28,250)
Total comprehensive loss	-	-	-	-	-	(1,644,323)

Balance at December 31, 2005	11,435,000	11,435	1,013,995	(1,822,308)	(28,250)	(825,128)

Issuances of common stock,
net of direct offering costs of $152,250	1,404,000	1,404	3,356,346	-	-	3,357,750

Issuances of common stock
as direct offering cost	66,579	67	(67)	-	-	-

Issuances of common stock and
warrants for licensing rights
of intellectual property	100,000	100	738,520	-	-	738,620

Options granted, share-based:
Compensation	-	-	431,189	-	-	431,189
Consulting	-	-	137,398	-	-	137,398

Comprehensive loss:
Net loss for the year	-	-	-	(8,668,222)	-	(8,668,222)
Foreign currency translation loss	-	-	-	-	(739,895)	(739,895)
Total comprehensive loss	-	-	-	-	-	(9,408,117)

Balance at December 31, 2006	13,005,579	$13,006	$5,677,381	$(10,490,530)	$(768,145)	$(5,568,288)

See accompanying notes to consolidated financial statements.
F-4

ONCOVISTA, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years Ended December 31, 2006 and 2005

	2006	2005
Cash Flows from Operating Activities:
Net loss	$(8,668,222)	$(1,616,073)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	105,320	-
Impairment of intangible asset and goodwill	4,456,035	-
Share-based compensation	431,189	124,977
Share-based consulting	137,398	62,485
Common stock and warrants for licensing rights of intellectual property	738,620	-
Changes in operating assets and liabilities:
Receivables	(24,517)	(3,017)
Inventory	(16,737)	-
Other current assets	(50,247)	13,501
Accounts payable	(123,875)	40,972
Accrued expenses	100,445	192,341
Net cash used in operating activities	(2,914,591)	(1,184,814)

Cash Flows from Investing Activities:
Purchases of equipment	(29,391)	-
Cash paid to acquire controlling interest of subsidiary,AdnaGen AG, net of intercompany advances	-	(1,101,369)
Cash acquired in acquisition	-	373,515
Net cash used in investing activities	(29,391)	(727,854)

Cash Flows from Financing Activities:
Proceeds from loans and notes payable	22,163	1,117,939
Repayments of loans and notes payable	(861,739)	-
Proceeds from sale of common stock	3,510,000	2,937,500
Cash paid for direct offering costs	(152,250)	(126,000)
Net cash provided by financing activities	2,518,174	3,929,439

Net increase (decrease) in cash	(425,808)	2,016,771
Effect of exchange rates on cash	(31,758)	(36,143)
Cash at beginning of year	2,412,211	431,583

Cash at End of Year	$1,954,645	$2,412,211

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$245,854	$-
Cash paid for taxes	$-	$-
See accompanying notes to consolidated financial statements.
F-5

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2006

NOTE A - ORGANIZATION, NATURE OF OPERATIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization: OncoVista, Inc. (OncoVista) was incorporated on September 22, 2004 in the State of Delaware and is a privately held pharmaceutical company engaged in the business of acquiring rights to, and developing for commercialization, technologies and drugs for the treatment of cancer and related life-threatening diseases. OncoVista’s corporate offices are located in San Antonio, Texas.

In December 2005, OncoVista acquired a controlling (51%) interest in AdnaGen AG, a research and development company based in Langenhagen, Germany. AdnaGen AG focuses on the development of innovative tumor diagnostics by utilizing its proprietary technology for the detection and analysis of rare cells. For financial reporting purposes, the acquisition of AdnaGen AG was treated as a business combination pursuant to SFAS No. 141.

Principles of Consolidation: The consolidated financial statements include the accounts of OncoVista and AdnaGen AG (collectively, the “Company”). AdnaGen AG had no operations from the date of its acquisition, December 29, 2005 to December 31, 2005. Therefore, the consolidated statement of operations for the year ended December 31, 2005 is solely that of OncoVista, Inc. All intercompany balances have been eliminated.

Comprehensive Loss: The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive loss and its components in the consolidated financial statements.

Revenue Recognition: The Company recognizes revenue when each of the following four criteria is met: 1) a contract or sales arrangement exists; 2) products have been shipped or services have been rendered; 3) the price of the products or services is fixed or determinable; and 4) collectibility is reasonably assured. The Company’s customers have no right of return for products sold.

Use of Estimates: The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates during 2006 and 2005 include depreciable lives of property, valuation of stock options and warrants granted for services or compensation pursuant to SFAS No. 123(R), and the valuation allowance for deferred tax assets.

Cash: For the purpose of the Statements of Cash Flows, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At December 31, 2006, the balance exceeded the federally insured limit by $1,661,361.

Accounts Receivable: There has been no identifiable bad debt expense during the years ended December 31, 2006 and 2005, respectively. Additionally, the Company has not recorded any allowance for doubtful accounts. The allowance is generally determined based on an account-by-account review. Accounts are charged off when collection efforts have failed and the account is deemed uncollectible. The Company does not charge interest on accounts receivable.

F-6

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2006

Inventory: Inventory is stated at the lower of cost or market, determined by the first-in, first-out (FIFO) method. Inventory consists of finished goods in the form of select and detect breast cancer and colon cancer kits. During 2006 and 2005, there were no write-downs to net realizable value due to obsolescence.

Equipment: Equipment is stated at cost, less accumulated depreciation. Costs greater than $500 are capitalized and depreciated on a straight-line basis over the estimated useful lives, which ranges from three to ten years.

Long-Lived Assets: Long-lived assets, other than Goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Goodwill and Intangibles: Goodwill represents the excess purchase price over the fair value of net assts acquired. The Company applies the provisions of Financial Accounting Standards Board (“FASB”) Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), in accounting for goodwill. SFAS 142 requires that goodwill and other intangible assets that have indefinite lives not be amortized but instead be tested at least annually by the reporting unit for impairment or more frequently when events or changes in circumstances indicate that the asset might be impaired. For indefinite lived intangible assets, impairment is tested by comparing the carrying value of the asset to the fair value of the reporting unit to which they are assigned. (See Note C)

Minority Interest: Under generally accepted accounting principles, when losses applicable to the minority interest in a subsidiary exceed the minority interest in the equity capital of the subsidiary, the excess is not charged to the minority interest since there is no obligation of the minority interest to make good on such losses. The Company, therefore, has included losses applicable to the minority interest against its interest. If future earnings do materialize, the Company will be credited to the extent of such losses previously absorbed. For financial reporting purposes, minority interest will not be presented until the minority’s share of profit exceeds its previously recorded deficit.

Income Taxes: Significant management judgment is required in developing the provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. Management evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts its valuation allowance when it believes that it is more likely than not that the asset will not be realized.

The Company follows Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”). Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recognized.

Shipping and Handling Costs: Shipping and handling costs are classified as a separate component of operating expenses and those billed to customers are recorded as revenue in the statement of operations. Shipping and handling costs were not significant in 2006 or 2005.

Research and Development Expenses: The Company expenses all research and development costs as incurred for which there is no alternative future use. These costs also include employee and non-employee compensation and stock-based compensation.

F-7

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2006

Customer Concentration: For the year ended December 31, 2006, the Company derived a substantial portion of its revenues from two customers accounting for 62% of its revenues.

Foreign Country Risks: The Company may be exposed to certain risks as a portion of its operations are being conducted in Germany. These include risks associated with, among others, the political, economic and legal environment, as well as foreign currency exchange risk. The Company’s results may be adversely affected by change in the political and social conditions in Germany due to governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversions and remittances abroad, and rates and methods of taxation, among other things. The Company does not believe these risks to be significant, and no such losses have occurred in the current or prior years because of these factors. However, there can be no assurance those changes in political and other conditions will not result in any adverse impact in future periods.

Regulatory Matters: Regulations imposed by federal, state and local authorities in the United States, as well as authorities in other countries, are a significant factor in the conduct of research, development, manufacturing and eventual marketing of the Company’s products. In the United States, drugs, biological products, and medical devices are regulated by the United States Food, Drug and Cosmetic Act, which is administered by the U.S. Food and Drug Administration. In Europe, sales of diagnostic products are regulated by Directorate General III of the European Commission, which allows the Company’s subsidiary to market its products under CE label as clinical diagnostics in the European Community.

Net Loss Per Share: Basic earnings (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding including the effect of share equivalents. Common stock equivalents consist of shares issuable upon the exercise of certain common stock purchase warrants and stock options. See Note F for disclosure of securities that could potentially dilute basic earnings per share in future periods that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented.

Share-Based Compensation: On January 1, 2005, the Company adopted Statement of Financial Accounting Standards No. 123(R) (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including grants of employee stock options based on estimated fair values. The Company has used the Black-Scholes option pricing model to estimate grant date fair value for all option grants.

Share-based compensation expense is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the year, less expected forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary in subsequent periods if actual forfeitures differ from those estimates. The Company has not computed any forfeitures, actual or expected, as they have a limited operating history pertaining to actual grants and vesting terms.

Additionally, common stock and warrants were issued in connection with the acquisition of intellectual property and as direct offering costs.

F-8

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2006

Foreign Currency Translation: The financial position and results of operations of the Company’s foreign subsidiary are measured using the local currency (Euros) as the functional currency. Assets and liabilities of the subsidiary have been translated at current exchange rates as of December 31, 2006 and 2005, and related revenue and expenses have been translated at average exchange rates for the years ended December 31, 2006 and 2005. All equity transactions have been translated at their historical rates when the transaction occurred. The aggregate effect of translation adjustments is included as a component of accumulated other comprehensive loss and as a component of stockholders’ deficit. Transaction gains and losses related to operating assets and liabilities are included in general and administrative expense.

Fair Value of Financial Instruments: The carrying amounts of the Company’s short-term financial instruments, including accounts receivable, accounts payable, accrued expenses, loans payable, notes payable, and other payables, approximate fair value due to the relatively short period to maturity for these instruments.

Recent Accounting Pronouncements: In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments” (SFAS 155), which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (SFAS 133) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (SFAS 140). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that it is a derivative financial instrument. The Company will adopt SFAS No. 155 on January 1, 2007 and does not expect it to have a material effect on its financial position, results of operations or cash flows.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, (“FIN 48”) “Accounting for Uncertainty in Income Taxes - An Interpretation of SFAS No. 109.” This Interpretation provides guidance for recognizing and measuring certain tax positions, as defined in FASB No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a threshold condition that a tax position must meet for any of the benefit of an uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding de-recognition, classification and disclosure of uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect that this Interpretation will have a material impact on their financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), Fair Value Measurements. SFAS 157 clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it established a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 157 to have a material impact on their financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS 158 requires employers to recognize the under funded or over funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The new reporting requirements and related new footnote disclosure rules of SFAS 158 are effective for fiscal years ending after December 15, 2006. The new measurement date requirement applies for fiscal years ending after December 15, 2008. The Company does not expect the adoption of SFAS 158 to have a material impact on their consolidated financial position, results of operations or cash flows.

F-9

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2006

In September 2006, the U.S. Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB No.108”), which expresses the views of the SEC staff regarding the process of quantifying financial statement misstatements. SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The guidance of this SAB is effective for annual financial statements covering the first fiscal year ending after November 15, 2006, which is December 31, 2006 for the Company. SAB No. 108 did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

NOTE B - GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company has a net loss of $8,668,222 and net cash used in operations of $2,914,591 for the year ended December 31, 2006, a working capital deficit of $635,648, an accumulated deficit of $10,490,530 and a total stockholders’ deficit of $5,568,288 at December 31, 2006.

The ability of the Company to continue as a going concern is dependent on it to further implement its business plan, resolve its liquidity problems, principally by obtaining additional debt and/or equity financing, and generate additional revenues from collaborative agreements or sale of pharmaceutical products. The Company is also in default on loans, notes, and related accrued interest aggregating $380,563 at December 31, 2006. See Note D. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE C - ACQUISITION, GOODWILL, AND IMPAIRMENT

On December 29, 2005, the Company acquired a 51% interest in AdnaGen AG, a German corporation for 1,500,000 Euros. The translated purchase price was approximately $1,779,000; there were additional direct acquisition costs aggregating approximately $5,000, resulting in a total purchase price of approximately $1,784,000. Per the terms of the stock purchase agreement, the Company acquired net liabilities of AdnaGen AG. The acquisition of these net liabilities is considered additional consideration as part of the purchase. Since a minority interest was not recorded due to AdnaGen AG having negative equity, the additional allocation associated with this purchase was charged to additional paid-in capital. For the year ended December 31, 2005, acquisition of AdnaGen Ag’s net liabilities totaled $2,483,532. Accordingly, the purchase price was allocated as follows:

Current assets	$578,000
Fixed assets	189,000
Current liabilities	(623,000)
Long-term debt	(2,719,000)
Goodwill	4,359,000

Purchase price	$1,784,000

F-10

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2006

As of December 31, 2006, the Company performed an impairment review of its goodwill because of the Company’s inability to continue as a going-concern and because of the continuing poor economic, financial, and operating results of AdnaGen AG. Based on the operating results of AdnaGen AG since its acquisition, combined with its deficit in equity and projected negative cash flow and operating results in future periods, management determined it could not support the carrying value of the goodwill that exceeded its fair value. Accordingly, goodwill of $4,359,832 was fully impaired at December 31, 2006.

Pro Forma Statement of Operations (Unaudited): The following table presents the unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 as if the acquisition of AdnaGen AG was consummated on January 1, 2005. There are no other pro forma adjustments or eliminations required. The unaudited pro forma consolidated statement of operations should be read in conjunction with the accompanying notes and the historical consolidated financial statements and related footnotes.

	OncoVista	AdnaGen AG	Total

Revenues	$-	$61,736	$61,736
Operating expenses	1,617,960	2,074,533	3,692,493
Loss from operations	(1,617,960)	(2,012,797)	(3,630,757)
Other income (expense)	1,887	(538,231)	(536,344)

Net loss	$(1,616,073)	$(2,551,028)	$(4,167,101)

Loss Per Share			$(.40)

Weighted Average Number of Share Outstanding
During the Year - Basic and Diluted			10,500,236

Other Impairment Loss: During 2006, the Company also recognized an impairment loss of $96,203 for a patent that was no longer being used by AdnaGen AG for commercialization of drug therapies. The impairment loss represented the remaining unamortized net book value of the patent.

There were no impairment charges taken during 2005.

NOTE D - EQUIPMENT

Equipment consists of the following at December 31, 2006:

Equipment	$1,118,686
Less accumulated depreciation	(885,121)

Equipment, net	$233,565

F-11

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2006

NOTE E - LOANS AND NOTES PAYABLE

The Company had the following outstanding loans and notes payable at December 31, 2006:

Loan payable to unrelated party with interest at 10% and
due on demand. This loan is unsecured.	$66,015

Loan payable to unrelated party with interest at 10%
and due on demand. This loan is unsecured.	1,169,318

Loan payable to bank with interest at 7.75% and maturity in
June 2008. This loan is unsecured.	679,955

Total Loans Payable	$1,915,288

Of the aggregate loans payable, $1,235,333 are short term. The remaining $679,955 is long-term.

Convertible note payable to unrelated party with interest
at 8% and due on demand. This note is unsecured and in default.
See below.	$280,563

Convertible note payable to unrelated party with interest at 8%
and due on demand. This is unsecured and in default. See below.	100,000

Note payable with interest at 5.5% and maturity in
June 2008. This note is unsecured.	660,150

Note payable with interest at 5%. Principal and interest due
December 2010. This note is unsecured.	1,980,450

Note payable with interest at 9%. Principal and interest due
December 2010. This note is unsecured.	1,320,300

Total Notes Payable	4,341,463

Of the aggregate notes payable, $380,563 are short term. The remaining $3,960,900 is long-term. In the above summary of notes payable, $3,960,900, representing all of the long-term debt principal, has a contingent repayment plan. Under the plan, the obligation is repayable only from the profits of AdnaGen AG. In the event that AdnaGen AG does not have sufficient profits as of the scheduled maturity dates in 2008 and 2010, the obligations will be extinguished without recourse from the lender.

Total Loans and Notes payable	$6,256,751

The aggregate maturities of loans and notes payable will result in the following principal payments for the year ending December 31:

2007	$1,615,896
2008	1,340,105
2009	-
2010	3,300,750

$6,256,751

F-12

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2006

Accrued Interest: On the total loans and notes payable outstanding, an aggregate $1,128,184 represents accrued interest, which includes $532,688 due currently and $595,496 due long-term.

Convertible $280,563 Note: The debt holder, at its option, may convert the first $100,000 of advances into common stock at $2.00 per share. Any advances over this balance, including accrued interest may be converted into common stock at $2.50 per share. The market price at the date of each advance was either equal to or less than the conversion price; accordingly, the conversion feature was not assigned any value.

Convertible $100,000 Note: The debt holder, at its option, may convert the debt and any accrued interest into common stock at $2.50 per share. The market price at the date of the advance was either equal to or less than the conversion price; accordingly, the conversion feature was not assigned any value.

NOTE F - STOCKHOLDERS’ DEFICIT

(1) Common stock issued for cash

Year Ended December 31, 2005: Under a private placement, the Company issued 50,000 shares of common stock at $2.00 per share for an aggregate consideration of $100,000. The Company, through a second private placement, sold 1,135,000 shares of common stock at $2.50 per share for an aggregate consideration of $2,837,500. In connection with raising these funds, the Company paid $126,000 in direct offering costs that were charged to additional paid-in capital.

Year Ended December 31, 2006: Under a private placement, the Company issued 1,404,000 shares of common stock at $2.50 per share for an aggregate consideration of $3,510,000. In connection with raising these funds, the Company paid $152,250 in direct offering costs that were charged to additional paid-in capital.

(2) Stock-based compensation

Year Ended December 31, 2005: During 2005, the Company recognized $124,977 in compensation expense based upon the vesting terms of certain option grants. See additional stock option information below.

During 2005, the Company recognized $62,485 in consulting expense based upon the vesting terms of certain option grants. See additional stock option information below.

Year Ended December 31, 2006: During 2006, the Company recognized $431,189 in compensation expense based upon the vesting terms of certain option grants. See additional stock option information below.

During 2006, the Company recognized $137,298 in consulting expense based upon the vesting terms of certain option grants. See additional stock option information below.

(3) Stock and warrants paid for licensing rights of intellectual property

Year Ended December 31, 2005: During 2005, the Company issued 100,000 shares of common stock and 200,000 stock warrants having a fair value of $738,620. The value of the common stock was $250,000 based upon the recent cash-offering price in the Company’s then private placement at that time. The value of the warrants was $488,620 based upon the use of a Black-Scholes option-pricing model. See further discussion of warrants granted in the tables below.

F-13

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2006

(4) Stock and warrants issued as direct offering cost

Year Ended December 31, 2006: The Company issued 66,579 shares of common stock as a direct offering cost in connection with private placement. The fair value was $166,448 based upon a recent cash-offering price of $2.50 per share at that time. The net effect on equity is $-0-.

During 2006, the Company issued 85,000 warrants having a fair value of $212,245 based upon the Black-Scholes options-pricing model. Assumptions considered were as follows:

Expected volatility	200%
Expected dividends	0%
Expected life of warrant	10 years
Risk free interest rate	4.86%
Expected forfeitures	0%

Since these warrants were considered a direct offering cost in connection with a private placement, the net effect on equity is $-0-.

(5) Stock Options

The Company granted options to its officers and employees under its 2004 Stock Incentive Plan (the “Plan”). The Plan is authorized to grant options for up to 1,000,000 shares of common stock to employees, directors, and consultants who provide service to the Company. Options granted have a vesting schedule with a term ranging from grant date to four years and become fully exercisable based on specific terms imposed at the date of grant. All awards pursuant to the Plan shall terminate upon the termination of the grantees employment for any reason.

Pursuant to the provisions of SFAS No. 123(R), in the event of termination, the Company will cease to recognize compensation expense. There is no deferred compensation recorded upon initial grant date, instead, the fair value of the share-based payment is recognized ratably over the stated vesting period.

The Company has followed fair value accounting and the related provisions of SFAS No. 123(R) for all share-based payment awards since inception. The Black-Scholes assumptions used in the years ended December 31, 2006 and 2005 are as follows:

	2006	2005

Risk-free interest rate	4.36% - 5.01%	4.15% - 4.23%
Expected dividend yield	0%	0%
Expected volatility	200%	200%
Expected life of option	10 years	10 years
Expected forfeitures	0%	0%
F-14

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2006

A summary of the Company’s stock option activity and related information is as follows:

		Wt. Avg.
		Exercise
	Shares	Price

Outstanding at December 31, 2004	-	$-
Granted	620,000	0.06
Exercised	-	-
Forfeited	-	-
Outstanding at December 31, 2005	620,000	0.06
Granted	615,000	2.30
Exercised	-	-
Forfeited	-	-
Outstanding at December 31, 2006	1,235,000	$1.18
The following table summarizes information about the options outstanding:

	Options Outstanding			Options Exercisable

		Wt. Avg.
		Remaining	Wt. Avg.	Number	Wt. Avg.
Exercise	Number	Contractual	Exercise	Currently	Exercise
Price	Outstanding	Life	Price	Exercisable	Price

December 31, 2006

$ 0.001	250,000	8.04 yrs.	$0.001	62,500	$0.001
$ 0.10	420,000	8.86 yrs.	0.10	210,000	0.10
$ 2.50	565,000	9.28 yrs.	2.50	285,000	2.50

	1,235,000	8.49 yrs.	$1.18	557,500	$1.32

The above schedule includes 285,000 in warrants having an exercise price of $2.50. These warrants have a weighted average remaining contractual life of 5.59 years and were issued in exchange for intellectual property and direct offering costs. (See Notes F(3) and F(4))

F-15

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2006

NOTE G - FEDERAL INCOME TAXES

The Company files separate tax returns for its parent and AdnaGen AG, its 51% owned German subsidiary. The parent company does not benefit from any losses or incur any liabilities with respect to its ownership of AdnaGen AG. Accordingly, the Company has not incurred any U.S. Federal or State tax expense since its inception.

Significant deferred tax assets are as follows:
2006

Gross deferred tax assets:
Net operating loss carryforwards, United States	$1,580,000
Impairment	607,000
Share-based compensation and consulting	257,000
Organization costs	12,000
Total gross deferred tax assets	2,456,000

Less valuation allowance	(2,456,000)

Net deferred tax asset recorded	$-

The valuation allowance at December 31, 2005 was $604,000. The net change in valuation allowance during the year ended December 31, 2006 was an increase of $1,852,000. In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2006 and 2005.

At December 31, 2006, OncoVista, Inc. had U.S. tax net operating loss carryforwards of approximately $4,600,000 available to offset future taxable income expiring from 2024 to 2026. The utilization of tax net operating losses may be limited due to the change in ownership under Internal Revenue Code Section 382. AdnaGen AG tax attributes from its separately filed tax return in Germany is subject to the rules and regulations of that country.

The actual tax benefit differs from the expected tax benefit for the years ended December 31, 2006 and 2005 (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes) as follows:

	2006	2005

Expected tax expense (benefit)	$(2,947,000)	$(549,000)

Permanent differences:
Impairment charge in excess of tax basis	876,000	-
Translation loss and other items	(97,000)	2,000
Rate differential and impact of foreign subsidiary	316,000	-
Change in valuation allowance	1,852,000	547,000

Actual tax expense	$-	$-

F-16

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2006

NOTE H - COMMITMENTS

Lease Obligations: The Company has a five-year lease for laboratory space with monthly payments of $12,000 from its Chairman of the Board, see Note I. Total rent expense amounted to approximately $210,814 and $189,500, respectively. Future minimal lease commitments are as follows:

Year	Amount

2007	$158,760
2008	166,698
2009	175,033

$500,491

Employment Contracts: The Company has employee contracts with certain executive officers, which have a commitment period of four years, expiring in 2008 and 2009, respectively. Compensation ranges from $183,400 to $322,000 as well as bonuses equivalent to 30% to 40% of base salary. Bonuses are based on performance milestones, which have not yet been met; therefore, bonuses have not been paid or accrued for the years ended December 31, 2006 and 2005, respectively. In the event of termination without cause, the contract provides for a severance of salary and benefits continuation for twelve months, which would total $400,000.

NOTE I - RELATED PARTY TRANSACTIONS

On October 13, 2004, the Company entered a license agreement with Lipitek International (Lipitek), pursuant to which Lipitek granted to the Company an exclusive worldwide royalty and milestone-bearing right and license to utilize the patents and technologies of Lipitek relating to L-Nucleosides and their conjugates.

Pursuant to the license, the Company will retain all rights to improvements developed by it and will grant a royalty-free non-exclusive license to Lipitek for such improvements. All know-how and patent rights arising out of improvements developed by or on behalf of Lipitek will continue to be part of the rights licensed pursuant to this agreement. Lipitek has retained the right under the patent rights and know-how for non-commercial research purposes.

On November 17, 2005, the Company entered into a purchase agreement with Lipitek and Alexander L. Weis, Ph.D. pursuant to which Lipitek granted the Company an option to purchase all membership interests in Lipitek Research, LLC (Lipitek Research) for a purchase price of $5,000,000, which shall be payable quarterly based upon revenues of Lipitek Research up to $50,000 per quarter. Prior to the full payment of the purchase price, the Company has the option, upon 30 days written notice, to abandon the purchase of Lipitek Research upon forfeiture of the amounts already paid. In addition, all intellectual property developments by Lipitek Research through the term of the agreement or 2012, whichever is later, shall remain the Company’s property, irrespective of whether the option is exercised. In addition, the Company will receive 80% of the research and development revenue while the agreement is in place. In 2006 and 2005, the Company recognized revenues of $40,000 and $-0-, respectively. During 2006, the Company paid $200,000 toward the agreement and it expensed it as a component of research and development.

Alexander L. Weis, Ph.D., is OncoVista’s Chairman of the Board of Directors, Chief Executive Officer, President and a significant shareholder, and is the ultimate beneficial owner of Lipitek International, Inc. and Lipitek Research, LLC.

The Company also leases its laboratory space from Lipitek, Inc. under a five-year lease agreement. See Note H. Rent is based on reasonable and customary rates as if the space were rented to an outside party.

F-17

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2006

NOTE J - SEGMENT INFORMATION

The Company follows SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information”, with respect to its operating segments. The Company’s revenue is substantially derived from the operation in a single business segment, the development of innovative tumor diagnostics for detection, analysis, and treatment of rare (cancer) cells. Sales to customers outside the United States (in Europe) are made by AdnaGen AG, its German subsidiary. For 2006, approximately 98% of its revenue was from its German subsidiary. The following is a summary of the Company’s operations for the year end December 31, 2006:

	OncoVista, Inc.	AdnaGen AG	Total
	(United States)	(Germany)

Revenue	$40,000	$1,887,456	$1,927,456
Operating expenses	3,432,982	2,173,238	5,606,220

Loss from operations	(3,392,982)	(285,782)	(3,678,764)

Other expenses, net	(4,346,811)	(642,647)	(4,989,458)

Net Loss	$(7,739,793)	$(928,429)	$(8,668,222)

F-18

ONCOVISTA, INC. AND SUBSIDIARY
Index
September 30, 2007

Page

Consolidated Balance Sheet as of September 30, 2007 (Unaudited)	F-1

Consolidated Statements of Operations for the Nine Months Ended
September 30, 2007 and 2006 (Unaudited)	F-2

Consolidated Statements of Cash Flows for the Nine Months Ended
September 30, 2007 and 2006 (Unaudited)	F-3

Notes to Consolidated Financial Statements (Unaudited)	F-4 - F-20

Oncovista, Inc. and Subsidiary
Consolidated Balance Sheet
September 30, 2007
(Unaudited)

Assets

Current Assets:
Cash and cash equivalents	$5,912,858
Accounts receivable	81,212
Inventory	36,834
Other current assets	59,721
Total current assets	6,090,625

Equipment, net	198,085

Other assets	52,378

Total Assets	$6,341,088

Liabilities and Stockholders' Deficit

Current Liabilities:
Cash Overdraft	$85,026
Accounts payable	95,927
Accrued expenses	534,821
Loans payable	2,070,362
Notes payable	713,600
Convertible note payable	100,000
Convertible note payable - related party	280,563
Accrued interest payable	946,496
Accrued interest payable - related party	75,865
Total current liabilities	4,902,660

Long-Term Liabilities:
Notes payable	3,568,000
Accrued interest payable	342,528
Total long-term liabilities	3,910,528

Total Liabilities	8,813,188

Stockholders’ Deficit:
Common stock ($0.001 par value, 30,000,000 shares
authorized, 16,888,427 shares issued and outstanding)	16,888
Additional paid in capital	12,316,439
Accumulated deficit	(13,469,644)
Accumulated other comprehensive loss	(1,335,784)
Total stockholders' deficit	(2,472,100)

Total Liabilities and Stockholders' Deficit	$6,341,088

See accompanying notes to unaudited financial statements

Oncovista, Inc. and Subsidiary
Consolidated Statements of Operations
(Unaudited)

	For the nine months ended	For the nine months ended
	September 30, 2007	September 30, 2006

Revenue:
Third party	725,078	1,010,467
Related parties	-	40,000
Total Revenues	725,078	1,050,467

Operating Expenses
Research and development	795,074	1,142,363
General and administrative	2,819,901	2,913,292
Total Operating Expenses	3,614,975	4,055,655

Loss from Operations	(2,889,897)	(3,005,188)

Other Income (Expense)
Interest income	56,301	68,794
Other income	23,367	-
Interest expense	(168,885)	(143,263)
Other Expense - net	(89,217)	(74,469)

Net Loss	$(2,979,114)	$(3,079,657)

Net loss per share - basic and diluted	$(0.22)	$(0.25)

Weighted average number of shares outstanding
during the period - basic and diluted	13,759,392	12,548,615

See accompanying notes to unaudited financial statements

Oncovista, Inc. and Subsidiary
Consolidated Statements of Cash Flows
(Unaudited)

	For the nine months ended	For the nine months ended
	September 30, 2007	September 30, 2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,979,114)	$(3,079,657)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	53,168	79,052
Share based compensation	306,214	323,392
Share based consulting	262,243	103,048
Common stock and warrants for intellectual property	-	488,620
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(28,844)	5,420
Prepaids	(22,606)	3,342
Other assets	16,676	(93,873)
Increase (Decrease) in:
Accounts payable	(16,857)	(110,192)
Accrued liabilities	210,236	105,642
Net Cash Used In Operating Activities	(2,198,884)	(2,175,206)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisition of equipment	(1,927)	(29,284)
Net Cash Used in Investing Activities	(1,927)	(29,284)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash overdraft	80,101	-
Proceeds from sale of common stock	6,794,983	3,560,000
Cash paid for direct offering costs	(570,500)	(152,250)
Deposit paid for acquisition of shell in connection with reverse merger/recapitalization	(150,000)
Repayment of loans - related party	-	(42,957)
Repayment of loans and notes payable - related party	-	(1,420,042)
Net Cash Provided By Financing Activities	6,154,584	1,944,751

Net Increase (Decrease) in Cash and Cash Equivalents	3,953,773	(259,739)

Effect of exchange rates on cash	4,440	211,063

Cash and Cash Equivalents - Beginning of Period	1,954,645	2,412,211

Cash and Cash Equivalents - End of Period	$5,912,858	$2,363,535

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Income Taxes	$-	$-
Interest	$274,708	$326,973

See accompanying notes to unaudited financial statements

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)

NOTE A - BASIS OF PRESENTATION, ORGANIZATION, NATURE OF OPERATIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, stockholders’ equity or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation.

The unaudited interim financial statements should be read in conjunction with the required financial information on Form 8-K/A of OncoVista Innovative Therapies, Inc. (formerly Aviation Upgrade Technologies, Inc.) (“AVUG”) filed with the Commission on November 19, 2007, which contains the audited financial statements and notes thereto for the year ended December 31, 2006. The interim results for the period ended September 30, 2007 are not necessarily indicative of results for the full fiscal year.

Organization: OncoVista, Inc. (“OncoVista”) was incorporated on September 22, 2004 in the State of Delaware and is a privately held pharmaceutical company engaged in the business of acquiring rights to, and developing for commercialization, technologies and drugs for the treatment of cancer and related life-threatening diseases. OncoVista’s corporate offices are located in San Antonio, Texas.

In December 2005, OncoVista acquired a controlling (51%) equity interest in AdnaGen AG, a research and development company based in Langenhagen, Germany. In December 2007, OncoVista acquired a further 24% equity interest in AdnaGen AG bringing its interest to approximately 85% (See Note G). AdnaGen AG focuses on the development of innovative tumor diagnostics by utilizing its proprietary technology for the detection and analysis of rare cells. For financial reporting purposes, the initial acquisition of AdnaGen AG was treated as a business combination pursuant to SFAS No. 141.

On August 16, 2007, OncoVista acquired an aggregate of 10,963,851 shares of common stock of AVUG (or 16,160,430 shares of AVUG common stock after giving effect to the forward split that went effective on October 22, 2007) constituting approximately 95.7% of AVUG’s issued and outstanding capital stock for cash consideration of $667,000. The acquisition resulted in a change of control of AVUG.

Principles of Consolidation: The consolidated financial statements include the accounts of OncoVista and AdnaGen AG (collectively, the “Company”). All intercompany balances have been eliminated.

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)

Comprehensive Loss: The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive loss and its components in the consolidated financial statements.

Revenue Recognition: The Company recognizes revenue when each of the following four criteria is met: 1) a contract or sales arrangement exists; 2) products have been shipped or services have been rendered; 3) the price of the products or services is fixed or determinable; and 4) collectibility is reasonably assured. The Company’s customers have no right of return for products sold.

For operations in the United States (Oncovista), revenues are earned pursuant to customary performance required by agreements with research institutions or other for profit entities. During the nine months ended September 30, 2007 and 2006, Oncovista earned $80,000 and $40,000 respectively. In 2007, $50,000 was earned pursuant to a research agreement with a university to test, refine and replicate a chemical compound; and $30,000 was earned from the cancellation of a contract requiring the payment be made in January 2007. In 2006, $40,000 was earned from research and development related revenue. (See Note F)

For operations in Germany (AdnaGen), revenues are considered earned upon shipment of test kits or pursuant to terms of a license fee agreement. During the nine months ended September 30, 2007 and 2006, AdnaGen earned approximately $645,000 and $1,010,000 respectively.

In 2007, approximately $190,000 was earned from the shipment of test kits and approximately $455,000 was earned pursuant to the terms of a licensing agreement with a third party.

In 2006, approximately $42,000 was earned from the shipment of test kits and approximately $943,000 was earned pursuant to the terms of a licensing agreement with a third party.

Use of Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include depreciable lives of property, valuation of stock options and warrants granted for services or compensation pursuant to SFAS No. 123(R), and the valuation allowance for deferred tax assets.

Cash and Cash Equivalents: For the purpose of the Statements of Cash Flows, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. At September 30, 2007, the Company had no cash equivalents.

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At September 30, 2007, the balance exceeded the federally insured limit by $5,744,166.

Accounts Receivable: There has been no identifiable bad debt expense during the nine months ended September 30, 2007 and 2006, respectively. Additionally, the Company has not recorded any allowance for doubtful accounts. The allowance is generally determined based on an account-by-account review. Accounts are charged off when collection efforts have failed and the account is deemed uncollectible. The Company does not charge interest on accounts receivable.

Inventory: Inventory is stated at the lower of cost or market, determined by the first-in, first-out (FIFO) method. Inventory consists of finished goods in the form of select and detect breast cancer and colon cancer kits. During the nine months ended September 30, 2007 and 2006, there were no write-downs to net realizable value due to obsolescence.

Equipment: Equipment is stated at cost, less accumulated depreciation. Costs greater than $500 are capitalized and depreciated on a straight-line basis over the estimated useful lives, which ranges from three to ten years.

Long-Lived Assets: Long-lived assets, other than Goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Minority Interest: Under generally accepted accounting principles, when losses applicable to the minority interest in a subsidiary exceed the minority interest in the equity capital of the subsidiary, the excess is not charged to the minority interest since there is no obligation of the minority interest to make good on such losses. The Company, therefore, has included losses applicable to the minority interest against its interest. If future earnings do materialize, the Company will be credited to the extent of such losses previously absorbed. For financial reporting purposes, minority interest will not be presented until the minority’s share of profit exceeds its previously recorded deficit.

Shipping and Handling Costs: Shipping and handling costs are classified as a separate component of operating expenses and those billed to customers are recorded as revenue in the statement of operations. Shipping and handling costs are not significant.

Research and Development Expenses: The Company expenses all research and development costs as incurred for which there is no alternative future use. These costs also include employee and non-employee compensation and stock-based compensation.

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)

Customer Concentration: The Company derived 83% of its revenues from one customer during the nine months ended September 30, 2007 and 89% of its revenues from one customer during the nine months ended September 30, 2006.

Foreign Country Risks: The Company may be exposed to certain risks as a portion of its operations are being conducted in Germany. These include risks associated with, among others, the political, economic and legal environment, as well as foreign currency exchange risk. The Company’s results may be adversely affected by change in the political and social conditions in Germany due to governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversions and remittances abroad, and rates and methods of taxation, among other things. The Company does not believe these risks to be significant, and no such losses have occurred in the current or prior years because of these factors. However, there can be no assurance those changes in political and other conditions will not result in any adverse impact in future periods.

Regulatory Matters: Regulations imposed by federal, state and local authorities in the United States, as well as authorities in other countries, are a significant factor in the conduct of research, development, manufacturing and eventual marketing of the Company’s products. In the United States, drugs, biological products, and medical devices are regulated by the United States Food, Drug and Cosmetic Act, which is administered by the U.S. Food and Drug Administration. In Europe, sales of diagnostic products are regulated by Directorate General III of the European Commission, which allows the Company’s subsidiary to market its products under CE label as clinical diagnostics in the European Community.

Net Loss Per Share: Basic earnings (loss) per share are computed by dividing the net income (loss) by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding including the effect of share equivalents. Common stock equivalents consist of shares issuable upon the exercise of certain common stock purchase warrants and stock options. See Note D for disclosure of securities that could potentially dilute basic earnings per share in future periods that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented.

Share-Based Compensation: On January 1, 2005, the Company adopted Statement of Financial Accounting Standards No. 123(R) (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including grants of employee stock options based on estimated fair values. The Company has used the Black-Scholes option pricing model to estimate grant date fair value for all option grants.

Share-based compensation expense is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the year, less expected forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary in subsequent periods if actual forfeitures differ from those estimates. The Company has not computed any forfeitures, actual or expected, as they have a limited operating history pertaining to actual grants and vesting terms.

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)

Additionally, common stock and warrants were issued in connection with the acquisition of intellectual property and as direct offering costs.

Foreign Currency Translation: The financial position and results of operations of the Company’s foreign subsidiary are measured using the local currency (Euros) as the functional currency. Assets and liabilities of the subsidiary have been translated at current exchange rates as of September 30, 2007 and related revenue and expenses have been translated at an average exchange rate for the periods ended September 30, 2007 and 2006. All equity transactions have been translated at their historical rates when the transaction occurred. The aggregate effect of translation adjustments is included as a component of accumulated other comprehensive loss and as a component of stockholders’ deficit. Transaction gains and losses related to operating assets and liabilities are included in general and administrative expense.

Fair Value of Financial Instruments: The carrying amounts of the Company’s short-term financial instruments, including accounts receivable, accounts payable, accrued expenses, loans payable, notes payable, convertible note payable and convertible note payable - related party, approximate fair value due to the relatively short period to maturity for these instruments.

Recent Accounting Pronouncements: In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments” (SFAS 155), which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (SFAS 133) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (SFAS 140). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that it is a derivative financial instrument. The Company adopted SFAS No. 155 on January 1, 2007 and it did not have a material impact on its financial position, results of operations or cash flows.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, (“FIN 48”) “Accounting for Uncertainty in Income Taxes - An Interpretation of SFAS No. 109.” This Interpretation provides guidance for recognizing and measuring certain tax positions, as defined in FASB No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a threshold condition that a tax position must meet for any of the benefit of an uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding de-recognition, classification and disclosure of uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation did not have a material impact on the Company’s financial position, results of operations or cash flows.

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), “Fair Value Measurements”. SFAS 157 clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it established a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 157 to have a material impact on its financial position, results of operations or cash flows.

In September 2006, the U.S. Securities and Exchange Commission (the “SEC”) issued a Staff Accounting Bulletin (“SAB No.108”), which expresses the views of the SEC staff regarding the process of quantifying financial statement misstatements. SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The guidance of this SAB is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The Company adopted SAB No. 108 and it did not have an impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which permits entities to choose to measure many financial instruments and certain other items at fair value. The unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings. The decision to elect the fair value option is determined on an instrument-by-instrument basis, should be applied to an entire instrument and is irrevocable. Assets and liabilities measured at fair values pursuant to the fair value option should be reported separately in the balance sheet from those instruments measured using other measurement attributes. SFAS No. 159 is effective as of the beginning of the Company’s 2008 fiscal year. The Company will adopt SFAS No. 159 on January 1, 2008 and it is not expected to have a material effect on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company must adopt these new requirements in its first quarter of 2009.

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)

In December 2007, the FASB issued SFAS 141R,“Business Combinations” (“SFAS 141R”), which replaces FASB SFAS 141,“Business Combinations”. This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control.  SFAS 141R will require an entity to record separately from the business combination the direct costs, where previously these costs were included in the total allocated cost of the acquisition.  SFAS 141R will require an entity to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, at their fair values as of that date.  This compares to the cost allocation method previously required by SFAS No. 141.  SFAS 141R will require an entity to recognize as an asset or liability at fair value for certain contingencies, either contractual or non-contractual, if certain criteria are met.  Finally, SFAS 141R will require an entity to recognize contingent consideration at the date of acquisition, based on the fair value at that date.  This Statement will be effective for business combinations completed on or after the first annual reporting period beginning on or after December 15, 2008.  Early adoption of this standard is not permitted and the standards are to be applied prospectively only.  Upon adoption of this standard, there would be no impact to the Company’s results of operations and financial condition for acquisitions previously completed.  The adoption of this standard will impact any acquisitions completed after January 1, 2009.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements of the Company upon adoption.

Reclassifications: Certain amounts in the year 2006 financial statements have been reclassified to conform to the year 2007 presentation. The results of these reclassifications did not materially affect the financial position, results of operations or cash flows of the Company.

NOTE B - GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company has a net loss of $2,979,114 and net cash used in operations of $2,198,884 for the period ended September 30, 2007, a working capital deficit of $1,187,965, an accumulated deficit of $13,469,644 and a total stockholders’ deficit of $2,472,100 at September 30, 2007.

The ability of the Company to continue as a going concern is dependent on it to further implement its business plan, resolve its liquidity problems, principally by obtaining additional debt and/or equity financing, and generate additional revenues from collaborative agreements or sale of pharmaceutical products. The Company is also in default on loans, notes, and related accrued interest aggregating $474,050 at September 30, 2007. In August 2007, the Company completed a private placement offering that generated net proceeds of approximately $6,223,000 (See Note D). However, the Company believes that additional capital will be required to fund current and expected future operations.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)

NOTE C - EQUIPMENT

Equipment consists of the following at September 30, 2007:

Equipment	$575,818
Less accumulated depreciation	(377,733)

Equipment, net	$198,085

NOTE D - STOCKHOLDERS’ DEFICIT

(1) Stock-based compensation and consulting

Nine months ended September 30, 2007: The Company recognized $306,214 in compensation expense based upon the vesting terms of certain option grants. Of the total, $62,488 was allocated to cost of sales and the remaining $243,726 is included as a component of research and development.

During the nine months ended September 30, 2007, the Company recognized $262,243 in consulting expense based upon the vesting terms of certain option grants.

(2) Private Placement

On August 15, 2007, OncoVista completed the closing of a private placement (the “2007 Private Placement”) whereby it sold to accredited investors a total of 970,712 units at $7.00 per unit, each unit consisting of four shares of OncoVista common stock and a warrant to acquire one share of OncoVista common stock. The net proceeds of the private placement were approximately $6,223,000 after payment of placement agent fees and related expenses of $570,500. In connection with the private placement, OncoVista issued warrants to its placement agent to acquire 278,857 shares of OncoVista common stock. The warrants and placement agent warrants are exercisable through August 15, 2012 at the exercise price of $2.50 per share. The warrants and placement agent warrants may also be exercised on a cashless or net issuance basis if after August 15, 2008 there is no effective registration statement covering the resale of the shares of common stock and shares underlying the warrants. The placement agent warrants were granted and treated as additional direct offering costs. The net effect on equity for the placement agent warrants granted to the placement agent was $0.

OncoVista agreed, at its expense, to prepare a registration statement covering the shares issued in the 2007 Private Placement and the shares underlying the warrants and placement agent warrants issued in the 2007 Private Placement. If it does not cause this registration statement to be declared effective by January 13, 2008, it is obligated to pay liquidated damages of 0.5% of the purchase price for each 30 days of delay up to a maximum of 10% of the purchase price. Pursuant to the accounting guidance in EITF No. 00-19-2 and SFAS No. 5, the Company determined that it was not probable that they would be required to remit any payments to the investors for failing to obtain an effective registration statement because the Company expects the registration statement to be declared effective by January 13, 2008. There are however many reasons, including those over which the Company has no control, which could delay the effectiveness of the registration statement, including delays resulting from the Commission’s review process and comments raised by the Commission during that process. Failure to cause a registration statement to become effective in a timely manner or maintain its effectiveness could materially adversely affect the Company.

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)
(3) Stock Options and Warrants

In October 2004, the Company’s board of directors adopted the 2004 Stock Option Plan (“2004 Plan”). The 2004 Plan provides for the grant of stock options to employees, directors and consultants who provide service to the OncoVista. Options granted under the 2004 Plan have a vesting schedule with a term ranging from grant date to four years and become fully exercisable based on specific terms imposed at the date of grant. All awards pursuant to the 2004 Plan shall terminate upon the termination of the grantees employment for any reason. The Company has reserved 1,000,000 shares of common stock for issuance under the 2004 Plan.

In June 2007, the Company’s board of directors adopted the 2007 Stock Option Plan (“2007 Plan”). The 2007 Plan provides for the grant of incentive stock options, non-statutory stock options and restricted stock awards to employees, directors and consultants who provide service to the OncoVista. The Company has reserved 3,000,000 shares of common stock for issuance under the 2007 Plan.

In June 2007, the Board of Directors authorized the 2007 Stock Option Plan for Independent and Non-Employee Directors (the “Independent Directors Plan”). Options granted under the Director Plan shall be nonstatutory options and may be granted to nonemployee directors at an exercise price equal to the fair market value at the date of grant. The maximum term of options granted under the Director Plan is ten years. The term of the Director Plan is ten years. The Company has reserved 500,000 shares of common stock for issuance under the Director Plan.

As a result of the merger that closed on November 13, 2007 (See Note G), the options issued under the Option Plans described above are exercisable for shares of AVUG and the 2004 Plan, 2007 Plan and the Independent Directors Plan have been assumed by AVUG.

Pursuant to the provisions of SFAS No. 123(R), in the event of termination, the Company will cease to recognize compensation expense. There is no deferred compensation recorded upon initial grant date, instead, the fair value of the share-based payment is recognized ratably over the stated vesting period. During the nine months ended September 30, 2007 and 2006, the Company granted 140,000 and 330,000 options, respectively, having a fair value of $349,628 and $824,115, respectively. These options were issued to directors of the Company and vest in equal installments over four years on the first, second, third and fourth anniversary of the date of grant.

The Company has followed fair value accounting and the related provisions of SFAS No. 123(R) for all share-based payment awards since inception. The Black-Scholes assumptions used in the nine months ended September 30, 2007 and 2006 are as follows:

	2007	2006
Risk-free interest rate	4.02% - 4.21%	4.61% - 5.01%
Expected dividend yield	0%	0%
Expected volatility	200%	200%
Expected life of option	10 years	10 years
Expected forfeitures	0%	0%

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)
A summary of the Company’s stock option activity and related information is as follows:

	Exercise	Wt. Avg.
	Shares	Price
Outstanding at December 31, 2005	620,000	$0.06
Granted	330,000	2.30
Exercised	-	-
Forfeited	-	-
Outstanding at December 31, 2006	950,000	0.78
Granted	140,000	1.75
Exercised	-	-
Forfeited	-	-
Outstanding at September 30, 2007 (unaudited)	1,090,000	$0.70
Options exercisable at September 30, 2007 (unaudited)	530,000	$0.57

The following table summarizes information about the options outstanding at September 30, 2007:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Wt. Avg. Remaining Contractual Life	Wt. Avg. Exercise Price	Number Currently Exercisable	Wt. Avg. Exercise Price
$0.001	250,000	7.29 yrs.	$0.001	125,000	$0.001
$0.10	420,000	7.54 yrs.	0.10	295,000	0.10
$1.75	140,000	9.94 yrs.	1.75	-	1.75
$2.50	280,000	8.53 yrs.	2.50	110,000	2.50
	1,090,000	8.31 yrs.	$0.70	530,000	$0.57

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)
The Company has issued warrants in connection with the 2007 Private Placement (See Note D), direct offering costs, as fees for consulting services and in exchange for intellectual property rights. These warrants have a weighted average contractual life of 4.46 years.

A summary of the Company’s warrant activity and related information is as follows:

	Exercise Shares	Wt. Avg. Price
Outstanding at December 31, 2005	--	-
Granted	285,000	2.50
Exercised	-	-
Forfeited	-	-
Outstanding at December 31, 2006	285,000	2.50
Granted	1,856,712	2.15
Exercised	-	-
Forfeited	-	-
Outstanding at September 30, 2007 (unaudited)	2,141,712	$2.20

The following table summarizes information about the warrants outstanding at September 30, 2007:

	Warrants Outstanding			Warrants Exercisable
Exercise Price	Number Outstanding	Wt. Avg. Remaining Contractual Life	Wt. Avg. Exercise Price	Number Currently Exercisable	Wt. Avg. Exercise Price
$0.001	257,143	4.76 yrs.	$0.001	257,143	$0.001
$2.50	1,884,569	4.71 yrs.	$2.50	1,884,569	$2.50
	2,141,712	4.46 yrs.	$2.15	2,141,712	$2.15

NOTE E - RELATED PARTY TRANSACTIONS

Lipitek

On October 13, 2004, OncoVista entered into a license agreement with Lipitek International, Inc. (“Lipitek International”), pursuant to which Lipitek International granted to OncoVista an exclusive worldwide royalty and milestone-bearing right and license to utilize the patents and technologies of Lipitek relating to L-Nucleosides and their conjugates.

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)
On November 17, 2005, OncoVista entered into a purchase agreement with Lipitek International and Alexander L. Weiss, Ph.D. pursuant to which Lipitek International granted OncoVista an option to purchase all membership interests in Lipitek Research, LLC (“Lipitek Research”) for a purchase price of $5,000,000, payable in installments. On or before July 28, 2012, OncoVista is required to pay the balance of the purchase price. Prior to the full payment of the purchase price, OncoVista has the option upon 30 day’s written notice to abandon the purchase of Lipitek Research upon forfeiture of the amounts already paid. In addition, Lipitek International and Alexander Weis agreed to use reasonable efforts to ensure that OncoVista has the right of first negotiation with respect to any Lipitek International intellectual property related to anti-cancer, anti-fungal, anti-parasitic and anti-malarial activities (except that derived from South American plants and vegetation) and to intellectual property arising out of any current research or research contract of Lipitek Research. For the nine months ended September 30, 2007 and 2006, the Company recognized revenues of $0 and $0, respectively. For the nine months ended September 30, 2007 and 2006, the Company paid $150,000 toward the agreement and expensed it as a component of research and development.

OncoVista also leases its laboratory space from Lipitek, Inc. under a five-year lease agreement. Rent is based on reasonable and customary rates as if the space were rented to an outside party.

Alexander L. Weiss, Ph.D., is Oncovista’s Chairman of the Board of Directors, Chief Executive Officer, President and a significant shareholder, and is the ultimate beneficial owner of Lipitek International and Lipitek Research.

NOTE F - SEGMENT INFORMATION

The Company follows SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information”, with respect to its operating segments. The Company’s revenue is substantially derived from the operation in a single business segment, the development of innovative tumor diagnostics for detection, analysis, and treatment of rare (cancer) cells. Sales to customers outside the United States (in Europe) are made by AdnaGen AG, its German subsidiary.

For the nine months ended September 30, 2007 and 2006, approximately 88% and 96%, respectively, of its revenue was from its German subsidiary. The following is a summary of the Company’s consolidated operations and assets for the nine months ended September 30, 2007 and 2006, respectively:

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)

Nine Months Ended September 30, 2007

	OncoVista, Inc.	AdnaGen AG	Consolidated
	(United States)	(Germany)

Revenue	$80,000	$645,078	$725,078
Operating expenses	2,521,498	1,093,477	3,614,975

Loss from operations	(2,441,198)	(448,399)	(2,889,897)

Other income (expenses), net	23,413	(112,630)	(89,217)

Net Loss	$(2,418,085)	$(561,029)	$(2,979,114)

Assets	$5,912,007	$429,081	$6,341,088

Nine Months Ended September 30, 2006

	OncoVista, Inc.	AdnaGen AG	Consolidated
	(United States)	(Germany)

Revenue	$40,000	$1,010,467	$1,050,467
Operating expenses	2,339,925	1,715,730	4,055,655

Loss from operations	(2,299,925)	(705,263)	(3,005,188)

Other income (expenses), net	8,075	(82,544)	(74,469)

Net Loss	$(2,291,850)	$(787,807)	$(3,079,657)

Assets	$6,744,242	$914,666	$7,658,908

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)

NOTE G - SUBSEQUENT EVENTS

(1) Restricted Stock Grant

On November 1 2007, OncoVista granted (i) an aggregate of 1,500,000 shares of restricted stock to Alexander Weis vesting one third on each of January 1, 2009, January 1, 2010 and January 1, 2011; and (ii) an aggregate of 500,000 shares of restricted stock to Corey Levenson vesting one third on each of January 1, 2009, January 1, 2010 and January 1, 2011. The stock issued had a fair value of approximately $4.7 million ($2.33 per share) based upon the recent 2007 Private Placement offering price.

(2) AVUG Reverse Merger

On October 26, 2007, OncoVista entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AVUG and Oncovista Acquisition Corp. (“NewSub”), a wholly owned subsidiary of AVUG. On November 13, 2007, NewSub merged with and into OncoVista with OncoVista remaining as the surviving corporation. As a result of the merger, OncoVista became the wholly owned subsidiary of AVUG and OncoVista’s existing business operations became AVUG’s sole line of business. On the closing date of the merger, each outstanding share of common stock of OncoVista was exchanged for one share of AVUG common stock such that OncoVista’s shareholders became holders of approximately 96.3% of AVUG’s issued and outstanding capital stock. In addition, all shares acquired by OncoVista on August 16, 2007 were cancelled and retired. The reverse merger is being accounted for as a recapitalization.

(3) Biomed Loan

During 2005, Biomed Solutions, LLC (“Biomed”) loaned OncoVista a total of $525,563 accruing interest at the rate of 8% per annum. In 2006, OncoVista repaid $245,000 to Biomed and in October 2007, in full settlement of the remaining principal and interest of $350,605 due under the loan, OncoVista paid a further $300,000 to Biomed. As a result, the Company recognized a gain on debt settlement of $50,605. Biomed is controlled by an affiliate company of one of OncoVista’s current directors as well as one of OncoVista’s former directors.

(4) OSI License Agreement

OncoVista entered into a license agreement with OSI Pharmaceuticals, Inc. (“OSI”), which it consummated on November 27, 2007, for the exclusive, royalty-bearing, worldwide license to a Phase II clinical candidate, OSI-7904L (the “License Agreement”).

Pursuant to the terms of the License Agreement, OSI has granted to OncoVista an exclusive, royalty-bearing, worldwide license, with the right to grant sublicenses, with respect to OSI’s rights under patents, patent applications and know-how related to OSI-7904L and a non-exclusive, worldwide license to certain patents and patent applications controlled by a certain third party to the extent necessary to develop and commercialize the products under the exclusive license grant. At the closing of the License Agreement, OSI agreed to convey to OncoVista its ownership of product inventory and information and data related to OSI-7904L. OSI also agreed to assign to OncoVista at the closing all of its rights and obligations under a certain manufacturing agreement with respect to OSI-7904L.

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)

Under the License Agreement, OncoVista is obligated to provide OSI with a written commercialization development plan within a prescribed period after the closing date and to provide periodic updates thereto. In addition, OncoVista agreed to use good faith and diligent efforts to accomplish certain milestones set forth in the applicable commercialization development plan and to commercialize the licensed compound and products upon receipt of the required regulatory approvals. OncoVista also agreed to submit progress reports on a periodic basis to OSI and a certain third party until the first commercial sale of a licensed product and for such later periods during which additional OSI-7904L products, if any, are being developed.

Pursuant to the License Agreement, OncoVista paid OSI an upfront license fee of $500,000 and is required to pay to OSI certain milestone payments based upon the achievement of specified milestones or product sales. In addition, if the drug candidate is commercially sold, then OncoVista is required to pay to OSI royalties based on net sales of the drug. OncoVista is also required to pay royalty and milestone payments to OSI with respect to royalty and milestone payments payable to certain third parties. As additional consideration, OncoVista caused the issuance to OSI of 500,000 shares of AVUG’s common stock and caused AVUG to issue two warrants to OSI.

The first warrant is exercisable for such number of shares of AVUG’s common stock that is equal to $5,000,000 divided by the national market exercise price (which is defined as the average closing price of AVUG’s common stock on a national securities exchange registered with the Commission for the 20 consecutive trading days immediately following the listing of AVUG’s common stock on such exchange); provided that the warrant shall be exercisable for 19.99% of AVUG’s outstanding shares of common stock if the exercise of the warrant results in a number of shares exceeding 20% of AVUG’s outstanding shares of common stock. The warrant may not be exercised until the 21st trading day after the listing of AVUG’s common stock on a national securities exchange registered with the Commission, and once exercisable is exercisable at the national market exercise price for nine months following such 21st day. The warrant provides for its exercise on a “cashless” or “net issuance” basis and is subject to adjustment for events such as stock splits, stock dividends, distributions, reorganizations, consolidations and mergers affecting AVUG’s common stock.

The second warrant is exercisable, through September 30, 2013, for 200,000 shares of AVUG’s common stock at an exercise price of $2.50 per share. The warrant provides for its exercise on a “cashless” or “net issuance” basis and is subject to adjustment for events such as stock splits, stock dividends, distributions, reorganizations, consolidations and mergers affecting AVUG’s common stock.

The shares of common stock of AVUG issued to OSI and any such future shares issued to OSI including upon the exercise of any warrants are subject to registration rights pursuant to the terms of an investors’ rights agreement entered into between OncoVista and OSI contemporaneously with the License Agreement. Under the investors’ rights agreement, OSI is granted piggyback registration rights which rights are subordinated to the registration rights granted to purchasers in the 2007 Private Placement. The investors’ rights agreement provides for customary cut-backs, a market stand-off agreement and other terms customarily found in such agreements.

ONCOVISTA, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)

In connection with the License Agreement, OncoVista, OSI and Alexander L. Weis, Ph.D., AVUG’s Chief Executive Officer, board member and a significant beneficial owner of AVUG’s common stock entered into a stockholders agreement. Pursuant to the stockholders agreement, transfer by OSI of the equity securities of AVUG (including warrants and common stock issuable upon sale of warrants, now owned or subsequently acquired by OSI) are restricted by a right of first offer to AVUG except for transfers by OSI to any of its affiliates. The stockholders agreement grants OSI co-sale rights to participate in a transfer of more than 50% of Dr. Weis’ shares of AVUG’s common stock other than in certain customary exempt transfers. The stockholders agreement also grants Dr. Weis drag along rights to require the transfer of OSI’s equity securities in the case of a sale of all of Dr. Weis’ shares of AVUG common stock to a third party and to require OSI to vote in favor of a sale of assets in the case of merger of the Registrant with a third party or the sale of all or substantially all of AVUG’s assets to a third party.

(5) AdnaGen Purchase

On December 3, 2007, OncoVista purchased from a now former shareholder of AdnaGen AG an additional 24% equity interest in AdnaGen AG for consideration of €400,000 (approximately $600,000). As a result of the purchase, OncoVista now owns approximately 85% of the issued and outstanding shares of AdnaGen AG.

(6) Bridge Ventures Lawsuit

On December 17, 2007, an action was filed against OncoVista in the Supreme Court of the State of New York, New York County, entitled Bridge Ventures, Inc. v. OncoVista, Inc. and Centrecourt Asset Management. The action seeks damages for the alleged breach of a consulting agreement and seeks an order directing the issuance of warrants to purchase OncoVista’s common stock. Based on the allegations in the complaint and the Company’s understanding of the relevant facts and circumstances, it believes that the claims made in this lawsuit are without merit and OncoVista intends to vigorously defend against them.

(7) Appointment of Chief Financial Officer

Effective January 2, 2008, Mr. Robert Patterson resigned from his position as Chief Financial Officer of AVUG as a result of his retirement. In connection with the foregoing resignation, Mr. J. Michael Edwards was appointed to fill the vacancy of the position of Chief Financial Officer of AVUG, effective January 2, 2008.

Pursuant to an Executive Employment Agreement between Mr. Edwards and AVUG entered into on January 4, 2008, AVUG agreed to employ Mr. Edwards as a Chief Financial Officer, for a four-year initial term, renewable for successive one-year renewal terms, with a base salary of $140,000 per year. Mr. Edwards is entitled to receive an annual cash bonus equal to 30% of his base salary, provided that AVUG meets certain performance objectives established by the board of directors.

In addition, the agreement provides for the grant of options to acquire 120,000 shares of AVUG’s common stock at $1.75 per share. These options vest in equal installments over four years on the first, second, third and fourth anniversary of the date of grant. If Mr. Edwards’ employment is terminated as a result of his death or disability, he (or in the case of his death, his estate) is entitled to severance of one year’s base salary, one year’s health insurance coverage for his wife and dependent children and, in the case of termination as a result of disability, one year’s health insurance coverage for Mr. Edwards. If Mr. Edwards’ employment is terminated without cause, he is entitled to one year's base salary and one year's health and life insurance that was in effect prior to termination. No severance is payable if Mr. Edwards' employment is terminated for cause or if Mr. Edwards resigns, retires or otherwise terminates his employment voluntarily.

5,132,417 Shares

ONCOVISTA INNOVATIVE THERAPIES, INC.
(formerly Aviation Upgrade Technologies. Inc.)

Common Stock

Prospectus
[____________], 2008

Until [__________], 2008, all dealers that buy, sell, or trade the common stock, may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and by our Bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors, officers, employees and agents to the maximum extent authorized by the Nevada Revised Statutes as the same (or any substitute provision therefore) from time to time may be in effect.

We currently do not have directors and officers liability insurance although we intend to procure directors and officers liability insurance as soon as reasonably practicable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered hereby, excluding the underwriters’ discounts and commissions (items marked with an asterisk (*) represent estimated expenses):

SEC Registration Fee	$406.12
Legal Fees and Expenses*	25,000.00
Blue Sky Fees (including counsel fees)*.	5,000.00
Accounting Fees and Expenses*.	20,000.00
Transfer Agent and Registrar Fees*	1,000.00
Printing and Engraving Expenses*	3,000.00
Miscellaneous*	5593.88

Total	$60,000.00

Item 26. Recent Sales of Unregistered Securities

Registrant

During the last three years, the Registrant has issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

On November 27, 2007, the Registrant issued to an accredited investor in partial consideration for the grant of an exclusive license the following: (i) 500,000 shares of common stock, (ii) a warrant to acquire $5,000,000 worth of common stock at the national market exercise price (as such term is defined in the warrant), and (iii) a warrant to purchase 200,000 shares of common stock at $2.50 per share.

During the year ended December 31, 2006 and 2005, the Registrant issued no unregistered shares of its common stock.

During the fiscal year ended December 31, 2004, the Registrant issued unregistered shares of its common stock in the following transactions:

During the three month period ended March 2004, outstanding warrants to purchase 30,466 shares of common stock were exercised by the holders.

On March 1, 2004, the Registrant entered into a Securities Purchase Agreement with an accredited investor for the sale of 55,000 shares of common stock for cash consideration of $50,000.

On April 26, 2004, the Registrant entered into a Securities Purchase Agreement with an accredited investor for the sale of 20,000 shares of common stock for cash consideration of $20,000. ended September 30, 2004, the Registrant entered into Securities Purchase Agreements with various accredited investors for the sale of 61,050 shares of common stock for cash consideration of $55,500.

During the three month period ended December 31, 2004, the Registrant entered into Securities Purchase Agreements with various accredited investors for the sale of 28,875 shares of common stock for cash consideration of $26,250 and a stock subscription of $750.

OncoVista-Sub

During the last three years, OncoVista-Sub issued unregistered securities, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and OncoVista-Sub believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Rule 506 of Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with OncoVista-Sub-Sub, to information about OncoVista-Sub-Sub.

On November 1, 2007, OncoVista-Sub issued to (i) its Chief Executive Officer 1,500,000 shares of restricted stock, vesting one third on each of January 1, 2009, January 1, 2010 and January 1, 2011, and (ii) its Chief Technology Officer 500,000 shares of restricted stock, vesting one third on each of January 1, 2009, January 1, 2010 and January 1, 2011.

On August 23, 2007, OncoVista-Sub issued to a consultant warrants to acquire 100,000 shares of OncoVista-Sub common stock exercisable through August 31, 2012 exercisable at $2.50 per share.

On August 8, 2007, OncoVista-Sub issued to a current stockholder warrants to acquire 250,000 shares of OncoVista-Sub common stock exercisable at $2.50 per share in partial consideration for the waiver of anti-dilution rights.

On August 15, 2007, OncoVista-Sub completed the closing of a private placement whereby it sold to accredited investors a total of 970,712 units at $7.00 per unit, each unit consisting of four shares of OncoVista-Sub common stock and a warrant to acquire one share of OncoVista-Sub common stock. The net proceeds of the private placement were approximately $6,300,000 after payment of placement agent fees of $418,000 and expenses of approximately $75,000. In connection with the private placement, OncoVista-Sub issued warrants to its placement agent, Maxim Group, LLC, to acquire 278,857 shares of OncoVista-Sub common stock. The warrants and placement agent warrants are exercisable through August 15, 2012 at the exercise price of $2.50 per share, subject to adjustment for stock splits, stock dividends, distributions, reorganizations, reclassifications, consolidations and mergers. The warrants and placement agent warrants may also be exercised on a cashless or net issuance basis if after August 15, 2008 there is no effective registration statement covering the resale of the shares of common stock and shares underlying the warrants.

On July 1, 2007 OncoVista-Sub issued five year warrants to acquire an aggregate of 257,143 shares of OncoVista-Sub common stock at an exercise price of $0.001 per share to two accredited investors in consideration for advisory services.

In December 2006, OncoVista-Sub sold 80,000 shares of OncoVista-Sub common stock to an accredited investor for cash consideration of $200,000.

On March 30, 2006, OncoVista-Sub issued warrants to acquire 85,000 shares of OncoVista-Sub common stock at an exercise price of $2.50 per share in consideration for releasing certain claims.

In March 2006, OncoVista-Sub sold 1,127,579 shares of OncoVista-Sub common stock to fifteen accredited investors for cash consideration of $2,818,948.

In February 2006, OncoVista-Sub sold 136,000 shares of OncoVista-Sub common stock to twelve accredited investors for cash consideration of $340,000.

In January 2006, OncoVista-Sub sold to an accredited investor 100,000 shares of OncoVista-Sub common stock and a warrant to acquire 200,000 shares of OncoVista-Sub common stock as partial consideration for the acquisition by merger of Aengus Pharmaceuticals, Inc.

In January 2006, OncoVista-Sub sold 127,000 shares of common stock to sixteen accredited investors for cash consideration of $317,500.

In December 2005, OncoVista-Sub sold 561,000 shares of OncoVista-Sub common stock to twenty seven accredited investors for cash consideration of $1,402,500.

On October 13, 2005, OncoVista-Sub sold 20,000 shares of common stock to two accredited investors for cash consideration of $50,000.

On September 28, 2005, OncoVista-Sub sold 220,000 shares of common stock to three accredited investors for cash consideration of $550,000.

On August 23, 2005, OncoVista-Sub sold 200,000 shares of common stock for cash consideration of $500,000.

On August 9, 2005, OncoVista-Sub sold 2,000 shares of common stock in consideration for services rendered.

On July 25, 2005, OncoVista-Sub sold 132,000 shares of common stock to an accredited investor for cash consideration of $330,000.

On January 24, 2005, OncoVista-Sub sold 50,000 shares of common stock to an accredited investor for cash consideration of $100,000.

On December 1, 2004, OncoVista-Sub sold 300,000 shares of common stock for cash consideration of $600,000.

Item 27. Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of October 26, 2007, by and between Aviation Upgrade Technologies, Inc., OncoVista, Inc. and OncoVista Acquisition Corp.(1)
2.2	Copy of Certificate of Merger dated November 13, 2007. (2)
3.1	Certified copy of the Articles of Incorporation of the Registrant.(2)
3.2	Bylaws.(3)
3.3	Certificate of Change of the Registrant.(4)
5.1	Opinion of Parsons Behle & Latimer.+
10.1	Executive Employment Agreement dated as of October 1, 2004, by and between OncoVista, Inc. and Alexander L. Weis, Ph.D.(2)
10.2	Executive Employment Agreement dated as of January 15, 2005, by and between OncoVista, Inc. and Corey Levenson, Ph.D.(2)
10.3	Employment Agreement dated as of August 22, 2005, by and between OncoVista, Inc. and Robert Patterson.(2)
10.4	Employment Agreement dated as of January 1, 2005, by and between OncoVista, Inc. and Tamos Bakos, Ph.D.(2)
10.5	Employment Agreement dated as of July 3, 2006, by and between OncoVista, Inc. and Jeanne Kay Noel.(6)
10.6	Lease Agreement between OncoVista, Inc. and Lipitek International, Inc. dated January 1, 2005.(2)
10.7	Investment and Stock Purchase Agreement dated September 7, 2005 between AdnaGen AG, BioMed Venture GmbH, individual stockholders of AdnaGen AG and OncoVista, Inc.(9)
10.8	Stock Purchase Option Agreement dated as of September 7, 2005 between AdnaGen AG, BioMed Venture GmbH, individual stockholders of AdnaGen AG and OncoVista, Inc.(9)

10.9	Agreement and Plan of Merger between Aengus Pharmaceuticals, Inc., OncoVista-Aengus, Inc. and OncoVista, Inc. dated as of November 7, 2005.(8)
10.10	License Agreement dated as of December 30, 2004 between AdnaGen AG and Gen-Probe Inc.(6)
10.11	Amendment to License Agreement between AdnaGen AG and Gen-Probe, Inc. effective June 30, 2006.(6)
10.12	License Agreement between Boston Medical Center Corporation and Aengus Pharmaceuticals, Inc.(9)
10.13	Assumption of Obligations of License Agreement and Consent to Transfer License Agreement between Boston Medical Center Corporation and OncoVista-Aengus, Inc. (6)
10.14	License Agreement dated November 21, 2003 between Oxigene, Inc. and Aengus Pharmaceuticals, Inc.(6)
10.15	Consent and Agreement to Assign License Agreement between Oxigene Inc. and OncoVista Aengus Pharmacueticals, Inc. dated December ___, 2005.(6)
10.16	License Agreement effective as of October 13, 2004 between Lipitek International, Inc. and OncoVista, Inc.(6)
10.17	Patent License effective May 1, 2005 between Technology Innovations, LLC and OncoVista, Inc.(6)
10.18	License Agreement effective as of October 13, 2004 between Technology Innovations, LLC. and OncoVista, Inc. (6)
10.19	License Agreement between AdnaGen AG and Innogenetics N.V.(6)
10.20	Distribution Agreement dated January 29, 2007 between Innogenetics and AdnaGen AG.(6)
10.21	Purchase Agreement dated as of November 17, 2005 between Lipitek International, Inc. and OncoVista, Inc.(6)
10.22	Securities Purchase Agreement, dated as of August 16, 2007.(5)
10.23	Form of Subscription Agreement between OncoVista, Inc. and purchasers of units in the OncoVista private placement that closed on August 15, 2007.(6)

10.24	Form of Registration Rights Letter between OncoVista, Inc. and purchasers of units in the OncoVista private placement that closed on August 15, 2007.(6)
10.25	Form of Warrant issued to purchasers of units in the OncoVista private placement that closed in August 15, 2007.(6)
10.26	Form of Lock-Up Agreement.(6)
10.27	Letter Agreement dated July 11, 2007 between OncoVista, Inc. and Maxim Group, LLC.(6)
10.28	Warrant dated August 15, 2007 issued to Maxim Group, LLC.(6)
10.29	Form of Subscription Agreement.(6)
10.30	2004 Stock Option Plan.(6)
10.31	2007 Stock Option Plan.(6)
10.32	2007 Stock Option Plan for Independent and Non-Employee Directors.(6)

10.33	License Agreement by and between OncoVista, Inc. and OSI Pharmaceuticals, Inc.(7)

10.34	Subscription Agreement, dated November 27, 2007, between OncoVista, Inc. and OSI Pharmaceuticals, Inc.(7)

10.35	Investors’ Rights Agreement, dated November 27, 2007, between OncoVista, Inc. and OSI Pharmaceuticals, Inc.(7)

10.36	Stockholders Agreement, dated November 27, 2007, between OncoVista, Inc., OSI Pharmaceuticals, Inc., and Alexander L. Weis.(7)

10.37	Stock Purchase Warrant dated November 27, 2007.(7)

10.38	Stock Purchase Warrant dated November 27, 2007. (7)

10.39	Executive Employment Agreement dated as of January 1, 2008 between Aviation Upgrade Technologies, Inc. and J. Michael Edwards.(10)

21.1	List of Subsidiaries.*
23.1	Consent of Berman & Company P.A.*
23.2	Consent of Parsons Behle & Latimer (included in Exhibit 5.1)+

*	Filed herewith.
+	To be filed by amendment.

(1)	Filed as an exhibit to the Current Report on Form 8-K filed on October 29, 2007 with the Commission and incorporated by reference herein.

(2)	Filed as an exhibit to the Current Report on Form 8-K filed on November 13, 2007 with the Commission and incorporated by reference herein.

(3)	Filed as an exhibit to Form 10-SB filed on December 7, 1999 with the Commission and incorporated by reference herein.

(4)	Filed as an exhibit to the Current Report on Form 8-K filed on October 24, 2007 with the Commission and incorporated by reference herein.

(5)	Filed as an exhibit to the Current Report on Form 8-K filed August 22, 2007 with the Commission and incorporated by reference herein.

(6)	Filed as an exhibit to Current Report on Form 8-K/A filed on November 19, 2007 with the Commission and incorporated by reference herein.

(7)	Filed as an exhibit to Current Report on Form 8-K on December 3, 2007, with the Commission and incorporated by reference herein.

(8)	We will file the referenced exhibit by amendment to the Current Report on Form 8-K on November 13, 2007 with the Commission.

(9)
We will file the referenced exhibit by amendment to the Current Report on Form 8-K filed on November 13, 2007 with the Commission and intend to seek confidential treatment with respect to portions of the referenced exhibit.

(10)	Filed as an exhibit to Current Report on Form 8-K filed on January 8, 2008 with the Commission and incorporated by reference herein.

Item 28. Undertakings

The undersigned registrant hereby undertakes to:

(a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	Include any additional or changed material information on the plan of distribution.

(b) For determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

(c)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d)  For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by the undersigned registrant’s director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas on January 9, 2008.

ONCOVISTA INNOVATIVE THERAPIES, INC.

By:	/s/ Alexander L. Weis
Name: Alexander L. Weis, Ph.D.
Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander L. Weis, Corey Levenson and Michael Edwards, and each of them acting individually, as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Alexander L. Weis	Director	January 9, 2008
Alexander L. Weis, Ph.D.

/s/ Michael Edwards	Chief Financial Officer	January 9, 2008
J. Michael Edwards	(Principal Accounting Officer)

/s/ Corey Levenson	Chief Technology Officer	January 9, 2008
Corey Levenson	and Director

/s/ Jim Wemett	Director	January 9, 2008
Jim Wemett

/s/ William Brock	Director	January 9, 2008
William Brock

/s/ Alexander Ruckdaeschel	Director	January 9, 2008
Alexander Ruckdaeschel

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of October 26, 2007, by and between Aviation Upgrade Technologies, Inc., OncoVista, Inc. and OncoVista Acquisition Corp.(1)
2.2	Copy of Certificate of Merger dated November 13, 2007. (2)
3.1	Certified copy of the Articles of Incorporation of the Registrant.(2)
3.2	Bylaws.(3)
3.3	Certificate of Change of the Registrant.(4)
5.1	Opinion of Parsons Behle & Latimer.+
10.1	Executive Employment Agreement dated as of October 1, 2004, by and between OncoVista, Inc. and Alexander L. Weis, Ph.D.(2)
10.2	Executive Employment Agreement dated as of January 15, 2005, by and between OncoVista, Inc. and Corey Levenson, Ph.D.(2)
10.3	Employment Agreement dated as of August 22, 2005, by and between OncoVista, Inc. and Robert Patterson.(2)
10.4	Employment Agreement dated as of January 1, 2005, by and between OncoVista, Inc. and Tamos Bakos, Ph.D.(2)
10.5	Employment Agreement dated as of July 3, 2006, by and between OncoVista, Inc. and Jeanne Kay Noel.(6)
10.6	Lease Agreement between OncoVista, Inc. and Lipitek International, Inc. dated January 1, 2005.(2)
10.7	Investment and Stock Purchase Agreement dated September 7, 2005 between AdnaGen AG, BioMed Venture GmbH, individual stockholders of AdnaGen AG and OncoVista, Inc.(9)
10.8	Stock Purchase Option Agreement dated as of September 7, 2005 between AdnaGen AG, BioMed Venture GmbH, individual stockholders of AdnaGen AG and OncoVista, Inc.(9)

10.9	Agreement and Plan of Merger between Aengus Pharmaceuticals, Inc., OncoVista-Aengus, Inc. and OncoVista, Inc. dated as of November 7, 2005.(8)
10.10	License Agreement dated as of December 30, 2004 between AdnaGen AG and Gen-Probe Inc.(6)
10.11	Amendment to License Agreement between AdnaGen AG and Gen-Probe, Inc. effective June 30, 2006.(6)
10.12	License Agreement between Boston Medical Center Corporation and Aengus Pharmaceuticals, Inc.(9)
10.13	Assumption of Obligations of License Agreement and Consent to Transfer License Agreement between Boston Medical Center Corporation and OncoVista-Aengus, Inc. (6)
10.14	License Agreement dated November 21, 2003 between Oxigene, Inc. and Aengus Pharmaceuticals, Inc.(6)
10.15	Consent and Agreement to Assign License Agreement between Oxigene Inc. and OncoVista Aengus Pharmacueticals, Inc. dated December ___, 2005.(6)
10.16	License Agreement effective as of October 13, 2004 between Lipitek International, Inc. and OncoVista, Inc.(6)
10.17	Patent License effective May 1, 2005 between Technology Innovations, LLC and OncoVista, Inc.(6)
10.18	License Agreement effective as of October 13, 2004 between Technology Innovations, LLC. and OncoVista, Inc.(6)
10.19	License Agreement between AdnaGen AG and Innogenetics N.V.(6)
10.20	Distribution Agreement dated January 29, 2007 between Innogenetics and AdnaGen AG.(6)
10.21	Purchase Agreement dated as of November 17, 2005 between Lipitek International, Inc. and OncoVista, Inc. (6)
10.22	Securities Purchase Agreement, dated as of August 16, 2007.(5)
10.23	Form of Subscription Agreement between OncoVista, Inc. and purchasers of units in the OncoVista private placement that closed on August 15, 2007.(6)

10.24	Form of Registration Rights Letter between OncoVista, Inc. and purchasers of units in the OncoVista private placement that closed on August 15, 2007.(6)
10.25	Form of Warrant issued to purchasers of units in the OncoVista private placement that closed in August 15, 2007.(6)
10.26	Form of Lock-Up Agreement.(6)
10.27	Letter Agreement dated July 11, 2007 between OncoVista, Inc. and Maxim Group, LLC.(6)
10.28	Warrant dated August 15, 2007 issued to Maxim Group, LLC.(6)
10.29	Form of Subscription Agreement.(6)
10.30	2004 Stock Option Plan.(6)
10.31	2007 Stock Option Plan.(6)
10.32	2007 Stock Option Plan for Independent and Non-Employee Directors.(6)

10.33	License Agreement by and between OncoVista, Inc. and OSI Pharmaceuticals, Inc.(7)

10.34	Subscription Agreement, dated November 27, 2007, between OncoVista, Inc. and OSI Pharmaceuticals, Inc.(7)

10.35	Investors’ Rights Agreement, dated November 27, 2007, between OncoVista, Inc. and OSI Pharmaceuticals, Inc. (7)

10.36	Stockholders Agreement, dated November 27, 2007, between OncoVista, Inc., OSI Pharmaceuticals, Inc., and Alexander L. Weis.(7)

10.37	Stock Purchase Warrant dated November 27, 2007. (7)

10.38	Stock Purchase Warrant dated November 27, 2007. (7)

10.39	Executive Employment Agreement dated as of January 1, 2008 between Aviation Upgrade Technologies, Inc. and J. Michael Edwards. (10)

21.1	List of Subsidiaries.*
23.1	Consent of Berman & Company P.A.*
23.2	Consent of Parsons Behle & Latimer (included in Exhibit 5.1)+

*	Filed herewith.
+	To be filed by amendment.

(1)	Filed as an exhibit to the Current Report on Form 8-K filed on October 29, 2007 with the Commission and incorporated by reference herein.

(2)	Filed as an exhibit to the Current Report on Form 8-K filed on November 13, 2007 with the Commission and incorporated by reference herein.

(3)	Filed as an exhibit to Form 10-SB filed on December 7, 1999 with the Commission and incorporated by reference herein.

(4)	Filed as an exhibit to the Current Report on Form 8-K filed on October 24, 2007 with the Commission and incorporated by reference herein.

(5)	Filed as an exhibit to the Current Report on Form 8-K filed August 22, 2007 with the Commission and incorporated by reference herein.

(6)	Filed as an exhibit to Current Report on Form 8-K/A filed on November 19, 2007 with the Commission and incorporated by reference herein.

(7)	Filed as an exhibit to Current Report on Form 8-K on December 3, 2007, with the Commission and incorporated by reference herein.

(8)	We will file the referenced exhibit by amendment to the Current Report on Form 8-K on November 13, 2007 with the Commission.

(9)
We will file the referenced exhibit by amendment to the Current Report on Form 8-K filed on November 13, 2007 with the Commission and intend to seek confidential treatment with respect to portions of the referenced exhibit.

(10)	Filed as an exhibit to Current Report on Form 8-K filed on January 8,2008 with the Commission and incorporated by reference herein.